                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Under Rule 14a-12

                 BANGOR HYDRO-ELECTRIC COMPANY
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                                 N/A
      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/X/        Fee paid previously with preliminary materials: $39,026.15
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount previously paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing party:
                ----------------------------------------------------------
           (4)  Date filed:
                ----------------------------------------------------------

                                     [LOGO]

                    PROPOSED MERGER--YOUR VOTE IS IMPORTANT

Dear Bangor Hydro-Electric Company Shareholder:

    You are cordially invited to attend a special meeting of shareholders of Bangor Hydro-Electric Company, which will be held at the Pilot's Grill restaurant, Hammond Street, Bangor, Maine, on Tuesday, October 24, 2000 at 10:00 A.M. (local time).

    At this important meeting, we will ask you to approve an Agreement and Plan of Merger by and among Bangor Hydro-Electric Company and Emera Incorporated. Under the merger agreement, a wholly-owned indirect subsidiary of Emera will merge with and into Bangor Hydro. In effect, Bangor Hydro will become a wholly-owned subsidiary of Emera.

    If the merger is completed, each share of Bangor Hydro common stock you own will entitle you to receive U.S. $26.50 in cash, without interest (subject to upward adjustment in certain circumstances if the merger is not completed on or prior to June 29, 2001).

    YOUR VOTE IS VERY IMPORTANT. In order to complete the merger, we need both participation by shareholders sufficient to secure a quorum, and a majority of the votes represented by the outstanding shares of Bangor Hydro common stock and preferred stock, acting together as a class, voting in favor of the merger. Failure to secure a quorum on the date set for the special meeting would require an adjournment that would cause us to incur considerable additional expense. Only shareholders of record of Bangor Hydro at the close of business on September 18, 2000 are entitled to attend the special meeting and vote.

    Whether or not you plan to attend the special meeting, please take the time to vote by completing the enclosed proxy card and returning it in the enclosed addressed envelope. The accompanying envelope requires no postage if mailed in the United States. If you sign, date and mail your proxy card without indicating how you want to vote, your shares will be voted "FOR" the approval of the merger agreement. If you fail to submit a proxy or if you abstain from voting, it will have the effect of a vote "AGAINST" the approval of the merger agreement. You may revoke your proxy at any time before the vote is taken by delivering a written revocation to the Clerk of Bangor Hydro, completing a later-dated proxy and returning it to Bangor Hydro's shareholder services representative, or to your broker if your shares are held by a broker, or by attending the special meeting in person and notifying the Clerk of Bangor Hydro that you wish to revoke your proxy.

    The accompanying proxy statement contains answers to frequently asked questions and a summary description of the merger, followed by a more detailed discussion of the merger and other related matters. WE ENCOURAGE YOU TO READ THE ENTIRE PROXY STATEMENT CAREFULLY.

    THE BANGOR HYDRO BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF BANGOR HYDRO AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                                         Sincerely,

                                         /s/ Robert S. Briggs

                                         Robert S. Briggs
                                         President and Chief Executive Officer

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE MERGER, OR DETERMINED THAT THIS PROXY STATEMENT IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

    Bangor Hydro has furnished all the information in this proxy statement concerning Bangor Hydro, and Emera has furnished all the information concerning Emera.

    This proxy statement is dated September 15, 2000 and was first mailed to shareholders on or about September 18, 2000.

                         BANGOR HYDRO-ELECTRIC COMPANY
                                33 STATE STREET
                              BANGOR, MAINE 04401
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 24, 2000

                            DATE: SEPTEMBER 15, 2000

To the Shareholders of Bangor Hydro-Electric Company:

    The board of directors of Bangor Hydro-Electric Company is pleased to provide you with notice of, and cordially invites you to attend in person or by proxy, a special meeting of shareholders which will be held at the Pilot's Grill restaurant, Hammond Street, Bangor, Maine, on Tuesday, October 24, 2000 at
10:00 A.M. (local time) for the following purposes:

1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of June 29, 2000, attached as Appendix A to the accompanying proxy statement, providing for the merger of a wholly-owned indirect subsidiary of Emera Incorporated, with and into Bangor Hydro. As a result of this merger, Bangor Hydro will become a wholly-owned subsidiary of Emera. In the merger, Bangor Hydro shareholders will be entitled to receive U.S. $26.50 in cash, without interest, for each share of Bangor Hydro common stock owned (subject to upward adjustment in certain circumstances if the merger is not completed on or prior to June 29, 2001); and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

    Bangor Hydro shareholders who do not vote their shares in favor of the merger agreement and who file with Bangor Hydro, prior to or at the special meeting, a written objection to the merger will be entitled to assert dissenters' rights under Maine law. If the merger agreement is approved and these dissenting shareholders make a written demand for payment within 15 days after the merger is approved, these shareholders will receive a cash payment representing the fair value of the shares of Bangor Hydro common stock they currently hold, and not the consideration payable in the merger. A copy of the sections of Maine law that govern this process is attached as Appendix C to the accompanying proxy statement.

    Only Bangor Hydro shareholders at the close of business on September 18, 2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A complete list of shareholders entitled to vote at the special meeting will be available at that meeting for inspection by any shareholder. Approval of the merger agreement will require a majority of the votes represented by the outstanding shares of Bangor Hydro common stock and preferred stock, acting together as a class, voting in favor of the merger.

    THE BANGOR HYDRO BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF BANGOR HYDRO AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE MERGER AGREEMENT AT THE SPECIAL MEETING.

    Please sign, date and return the accompanying proxy card in the enclosed addressed envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the vote is taken, in accordance with the instructions set out on page 13 of the accompanying proxy statement.

    Please do not send stock certificates with your proxy card.

                                          By Order of the Board of Directors,

                                          /s/ Andrew Landry

                                          Andrew Landry
                                          Clerk

                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...      4

SUMMARY.....................................................      5

  The Companies.............................................      5
  The Special Meeting.......................................      5
  Share Ownership of Management.............................      5
  The Merger................................................      6
  Surrender of Certificates and Payment for Shares..........      6
  Background to and Reasons for the Merger..................      6
  Recommendation to Shareholders............................      6
  Opinion of Bangor Hydro's Financial Advisor...............      6
  Conditions to the Merger..................................      6
  Regulatory Approvals......................................      7
  Certain Covenants.........................................      7
  Termination...............................................      7
  Material Federal Income Tax Consequences..................      8
  Interests of Certain Persons in the Merger................      8
  Dissenters' Rights of Appraisal...........................      8
  Selected Consolidated Financial Data......................      9
  Price of Bangor Hydro Common Stock and Dividends..........     10
  Bangor Hydro Dividends....................................     10

THE COMPANIES...............................................     11

  Emera Incorporated........................................     11
  Bangor Hydro-Electric Company.............................     11

THE SPECIAL MEETING.........................................     12

  Purpose, Time and Place...................................     12
  Record Date, Voting Power and Vote Required...............     12
  Ownership of Voting Stock by Management...................     13
  Voting of Proxies.........................................     13
  Revocability of Proxies...................................     13
  Solicitation of Proxies...................................     13

THE MERGER..................................................     15

  General Description of the Merger.........................     15
  Background to the Merger..................................     15
  Bangor Hydro's Reasons for the Merger.....................     17
  Opinion of Bangor Hydro's Financial Advisor...............     18
  Effective Time............................................     22
  Articles of Incorporation and By-laws.....................     22
  Regulatory Approvals......................................     23
  Injunctions...............................................     25
  Effects of the Merger.....................................     25
  Interests of Certain Persons in the Merger................     26
  Material Federal Income Tax Consequences of the Merger....     28
  Rights of Dissenting Shareholders.........................     29

                                                                PAGE
                                                              --------
THE MERGER AGREEMENT........................................     32

  General...................................................     32
  Corporate Governance Matters..............................     32
  Conversion of Bangor Hydro Shares.........................     32
  Exchange of Stock for Cash................................     33
  Representations and Warranties............................     34
  Covenants.................................................     35
  Additional Agreements.....................................     38
  Conditions................................................     42
  Termination, Amendment, Waiver and Submission to
    Jurisdiction............................................     43

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................     46

INDEPENDENT PUBLIC ACCOUNTANTS..............................     47

SHAREHOLDER PROPOSALS FOR THE YEAR 2001 ANNUAL MEETING......     47

WHERE YOU CAN FIND MORE INFORMATION.........................     47

                                   APPENDICES

APPENDIX A:             Agreement and Plan of Merger, dated as of June 29, 2000

APPENDIX B:             Opinion of Salomon Smith Barney Inc., dated June 29, 2000

APPENDIX C:             Sections 908 and 909 of the Maine Business Corporation Act

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  WHAT WILL HAPPEN IN THE PROPOSED TRANSACTION?

A. A wholly-owned indirect subsidiary of Emera Incorporated will merge with and into Bangor Hydro-Electric Company. As a result, Bangor Hydro will become a wholly-owned subsidiary of Emera.

Q. WHY DID THE BANGOR HYDRO BOARD OF DIRECTORS DECIDE THAT THIS MERGER IS THE BEST WAY TO MAXIMIZE SHAREHOLDER VALUE NOW?

A. The Bangor Hydro board of directors believes that the merger is in the best interests of Bangor Hydro and its shareholders. The price of U.S. $26.50 per share of Bangor Hydro common stock to be paid by Emera represents a premium of approximately 75% over the U.S. $15.13 per share closing price of Bangor Hydro common stock the day immediately preceding the announcement of the merger on June 30, 2000, and exceeds Bangor Hydro's all-time high closing share price of U.S. $24.13. The board of directors believes that the merger consideration to be paid by Emera exceeds the shareholder value that Bangor Hydro could reasonably be expected to achieve through remaining independent or pursuing other alternatives. The Bangor Hydro board of directors determined that Bangor Hydro's small size, and the possibility of further shrinkage of its revenue base as additional aspects of its business become subject to competition, would make it increasingly difficult to maintain regulated rates at reasonable levels and attract capital on reasonable terms. The board of directors believes that Emera and its principal subsidiary, Nova Scotia Power Incorporated, represent a good fit for Bangor Hydro. Nova Scotia Power serves a geographical area like Bangor Hydro's, and its management has experience operating a utility with challenges similar to those faced by Bangor Hydro. In turn, Bangor Hydro's management and employees have experience doing business with Canadian utility companies. The Bangor Hydro board of directors believes that the merger will provide future benefits to Bangor Hydro's customers and employees as the best practices of both firms are implemented.

    Please read the more detailed description of Bangor Hydro's reasons for the merger on pages 17 to 18.

Q.  WHAT WILL I RECEIVE IN THE MERGER?

A. In exchange for each share of Bangor Hydro common stock you own, you will have the right to receive U.S. $26.50 in cash, without interest (subject to upward adjustment in certain circumstances if the merger is not completed on or prior to June 29, 2001).

    Please read the more detailed description of the consideration to be received in the merger on pages 32 to 33.

Q.  WILL I STILL BE A SHAREHOLDER OF BANGOR HYDRO AFTER THE MERGER?

A. No. In the merger, you will receive cash in exchange for all of your shares of Bangor Hydro common stock. Following the merger, Bangor Hydro will be a wholly-owned subsidiary of Emera and its shares will be delisted from the New York Stock Exchange.

Q.  HOW WILL THE MERGER AFFECT MY FUTURE DIVIDENDS?

A. After the merger becomes effective, you will not own any shares of Bangor Hydro common stock on which to receive dividends. Until the merger becomes effective, you will continue to receive regular quarterly dividends on your shares of Bangor Hydro common stock. If the merger does not become effective between a record date and payment date of a regular quarterly dividend, Bangor Hydro may declare and pay a special dividend on Bangor Hydro common stock, at the then current quarterly rate, for the period between that payment date and a special record date prior to the date the merger becomes effective.

Q. WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS?

A. You will be taxed on your receipt of the cash given to you for your shares of Bangor Hydro common stock to the extent that the amount of cash you receive exceeds your tax basis in those shares. Please read the more detailed description of federal income tax consequences on pages 28 and 29.

    THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q.  WHAT DO I NEED TO DO NOW?

A. After you carefully read and consider the information contained in this document, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. That way, your Bangor Hydro shares can be represented at the special meeting of shareholders.

    If a broker holds your shares as nominee, you will receive a voter information form from your broker.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. NO. DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. If the merger is approved and completed, you will receive written instructions for exchanging your Bangor Hydro stock certificates. You must follow those instructions and return your stock certificates accordingly. You will receive your cash payment as soon as practicable after your Bangor Hydro stock certificates are received along with the other documents requested in those instructions.

Q.  WHO MUST APPROVE THE MERGER?

A. - Bangor Hydro's board of directors (already approved);

    - Emera's board of directors (already approved); and

    - A majority of the votes represented by the outstanding shares of Bangor Hydro common stock and preferred stock, acting together as a class, voting in favor of the merger.

    We must also obtain some regulatory approvals for the merger as discussed below.

    Bangor Hydro and Emera cannot complete the merger without the affirmative vote of shareholders described above. Your vote is very important.

    THE BANGOR HYDRO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" APPROVAL OF THE MERGER AGREEMENT.

Q.  DO THE SHAREHOLDERS OF EMERA VOTE ON THE MERGER?

A. No. Only Bangor Hydro shareholders vote on the merger.

Q.  WHAT EFFECT WILL THE MERGER HAVE ON BANGOR HYDRO'S CUSTOMERS AND EMPLOYEES?

A. We believe that the merger will have no adverse impact on customers, and provides the potential for benefits in the future. Operations and employment at Bangor Hydro are expected to be largely unaffected by the merger.

Q.  WHEN DOES BANGOR HYDRO EXPECT TO COMPLETE THE MERGER?

A. We are working to complete all aspects of the merger as quickly as possible. Currently, we expect to complete the merger by the first quarter of 2001.

Q. WHAT HAPPENS IF I DO NOT INSTRUCT A BROKER HANDLING MY SHARES ON HOW TO VOTE ON THE MERGER?

A. If a broker holds your shares of Bangor Hydro common stock as nominee, he or she will not be able to vote them without instructions from you. You will receive a voter information form from your broker. If you do not instruct your broker on how to vote, your shares will have the effect of a vote "AGAINST" the merger agreement.

Q.  WHAT HAPPENS IF I DO NOT RETURN MY PROXY OR IF I ABSTAIN FROM VOTING?

A. If you do not return your proxy or if you abstain from voting, your shares will have the effect of a vote "AGAINST" the merger agreement.

Q.  CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED AND DATED PROXY CARD?

A. Yes. You may revoke your proxy at any time before your shares are voted. Please refer to the instructions on how to revoke your proxy set out on page 13.

Q.  WHAT REGULATORY APPROVALS ARE NEEDED FOR THE MERGER?

A. The merger must be approved by the Maine Public Utilities Commission and the Federal Energy Regulatory Commission. Additional filings must be made with the Federal Communications Commission, the Committee on Foreign Investment in the United States and the U.S. federal antitrust authorities. Emera may also be required to obtain the approval of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935. Unless an exemption is available, Emera will be required to register with the SEC as a holding company.

    Please read the more detailed description of the regulatory approvals on pages 23 to 25.

Q.  ON WHAT OTHER MATTERS WILL I VOTE AT THE SPECIAL MEETING?

A. We are not aware of any other matters on which you will be asked to vote at the special meeting, except possibly procedural items relating to the conduct of the special meeting.

Q.  WHO CAN ADDRESS ANY ADDITIONAL QUESTIONS I HAVE?

A. Andrew Landry of Bangor Hydro-Electric Company, 33 State Street, Bangor, Maine 04401.

    Telephone: (207) 945-5621.
    Email: dlandry@bhe.com

    For questions on proxy card matters, please contact Bangor Hydro's shareholder services representative, Boston EquiServe, Proxy Department, P.O. Box 9381, Boston, Massachusetts 02205-9381.

    Telephone: (800) 736-3001.

Q.  WHERE CAN I FIND MORE INFORMATION ABOUT BANGOR HYDRO?

A. Various sources described under "Where You Can Find More Information" on pages 47 to 48 of this document provide further information.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

    Bangor Hydro has made forward-looking statements in this document (and in documents incorporated by reference) that are subject to risks and uncertainties. These statements include information concerning possible or assumed future financial condition, results of operations and businesses of Bangor Hydro. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions.

    These forward-looking statements are subject to numerous assumptions, risks and uncertainties. The following are some of the factors that may cause actual results to differ from the results indicated in the forward-looking statements:

    - the risk of a significant delay in the expected completion of the merger;

    - the risk that government authorities may impose unfavorable terms as a condition of the merger;

    - developments in the legislative, regulatory and competitive environments in which Bangor Hydro or Emera operate;

    - future economic conditions; and

    - other considerations that may be disclosed from time to time in Bangor Hydro's or Emera's publicly disseminated documents or filings.

    The areas of risk described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this proxy statement by Bangor Hydro or anyone acting on its behalf. Except for its ongoing obligations to disclose material information under the federal securities laws, Bangor Hydro undertakes no obligation to release publicly any revisions to any forward-looking statements to report events or circumstances after the date of this proxy statement or the occurrence of unanticipated events.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION IN THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THE ENTIRE PROXY STATEMENT, THE DOCUMENTS INCORPORATED BY REFERENCE AND THE OTHER DOCUMENTS TO WHICH IT REFERS, BEFORE YOU DECIDE HOW TO VOTE. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 47 OF THIS DOCUMENT. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM. ("WE" AND "OUR" AS USED IN THIS DOCUMENT REFERS TO BANGOR HYDRO-ELECTRIC COMPANY.)

THE COMPANIES

EMERA INCORPORATED
(PAGE 11)

    Emera Incorporated was organized under the laws of the Province of Nova Scotia, Canada in 1998. Until July 10, 2000, Emera operated its businesses under the name "NS Power Holdings Incorporated."

    Emera, through its various subsidiaries, is a diversified energy and services company. Emera is the parent of Nova Scotia Power Incorporated, a wholly-owned, fully-integrated, regulated electric utility with $2.8 billion of assets, that serves 440,000 customers in Nova Scotia. Nova Scotia Power is the primary electricity supplier in Nova Scotia, providing the vast majority of the generation, transmission and distribution of electricity in the province. Emera also has subsidiaries that distribute fuel oil products and own a 12.5% equity investment in the Maritimes & Northeast Pipeline which transports natural gas from offshore gas fields near Nova Scotia to markets in Maritime Canada and the northeastern United States.

    A wholly-owned indirect subsidiary of Emera will be formed by Emera solely for the purpose of completing the merger with Bangor Hydro.

BANGOR HYDRO-ELECTRIC COMPANY
(PAGES 11 TO 12)

    Bangor Hydro-Electric Company is an electric utility company serving approximately 107,000 customers in Eastern Maine. Bangor Hydro also has subsidiaries which provide security alarm services and fiber optic network services.

THE SPECIAL MEETING
(PAGES 12 TO 14)

    The special meeting of Bangor Hydro shareholders will be held at the Pilot's Grill restaurant, Hammond Street, Bangor, Maine, on Tuesday, October 24, 2000, at 10:00 A.M. (local time).

    At the special meeting, we will ask you to approve the merger agreement. For the merger to proceed, we must obtain a majority of the votes represented by the outstanding shares of Bangor Hydro common stock and preferred stock, acting together as a class, voting in favor of the merger.

    Only the shareholders of Bangor Hydro at the close of business on the record date, September 18, 2000 will be entitled to notice of the special meeting and only those shareholders may vote.

    Each share of Bangor Hydro common stock carries one-twelfth of one vote, and each share of Bangor Hydro preferred stock carries one vote. On September 11, 2000, 660,958 votes were eligible to be cast at the special meeting. Of this number, 613,618 votes are eligible to be cast by holders of common stock and 47,340 votes by holders of preferred stock.

SHARE OWNERSHIP OF MANAGEMENT
(PAGE 46)

    At the close of business on September 11, 2000, the directors and executive officers of Bangor Hydro and their affiliates beneficially owned less than 1% of the shares of Bangor Hydro issued and outstanding. Bangor Hydro expects that all of these directors and executive officers will vote their shares "FOR" the approval of the merger agreement.

THE MERGER
(PAGES 15 TO 31)

    Under the merger agreement, a to-be-formed wholly-owned indirect subsidiary of Emera will merge with and into Bangor Hydro. Bangor Hydro will continue as the surviving company, and will continue to conduct its businesses as a wholly-owned subsidiary of Emera.

    In the merger, each share of Bangor Hydro common stock will be converted into the right to receive U.S. $26.50 in cash, without interest (sometimes referred to in this document as the merger consideration), subject to adjustment as described below. Each outstanding share of Bangor Hydro preferred stock will remain outstanding as one share of preferred stock of the surviving company. Holders of Bangor Hydro warrants outstanding at the effective time of the merger will thereafter be entitled to receive, upon exercise of each warrant, the merger consideration less the exercise price.

    If the closing of the merger does not occur on or prior to June 29, 2001, and all conditions to closing have been satisfied or are capable of being satisfied except the receipt by Emera of any necessary authorizations from the SEC under the Public Utility Holding Company Act, and/or any other necessary governmental approvals to be obtained by Emera, then the per share merger consideration will be increased by an amount equal to U.S. $0.003 for each day after that date up to and including the day before the closing of the merger.

    The merger agreement is attached as Appendix A to this document. We encourage you to read it carefully. It is the legal document that governs the merger.

SURRENDER OF CERTIFICATES AND PAYMENT FOR SHARES
(PAGE 33)

    After the merger, you will no longer have your usual rights as a Bangor Hydro shareholder. Your sole right in any shares of Bangor Hydro common stock you held immediately before the merger will be to receive the merger consideration of U.S. $26.50 per share. You will receive letters of transmittal for use in surrendering stock certificates and obtaining payment for surrendered shares promptly after the merger is completed. Do not surrender any certificates until you receive the letter of transmittal and instructions.

BACKGROUND TO AND REASONS FOR THE MERGER
(PAGES 15 TO 18)

    You should review the factors that the Bangor Hydro board of directors considered when deciding whether to approve the merger.

RECOMMENDATION TO SHAREHOLDERS
(PAGE 17)

    The Bangor Hydro board of directors has determined that the merger is in the best interests of Bangor Hydro and its shareholders and unanimously recommends that you approve the merger agreement at the special meeting.

OPINION OF BANGOR HYDRO'S FINANCIAL ADVISOR
(PAGES 18 TO 22)

    In connection with the merger, the Bangor Hydro board of directors received a written opinion from Salomon Smith Barney Inc. as to the fairness, from a financial point of view, of the merger consideration to the holders of Bangor Hydro common stock. The full text of Salomon Smith Barney's written opinion dated June 29, 2000 is attached to the back of this document as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

    SALOMON SMITH BARNEY'S OPINION IS ADDRESSED TO THE BANGOR HYDRO BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

CONDITIONS TO THE MERGER
(PAGES 42 TO 43)

    Completion of the merger depends upon the satisfaction of a number of conditions. In addition to customary conditions relating to compliance with the merger agreement, these conditions include the following:

    - approval of the merger agreement by Bangor Hydro shareholders;

    - absence of any injunction, legal restraints or prohibitions preventing the consummation of the merger; and

    - compliance with the requirements set forth below under "Regulatory Approvals."

REGULATORY APPROVALS
(PAGES 23 TO 25)

    To complete the merger, Bangor Hydro and Emera must obtain appropriate approvals from various federal and state regulatory agencies, including the Maine Public Utilities Commission and the Federal Energy Regulatory Commission. Additional filings must be made with the Federal Communications Commission, the Committee on Foreign Investment in the United States and the U.S. federal antitrust authorities. Emera may also be required to obtain the approval of the SEC under the Public Utility Holding Company Act. Unless an exemption is available, Emera will be required to register with the SEC as a holding company.

CERTAIN COVENANTS
(PAGES 35 TO 38)

    Bangor Hydro has agreed not to solicit or encourage any proposal from any person to acquire Bangor Hydro or its assets, but, until the time that the Bangor Hydro shareholders approve the merger, it may consider, subject to compliance with certain procedures, unsolicited proposals that it receives.

TERMINATION
(PAGES 43 TO 45)

    The merger agreement may be terminated:

    - at any time prior to the closing, by mutual written consent of the boards of directors of Bangor Hydro and Emera;

    - by either Bangor Hydro or Emera, if the merger has not become effective by June 29, 2001; provided, that if the only barrier to closing is that the requisite regulatory approvals have not been obtained, then the termination date will be extended to December 29, 2001;

    - by either Emera or Bangor Hydro, if the approval of Bangor Hydro shareholders is not obtained;

    - by either Emera or Bangor Hydro, if any law, order, rule or regulation is adopted or issued which effectively prohibits the merger, or if any final and nonappealable order, judgment, or decree issued by a governmental authority permanently restrains, enjoins or prohibits the merger;

    - by Bangor Hydro, in order to accept a third-party proposal concerning another business combination, if the Bangor Hydro board of directors determines, based upon the advice of outside counsel, that it is necessary pursuant to its fiduciary duties that the board of directors reconsider Bangor Hydro's binding commitment to consummate an agreement of the nature of the merger agreement as a result of the third-party proposal; provided, that before so terminating, Bangor Hydro and its financial and legal advisors must negotiate with Emera to adjust the terms and conditions of the merger agreement so as to enable Bangor Hydro to proceed with the merger;

    - by either Bangor Hydro or Emera, if there is a material breach by the other of any representation, warranty, agreement or covenant contained in the merger agreement, and any such breach has not been cured within 20 days after receipt of notice in writing from the other, specifying the nature of such breach and requesting that it be remedied; or

    - by Emera, if the Bangor Hydro board of directors withdraws or modifies its approval or recommendation of the merger agreement or the transactions contemplated therein (in a manner adverse to Emera), approves or recommends a competing acquisition proposal, or resolves to take any of the foregoing actions.

    We must pay Emera a termination fee of $9.0 million plus up to $1.5 million for reimbursement of expenses if the merger agreement is terminated for any of the following reasons:

    - we become the target of a competing acquisition proposal and our board of directors determines in good faith, based upon the advice of outside counsel, that termination of the merger agreement is necessary to act consistently with its fiduciary duties; or

    - if, at a time when a competing acquisition proposal is pending, the merger agreement is terminated (i) by Emera because the approval of our shareholders was not obtained, (ii) by Emera if our board of directors withdraws or modifies its approval or recommendation of the merger agreement in a manner adverse to Emera, or approves or recommends a competing acquisition proposal, or (iii) by Bangor Hydro if the merger does not become effective by June 29, 2001 (or December 29, 2001 if the termination date is extended as permitted under the merger agreement); provided that in each case, we enter into a definitive agreement with respect to the competing acquisition proposal within 1 year of termination.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
(PAGES 28 TO 29)

    The merger will be a taxable transaction for you. For United States Federal income tax purposes, you will generally recognize a gain or loss in an amount equal to the difference between the amount of cash you receive in exchange for your shares of Bangor Hydro common stock and your adjusted tax basis in your Bangor Hydro shares.

    THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
(PAGES 26 TO 28)

    When you consider the recommendation of the Bangor Hydro board of directors, you should be aware that some members of the board of directors and executives will receive benefits or have interests that may be different from yours as a shareholder. For example, at least 4 of Bangor Hydro's directors will be appointed as directors of the surviving company, and as promptly as reasonably practicable after the consummation of the merger, one of Bangor Hydro's directors will be appointed as a director of Emera. Moreover, most of Bangor Hydro's officers will be the initial officers of, and will hold their current positions with, the surviving company. Some Bangor Hydro executives have change of control agreements which could be triggered by the merger, and some Bangor Hydro employees may receive payments as an incentive to remain with Bangor Hydro through the closing of the merger or for the successful completion of the merger.

    The members of the Bangor Hydro board of directors were aware of these additional interests and considered them when they approved the merger agreement.

DISSENTERS' RIGHTS OF APPRAISAL
(PAGES 29 TO 31)

    Dissenters' rights of appraisal permit shareholders to receive cash equal to the fair value of their shares rather than the consideration they would receive under the merger agreement. Under Maine law, Bangor Hydro shareholders are entitled to assert dissenters' rights of appraisal in the merger. Therefore, if you follow the procedures required by Maine law and you dissent from the merger agreement, but the merger agreement is approved by Bangor Hydro shareholders and the merger is completed, you will receive a cash payment representing the fair value of the shares of Bangor Hydro common stock you hold. The fair value of your shares may not be the same as the consideration payable under the merger agreement. The relevant provisions of Maine law governing this process are attached as Appendix C to this document.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following sets forth selected consolidated financial data of Bangor Hydro. This information does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, Bangor Hydro's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, including the financial statements and related notes, filed with the SEC and incorporated by reference in this document. See "Where You Can Find More Information" on page 47.

    The selected consolidated financial data as of and for each year in the five-year period ended December 31, 1999 have been derived from Bangor Hydro's audited financial statements. The selected consolidated financial data as of and for the six months ended June 30, 1999 and 2000 have been derived from Bangor Hydro's unaudited interim financial statements.

                                                   SIX MONTHS ENDED
                                                       JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                  -------------------   ----------------------------------------------------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                    2000       1999       1999       1998       1997       1996       1995
                                                  --------   --------   --------   --------   --------   --------   --------
Consolidated Income Statement Data:
Operating Revenues..............................  $ 98,684   $ 97,521   $197,995   $195,144   $187,324   $187,374   $184,914

Operating Income................................  $ 12,959   $ 18,388   $ 36,158   $ 35,136   $ 23,789   $ 36,241   $ 23,669
Net Income (Loss)...............................  $  5,277   $  7,664   $ 18,281   $ 11,465   $   (387)  $ 11,283   $  4,336
Earnings (Loss) Per Share of Common Stock:
  Basic.........................................  $   0.70   $   0.97   $   2.33   $   1.39   $  (0.24)  $   1.33   $   0.36
  Diluted.......................................  $   0.62   $   0.86   $   2.08   $   1.33   $  (0.24)  $   1.33   $   0.36
Average Number of Shares Outstanding For
Calculation of Earnings Per Share:
  Basic.........................................     7,363      7,363      7,363      7,363      7,363      7,336      7,265
  Diluted.......................................     8,236      8,308      8,348      7,693      7,363      7,366      7,265
Dividends Declared Per Common Share.............  $   0.40   $   0.15   $   0.45         --         --   $   2.04   $   0.87
Balance Sheet Data (at the end of the period):
Total Assets....................................  $531,559   $562,816   $543,950   $605,688   $600,583   $556,629   $556,076
Long-term Debt-Net..............................  $165,185   $206,487   $183,300   $263,028   $221,643   $274,221   $288,075
Common Shareholders' Equity.....................  $134,751   $124,782   $132,722   $118,864   $106,558   $108,321   $103,192
Book Value Per Common Share.....................  $  18.30   $  16.95   $  18.02   $  16.14   $  14.47   $  14.71   $  14.13

                PRICE OF BANGOR HYDRO COMMON STOCK AND DIVIDENDS

    Bangor Hydro's common stock is traded on the New York Stock Exchange under the symbol "BGR."

    The following table provides trading and dividend information for Bangor Hydro common stock for the periods indicated based on a calendar year. All of the prices set forth in this section are as reported on the New York Stock Exchange Composite Transaction Tape, based on published financial sources.

                                                             DIVIDENDS     SHARE PRICE RANGE
                                                             DECLARED      HIGH          LOW
                                                             ---------   --------      --------
1998
First Quarter..............................................    $0.00      $ 8.63        $ 6.13
Second Quarter.............................................     0.00        9.13          7.69
Third Quarter..............................................     0.00       10.94          7.94
Fourth Quarter.............................................     0.00       12.81          9.00

1999
First Quarter..............................................    $0.00      $14.31        $12.56
Second Quarter.............................................     0.15       16.38         11.88
Third Quarter..............................................     0.15       16.94         15.75
Fourth Quarter.............................................     0.15       17.31         15.00

2000
First Quarter..............................................    $0.20      $17.38        $12.56
Second Quarter.............................................    $0.20      $23.44        $14.38
Third Quarter through September 11, 2000...................    $0.00      $24.44        $23.38

    The table below shows the closing prices for Bangor Hydro common stock on June 29, 2000, the last full trading day before the public announcement of the proposed merger, and on September 11, 2000, the most recent date for which quotations were available prior to the printing of this document.

DATE                                                            HIGH       LOW       CLOSE
----                                                          --------   --------   --------
June 29, 2000                                                  $15.13     $14.75     $15.13
September 11, 2000                                             $24.25     $24.19     $24.19

    We urge you to obtain current market quotations for Bangor Hydro common stock.

    BANGOR HYDRO DIVIDENDS

    The merger agreement does not restrict Bangor Hydro's ability to declare and pay regular quarterly dividends on its common stock prior to the completion of the merger. Beginning on the first regular quarterly dividend payment date in 2001, Bangor Hydro may increase the rate of its regular quarterly dividends up to $0.25 per quarter. If the merger does not become effective between a record date and payment date of a regular quarterly dividend, Bangor Hydro may declare and pay a special dividend on its common stock, at the then current quarterly rate, for the period between such payment date and a special record date prior to the date the merger becomes effective.

                                 THE COMPANIES

    EMERA INCORPORATED
    P.O. BOX 910
    1894 Barrington Street
    Halifax, Nova Scotia
    Canada B3J 2W5
    (902) 428-6520

    Emera was organized under the laws of the Province of Nova Scotia, Canada in 1998. Until July 10, 2000, Emera operated its businesses under the name "NS Power Holdings Incorporated."

    Emera, through its various subsidiaries, is a diversified energy and services company. Emera is the parent of Nova Scotia Power Incorporated, a wholly-owned, fully-integrated, regulated electric utility with $2.8 billion of assets, that serves 440,000 customers in Nova Scotia. Nova Scotia Power is the primary electricity supplier in Nova Scotia, providing the vast majority of the generation, transmission and distribution of electricity in the province. Emera is pursuing growth and diversification outside of its core electric business by leveraging assets, including strong customer relationships and operational expertise, into new lines of business, complementary to Emera's existing energy and services portfolio. Emera has expanded its energy product line to include distribution of a wide range of fuel oil products and related products and services. Emera, through NSP Pipeline Inc. and Scotia Power U.S., Ltd., two of its wholly-owned subsidiaries, has a 12.5% equity investment in the Maritimes & Northeast Pipeline which transports Sable Island natural gas to markets in Maritime Canada and the northeastern United States.

    A corporation organized under the laws of a state of the United States will be formed by Emera as a wholly-owned subsidiary solely for the purpose of completing the merger with Bangor Hydro.

    BANGOR HYDRO-ELECTRIC COMPANY
    33 State Street
    Bangor, Maine 04401
    (207) 945-5621

    Bangor Hydro-Electric Company is a public utility primarily engaged in the transmission and distribution of electric energy in Eastern Maine. Bangor Hydro serves approximately 107,000 customers in portions of the Maine counties of Penobscot, Hancock, Washington, Waldo, Piscataquis and Aroostook. Since 1971, Bangor Hydro, along with the major investor-owned utilities of New England, has been a party to the New England Power Pool Agreement, an agreement that provides for joint planning and operation of generating and transmission facilities in New England. Bangor Hydro's common stock is listed on the New York Stock Exchange.

    Bangor Hydro's principal subsidiaries are as follows:

    1. Bangor Var Co., Inc., a wholly-owned subsidiary of Bangor Hydro which holds a 50% interest in Chester SVC Partnership. Chester SVC Partnership owns, and acts as a financing vehicle for, a static var compensator, which provides transmission reinforcement to the regional transmission system that allows the Hydro-Quebec Phase II transmission line in New Hampshire to operate simultaneously with another line that interconnects the New England transmission system with the transmission system in New Brunswick, Canada.

    2. Bangor Energy Resale, Inc., a wholly-owned subsidiary of Bangor Hydro that permits Bangor Hydro's use of a power sales agreement as collateral for a bank loan.

    3. CareTaker, Inc., a wholly-owned subsidiary of Bangor Hydro that provides security alarm services.

    4. Bangor Fiber Company, Inc., a wholly-owned subsidiary of Bangor Hydro that supplies fiber optic communications cable to communications companies and cable service providers and provides other related activities.

    Bangor Hydro also owns minority interests in the following corporations:

    1. Bangor Hydro owns 7% of the outstanding common stock of Maine Yankee Atomic Power Company, a company which owns and, prior to its permanent closure in 1997, operated an 880 MW nuclear generating plant in Wiscasset, Maine. Maine Yankee is in the process of being decommissioned.

    2. Bangor Hydro has a 14.2% ownership interest in Maine Electric Power Company, Inc., a corporation that owns and operates electric transmission facilities from Wiscasset, Maine to the Maine-New Brunswick border.

                              THE SPECIAL MEETING

    PURPOSE, TIME AND PLACE

    The Bangor Hydro board of directors is soliciting proxies in the accompanying form for use at a special meeting of Bangor Hydro shareholders to be held on Tuesday, October 24, 2000 at 10:00 A.M. (local time) at the Pilot's Grill restaurant, Hammond Street, Bangor, Maine (and at any adjournment or postponement of that meeting).

    The purpose of the special meeting is to vote upon the proposal to approve the merger agreement. Under the merger agreement, Bangor Hydro will become a wholly-owned subsidiary of Emera and each holder of Bangor Hydro common stock will receive their share of the consideration being paid by Emera for Bangor Hydro common stock (I.E., U.S. $26.50 per share, in cash, without interest, subject to adjustment).

    RECORD DATE, VOTING POWER AND VOTE REQUIRED

    Only holders of record of Bangor Hydro shares at the close of business
(5:00 P.M., local time) on September 18, 2000, the record date, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on September 11, 2000, 7,363,424 shares of Bangor Hydro common stock and 47,340 shares of Bangor Hydro preferred stock were issued and outstanding and entitled to vote at the special meeting. Each share of Bangor Hydro preferred stock is entitled to one vote and each share of Bangor Hydro common stock is entitled to one-twelfth of one vote, on any matter that may properly come before the special meeting. Votes may be cast at the special meeting in person or by proxy. See "Voting of Proxies" below. The presence at the special meeting, either in person or by proxy, of the holders of a majority of all of the outstanding Bangor Hydro shares entitled to vote is necessary to constitute a quorum. If a quorum is not present at the special meeting, a majority of the shares that are represented, in person or by proxy, may adjourn or postpone the meeting.

    A majority of the votes represented by the outstanding shares of Bangor Hydro common stock and preferred stock, acting together as a class, voting in favor of the merger, is required to approve the merger agreement. Abstentions and broker non-votes (I.E., shares held by brokers as nominees for shareholders who have not instructed their broker how to vote and the broker or nominee does not have discretionary voting power on that proposal) will be counted as present for purposes of establishing a quorum. Abstentions and broker non-votes will have the effect of a vote "AGAINST" the merger agreement.

    OWNERSHIP OF VOTING STOCK BY MANAGEMENT

    At the close of business on September 11, 2000, Bangor Hydro's directors and executive officers and their affiliates beneficially owned 25,088 shares of Bangor Hydro common stock and 28 shares of preferred stock, which represents less than 1% of the shares of Bangor Hydro issued and outstanding. Bangor Hydro currently expects that all of the directors and executive officers of Bangor Hydro will vote their shares "FOR" approval of the merger agreement.

    VOTING OF PROXIES

    Bangor Hydro shares represented by properly signed and dated proxies received in time for the special meeting will be voted in the manner specified by the proxies. If your proxy is properly signed and dated but does not contain voting instructions, your proxy will be voted "FOR" the approval of the merger agreement. Your proxy also confers discretionary authority on the proxies to vote on any other matter not currently known to management that may properly come before the special meeting. We do not expect that any matter other than the approval of the merger agreement and possibly procedural items relating to the conduct of the special meeting will be brought before the special meeting.

    If you have Bangor Hydro shares registered in different names, you will receive a separate proxy card for each registration. All of these shares will be voted in accordance with the instructions on the proxy card. If your Bangor shares are held by a broker as nominee, you will receive a voter information form from your broker.

    The grant of a proxy on the enclosed proxy card does not preclude you from voting in person.

    REVOCABILITY OF PROXIES

    If you exercise a proxy, you have the power to revoke it at any time before it is voted:

    - by delivering a written revocation to Andrew Landry, Clerk, Bangor Hydro-Electric Company, 33 State Street, Bangor, Maine 04401;

    - by completing a later-dated proxy and returning to Bangor Hydro's shareholder services representative, Boston EquiServe, Proxy Department, P.O. Box 9381, Boston, Massachusetts 02205-9381, if you sent your original proxy there, or to your broker if your shares are held by a broker; or

    - by attending the special meeting in person and revoking your proxy orally by notifying the Clerk of Bangor Hydro.

    Additional proxy cards are available from Bangor Hydro or Boston EquiServe, or your broker, if your shares are held by a broker.

    Attendance at the special meeting will not by itself constitute revocation of a proxy. If you attend the special meeting, you may revoke your proxy and vote in person by informing the Clerk of Bangor Hydro that you wish to revoke a previously-submitted proxy.

    We do not expect to adjourn the special meeting for a period long enough to require setting a new record date for the special meeting. If an adjournment occurs, it will have no effect on the ability of the Bangor Hydro shareholders of record as of the record date either to exercise their voting rights or to revoke any previously-submitted proxies.

    SOLICITATION OF PROXIES

    Bangor Hydro will bear the costs of soliciting proxies from Bangor Hydro shareholders and the cost of printing and mailing this proxy statement.

    In addition to solicitation by mail, the directors, officers and employees of Bangor Hydro and its subsidiaries may solicit proxies from Bangor Hydro shareholders either by telephone or in person. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation of proxies.

    Arrangements will also be made with banks, brokers and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Bangor Hydro shares held of record by these persons. Bangor Hydro will reimburse theses parties for reasonable out-of-pocket expenses incurred in forwarding the solicitation materials.

    We have retained Corporate Investor Communications, Inc. to help solicit proxies. Corporate Investor Communications will receive a fee that we expect will not exceed $6,000 as compensation for its basic solicitation services, plus additional charges for any telephone solicitation services, and reimbursement of its out-of-pocket expenses. Bangor Hydro has agreed to indemnify Corporate Investor Communications against certain liabilities arising from its engagement.

    YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARDS.

    NO VOTE IS REQUIRED FOR EMERA SHAREHOLDERS. The shareholders of Emera need not approve the merger agreement. Thus, no one is soliciting proxies from Emera shareholders.

                                   THE MERGER

    THE DISCUSSION IN THIS PROXY STATEMENT OF THE MERGER AND THE PRINCIPAL TERMS OF THE MERGER AGREEMENT IS QUALIFIED BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE.

    GENERAL DESCRIPTION OF THE MERGER

    On June 29, 2000, Bangor Hydro and Emera entered into an Agreement and Plan of Merger. The merger agreement sets forth the terms of a merger in which a to-be-formed wholly-owned indirect subsidiary of Emera will merge with and into Bangor Hydro. Bangor Hydro will be the surviving company, and will continue to conduct its businesses as a wholly-owned subsidiary of Emera. After the merger, you will cease to have any equity interest in Bangor Hydro, will not have the opportunity to participate in the earnings and growth of Bangor Hydro, and will not have any right to vote on corporate matters. Similarly, you will not face the risk of losses generated by Bangor Hydro's operations or decline in the value of Bangor Hydro after the merger.

    In the merger, each outstanding share of Bangor Hydro common stock (other than shares that are held by Bangor Hydro shareholders who have not voted in favor of the merger and have properly asserted dissenters' rights, or shares that are owned by Bangor Hydro as treasury stock, or by Emera, if any) will be converted into the right to receive U.S. $26.50 in cash, without interest (sometimes referred to in this document as the merger consideration), subject to adjustment. Each outstanding share of Bangor Hydro preferred stock will remain outstanding as one share of preferred stock of the surviving company, and holders of Bangor Hydro warrants outstanding at the effective time of the merger will thereafter be entitled to receive, upon exercise of each warrant, the merger consideration less the exercise price. The total value of the consideration that Bangor Hydro shareholders will receive in the merger, based on the number of shares of Bangor Hydro common stock outstanding on the date of this proxy statement, is approximately U.S. $195 million. Emera has represented in the merger agreement that it will have the financial resources to complete the merger, and the arrangement of financing by Emera is not a condition to closing the merger. Emera has advised us that it presently has sufficient cash on hand and amounts available to it under existing credit facilities to pay the cash consideration.

    BACKGROUND TO THE MERGER

    In late 1999, Bangor Hydro's management raised with the Bangor Hydro board of directors the potential desirability of exploring a business combination with another company of equal or larger size. This initiative was prompted by three principal factors:

    - Already one of the smaller investor-owned utilities, Bangor Hydro had become even smaller as a result of the sale of its generating assets in 1999 as required by utility restructuring legislation in Maine. The Bangor Hydro board of directors believed that Bangor Hydro's small size, and the possibility of further shrinkage of its revenue base as additional aspects of its business become subject to competition, would make it increasingly difficult to maintain regulated rates at reasonable levels and attract capital on reasonable terms. Bangor Hydro's ability to manage rate levels and access capital markets would benefit from economies of scale that a larger organization could provide.

    - Bangor Hydro's stock price had recovered somewhat from very depressed levels in 1997, but was still trading below book value even after resumption of payment of a dividend on common stock. Management believed it was possible that a business combination could achieve a significant increase in shareholder value in less time, and with less uncertainty, than through Bangor Hydro continuing as a stand-alone enterprise.

    - From a timing standpoint, management felt that the large number of already-completed consolidations in the electric utility industry in New England suggested that opportunities for favorable transactions might lessen as time goes on.

    Management discussed these issues with the Bangor Hydro board of directors at meetings in November and December 1999. The board of directors authorized management to proceed to solicit indications of interest in a business combination, and expressed the view that the process should include approaches to a wide range of potential partners. The board of directors also approved the retention of Salomon Smith Barney as financial advisor to Bangor Hydro to assist in the solicitation effort. Salomon Smith Barney had regularly provided financial advisory services to Bangor Hydro over the past several years.

    In the period January through April 2000, Bangor Hydro, with the assistance of its legal and financial advisors:

    - developed a list of parties to be invited to receive confidential materials concerning a possible transaction with Bangor Hydro;

    - prepared a confidential information memorandum containing business and financial information about Bangor Hydro; and

    - prepared a form of confidentiality and 18-month standstill agreement that participants in the process would be required to sign as a condition to receiving the confidential information memorandum.

    Beginning in early April 2000, at the direction of the Bangor Hydro board of directors, Salomon Smith Barney and management informally contacted 23 parties to ascertain their interest in a potential combination with Bangor Hydro. In most but not all of the contacts, Bangor Hydro was specifically identified as the potential partner. These parties included other utility companies in the U.S. and Canada as well as a number of financial investors. Bangor Hydro included on the contact list parties with which it had previously had discussions regarding the possibility of an acquisition or merger. None of those previous discussions had resulted in substantive negotiations.

    Of the 23 parties contacted, 13 signed confidentiality agreements and received the confidential information memorandum. On May 4 and May 5, 2000, Bangor Hydro received preliminary, non-binding indications of interest from 6 parties concerning a potential transaction with Bangor Hydro. Five of the indications of interest contemplated the cash purchase of Bangor Hydro's common stock, at prices ranging from approximately U.S. $18.50 to U.S. $24.00 per share. The sixth indication of interest, from a company roughly the same size as Bangor Hydro ("Company A"), contemplated a stock-for-stock merger transaction with an indicated per share value to Bangor Hydro shareholders in the range of U.S. $20.00 to U.S. $24.00.

    On May 9, 2000, the Bangor Hydro board of directors met to consider the preliminary indications of interest. Management recommended that 4 of the parties which had submitted indications of interest be invited to conduct additional due diligence and submit definitive proposals. The remaining 2 indications of interest were from a group and an individual who each proposed to form special-purpose companies to acquire Bangor Hydro in leveraged financial transactions. These proposals were subject to a number of financial and structural uncertainties, and neither of the proposed acquiring parties had previously completed any similar transactions. Accordingly, management recommended that these 2 indications of interest not be pursued. The Bangor Hydro board of directors approved management's recommendations.

    Following the May board of directors meeting, the 4 parties conducted additional due diligence activities, including visits to a document data room established by Bangor Hydro and participation in presentations by Bangor Hydro management. Bangor Hydro's counsel also provided each party with a draft of a proposed merger agreement. During this period, Bangor Hydro's management and advisors conducted similar due diligence activities concerning Company A.

    On June 21, 2000, Emera and Company A submitted definitive proposals, including revised forms of the merger agreement. Emera proposed an all-cash acquisition of Bangor Hydro at a price of U.S. $26.50 per share to Bangor Hydro shareholders, subject to certain regulatory approvals and other customary conditions. Emera's proposal was accompanied by a letter evidencing financing available to close a transaction and was not conditioned upon financing. Company A proposed a stock-for-stock merger transaction with a fixed exchange ratio, at a notional price lower than the Emera proposal. Company A's proposal was subject to, among other things, achieving pooling of interests accounting treatment, qualifying as a tax-free reorganization, receiving the approval of Company A shareholders, and certain regulatory approvals and other conditions. The other two parties which had participated in the second round of due diligence activities chose not to submit definitive proposals.

    On June 23, 2000, the Bangor Hydro board of directors met to consider the two definitive proposals that had been submitted. After discussion of the features and conditions of both proposals, including the consideration offered, the potential volatility of a fixed exchange ratio and the business position and strategy of Company A, the board of directors authorized management to conduct discussions with Emera in order to ascertain whether a definitive merger agreement could be negotiated.

    From June 24 through June 29, Bangor Hydro and Emera and their respective advisors negotiated the final merger agreement. On June 29, 2000, at a special meeting of the Bangor Hydro board of directors, the Bangor Hydro board of directors, with the assistance of Bangor Hydro's advisors, reviewed the terms of the final merger agreement. Also at this meeting, Salomon Smith Barney delivered its opinion to the Bangor Hydro board of directors to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Bangor Hydro common stock. Following discussion, the Bangor Hydro board of directors unanimously determined that the proposed transaction is in the best interests of Bangor Hydro and its shareholders, and approved the merger agreement.

    On June 30, 2000, both Bangor Hydro and Emera issued press releases announcing the transaction.

    BANGOR HYDRO'S REASONS FOR THE MERGER

    In determining that the merger is in the best interests of Bangor Hydro shareholders, the Bangor Hydro board of directors consulted with Bangor Hydro's legal and financial advisors and considered a number of factors, including the following.

    1. The extensive solicitation process undertaken before the execution of the merger agreement, as described under the caption "Background to the Merger" at page 15.

    2. The price of U.S. $26.50 per share of common stock being paid by Emera represents a premium of approximately 75% over the U.S. $15.13 per share closing price of Bangor Hydro common stock on the day immediately preceding the announcement of the merger on June 30, 2000. This price also exceeds Bangor Hydro's all-time high closing share price of U.S. $24.13.

    3. The Bangor Hydro board of directors determined that Bangor Hydro would be unlikely to achieve shareholder value equal to the merger consideration being paid by Emera through remaining independent, through attempted acquisitions or through a merger with a similarly-sized electric utility company. Bangor Hydro's small size, and the possibility of further shrinkage of its revenue base as additional aspects of its business become subject to competition, would make it increasingly difficult to maintain regulated rates at reasonable levels and attract capital on reasonable terms.

    4. The Bangor Hydro board of directors believes that Emera and its principal subsidiary, Nova Scotia Power, represent a good fit for Bangor Hydro. Nova Scotia Power serves a geographical area similar to Bangor Hydro's, and its management has experience operating a utility with challenges similar to those Bangor Hydro faces. In turn, Bangor Hydro's management and employees have experience in doing business with Canadian utility companies. The board of directors believes that the merger will provide future benefits to customers and employees as the best practices of both firms are implemented.

    5. The Bangor Hydro board of directors considered the financial presentation of Salomon Smith Barney, including its written opinion dated June 29, 2000, as to the fairness, from a financial point of view, of the merger consideration to the holders of Bangor Hydro common stock, as described below under the caption "Opinion of Bangor Hydro's Financial Advisor."

    6. The Bangor Hydro board of directors determined that Emera is financially capable of completing the merger.

    7. The Bangor Hydro board of directors took into account the terms and conditions of the merger agreement, including those relating to the ability of the Bangor Hydro board of directors to consider unsolicited offers from third parties prior to approval of the merger agreement by Bangor Hydro shareholders.

    8. The merger agreement requires the affirmative vote of a majority of the votes represented by the outstanding shares of Bangor Hydro common stock and preferred stock, acting together as a class, voting in favor of the merger, which, following the distribution of this proxy statement, allows for an informed vote of Bangor Hydro's public shareholders on the transaction.

    The Bangor Hydro board of directors has also considered (i) the risk that the merger would not be consummated, (ii) the effect of the public announcement of the merger on Bangor Hydro's ability to retain employees, and on the trading price of Bangor Hydro common stock, (iii) the substantial time and effort that will be required of management to complete the merger, (iv) the possible long-term impacts of the merger on Bangor Hydro employees, and (v) the possibility that certain provisions of the merger agreement might have the effect of discouraging other persons potentially interested in a combination with Bangor Hydro from pursuing such an opportunity (E.G. Bangor Hydro's potential obligation to pay to Emera a termination fee and the provision whereby Bangor Hydro is prohibited from discussing such opportunities once Bangor Hydro's shareholders have voted to approve the merger agreement). The board of directors concluded that the potential benefits of the merger outweigh these considerations.

    In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the Bangor Hydro board of directors did not find it practicable to, and did not, quantify, rank or otherwise attempt to assign relative weights to the foregoing factors. The board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. While the foregoing discussion of the information and factors considered by the Bangor Hydro board of directors is not intended to be all-inclusive, it does constitute a summary of all material information considered by the board of directors in determining to recommend approval of the merger agreement.

    OPINION OF BANGOR HYDRO'S FINANCIAL ADVISOR

    Bangor Hydro has retained Salomon Smith Barney to act as its exclusive financial advisor in connection with the merger. In connection with its engagement, Bangor Hydro requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the holders of Bangor Hydro common stock of the consideration to be received in the merger. On June 29, 2000, at a meeting of the Bangor Hydro board of directors held to evaluate the merger, Salomon Smith Barney delivered to the board of directors its written opinion to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Bangor Hydro common stock.

    In arriving at its opinion, Salomon Smith Barney:

    - reviewed the merger agreement;

    - held discussions with Bangor Hydro's senior officers, directors and other representatives and advisors and with Emera's senior officers and other representatives and advisors concerning Bangor Hydro's business, operations and prospects;

    - examined publicly available business and financial information relating to Bangor Hydro;

    - examined financial forecasts and other information and data for Bangor Hydro which Bangor Hydro's management provided to or otherwise discussed with Salomon Smith Barney;

    - reviewed the financial terms of the merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Bangor Hydro common stock, the financial condition and historical and projected earnings and other operating data of Bangor Hydro, and the capitalization of Bangor Hydro;

    - considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the merger;

    - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Bangor Hydro;

    - at Bangor Hydro's request, approached and held discussions with third parties to solicit indications of interest in the possible acquisition of Bangor Hydro; and

    - conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data that it reviewed or considered. With respect to financial forecasts and other information and data, Bangor Hydro's management advised Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Bangor Hydro's management as to Bangor Hydro's future financial performance. Salomon Smith Barney assumed, with Bangor Hydro's consent, that in the course of obtaining the necessary regulatory approvals for the merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the merger to Bangor Hydro. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of Bangor Hydro's assets or liabilities, contingent or otherwise, and did not make any physical inspection of Bangor Hydro's properties or assets.

    Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Bangor Hydro or the effect of any other transaction in which Bangor Hydro might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between Bangor Hydro and Emera. Bangor Hydro imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

    THE FULL TEXT OF SALOMON SMITH BARNEY'S WRITTEN OPINION DATED JUNE 29, 2000, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS APPENDIX B AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. SALOMON SMITH BARNEY'S OPINION IS ADDRESSED TO THE BANGOR HYDRO BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

    In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Bangor Hydro. No company, transaction or business used in those analyses as a comparison is identical to Bangor Hydro or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

    The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

    Salomon Smith Barney's opinion and analyses were only one of many factors considered by the Bangor Hydro board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors or management with respect to the merger consideration or the merger.

    The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated June 29, 2000:

      SELECTED COMPANIES ANALYSIS.

    Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of the following four selected publicly traded companies in the electric utility industry:

    - NSTAR

    - The United Illuminating Company

    - Madison Gas and Electric Company

    - Maine Public Service Company

    All multiples were based on closing stock prices on June 27, 2000. Estimated financial data for Bangor Hydro were based on internal estimates of Bangor Hydro's management and estimated financial data for the selected companies were based on publicly available research analysts' estimates. Salomon Smith Barney compared the market values of Bangor Hydro and the selected companies as multiples of book value as of March 31, 2000 and estimated calendar years 2000 and 2001 net income. Salomon Smith Barney then applied a range of selected multiples derived from the selected companies of book value as of March 31, 2000 and estimated calendar years 2000 and 2001 net income to corresponding financial data of Bangor Hydro in order to derive an implied equity reference range for Bangor Hydro. This analysis resulted in an implied equity reference range for Bangor Hydro of approximately U.S. $14.00 to U.S. $20.00 per share, as compared to the merger consideration of U.S. $26.50 per share.

      PRECEDENT TRANSACTIONS ANALYSIS.

    Using publicly available information, Salomon Smith Barney reviewed the implied purchase price multiples paid or proposed to be paid in the following 10 selected merger and acquisition transactions in the electric utility industry:

               TARGET                                      ACQUIROR
               ------                                      --------
           -   CMP Group, Inc.                             Energy East Corporation
           -   The Empire District Electric Company        UtiliCorp United Inc.
           -   St. Joseph Light & Power Company            UtiliCorp United Inc.
           -   Eastern Utilities Associates                New England Electric System
           -   Commonwealth Energy System                  BEC Energy
           -   Upper Peninsula Energy Corporation          WPS Resources Corporation
           -   ESELCO, Inc.                                Wisconsin Energy Corporation
           -   WPL Holdings, Inc.                          Interstate Power Company
           -   Conowingo Power Company                     Delmarva Power & Light Company
           -   Southwestern Electric Service Company       Texas Utilities Company

    Salomon Smith Barney compared purchase prices paid or proposed to be paid in the selected transactions as multiples of latest book value and current calendar year and next calendar year net income. All multiples were based on publicly available financial information for the selected transactions. Salomon Smith Barney then applied a range of selected multiples derived from the selected transactions of latest book value and current calendar year and next calendar year net income to the book value as of March 31, 2000 and estimated calendar years 2000 and 2001 net income of Bangor Hydro in order to derive an implied equity reference range for Bangor Hydro. This analysis resulted in an implied equity reference range for Bangor Hydro of approximately U.S. $22.00 to U.S. $28.00 per share, as compared to the merger consideration of U.S. $26.50 per share.

      DISCOUNTED CASH FLOW ANALYSIS.

    Salomon Smith Barney performed a discounted cash flow analysis of Bangor Hydro to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that Bangor Hydro could generate for fiscal years 2000 through 2004, based on internal estimates of Bangor Hydro's management. The range of estimated terminal values for Bangor Hydro was calculated by applying terminal value multiples of 9.5x to 13.5x to Bangor Hydro's estimated calendar year 2004 net income. The present value of the cash flows and terminal values were calculated using discount rates ranging from 7.0% to 8.0%. This analysis resulted in an implied equity reference range for Bangor Hydro of approximately U.S. $19.50 to U.S. $26.31 per share, as compared to the merger consideration of U.S. $26.50 per share.

      OTHER FACTORS.

    In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

    - historical market prices and trading volumes of Bangor Hydro common stock and Emera common stock and the relationship between movements in Bangor Hydro common stock, movements in an index comprised of the common stock of the selected companies and movements in the Philadelphia Utility Index; and

    - publicly available business and financial information relating to Emera.

      MISCELLANEOUS.

    Under the terms of its engagement, Bangor Hydro has agreed to pay Salomon Smith Barney for its financial advisory services upon completion of the merger an aggregate fee based on a percentage of the total consideration payable in the merger. The fee payable to Salomon Smith Barney is currently estimated to be approximately $4.4 million. Bangor Hydro also has agreed to reimburse Salomon Smith Barney for reasonable travel and other expenses incurred by Salomon Smith Barney in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

    In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Bangor Hydro and Emera for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates have in the past provided investment banking services to Bangor Hydro unrelated to the merger, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Bangor Hydro, Emera and their respective affiliates.

    Bangor Hydro selected Salomon Smith Barney as its exclusive financial advisor based on Salomon Smith Barney's experience, expertise and familiarity with Bangor Hydro and its business. Salomon Smith Barney is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    EFFECTIVE TIME

    The merger will become effective when the parties to the merger agreement file articles of merger with the Secretary of the State of Maine in accordance with the Maine Business Corporation Act, or at a later time that Emera and Bangor Hydro may specify in the articles of merger.

    The merger will not become effective before the date of the special meeting of Bangor Hydro shareholders. If the merger agreement is approved at the special meeting, the effective time of the merger will occur as promptly as possible after satisfaction or waiver of the remaining conditions to the merger contained in the merger agreement, including the receipt of regulatory approvals.

    ARTICLES OF INCORPORATION AND BY-LAWS

    The articles of incorporation, as amended, of Bangor Hydro, as in effect immediately prior to the effective time of the merger, will become the articles of incorporation of the surviving company until they are amended. The by-laws of Bangor Hydro, as in effect immediately prior to the effective time of the merger, will be the by-laws of the surviving company until they are amended.

    REGULATORY APPROVALS

    The parties must comply with federal and state regulatory requirements before they can complete the merger. Although there can be no guarantee that the parties will obtain the requisite consents or approvals on a timely basis, or at all, we believe that the necessary approvals can be obtained in sufficient time to allow the merger to be completed by the first quarter of 2001. A discussion of the principal regulatory requirements follows.

      MAINE PUBLIC UTILITIES COMMISSION.

    Under Maine law, the approval of the Maine Public Utilities Commission is required for the indirect transfer of control of Bangor Hydro resulting from the merger, under a standard that requires a finding that the merger is consistent with the interests of Bangor Hydro's customers and investors. In addition, in rendering a decision, the Maine Public Utilities Commission must find that it can continue to adequately regulate the reorganized utility. Bangor Hydro expects to be able to satisfy these standards. Under Maine law, once an application for approval is filed, the Maine Public Utilities Commission must act definitively within 180 days of the date of filing. Bangor Hydro and Emera filed a joint petition with the Maine Public Utilities Commission to approve the merger on August 4, 2000. Bangor Hydro expects the Maine Public Utilities Commission's order to be issued by February 1, 2001.

    Bangor Hydro can give no assurance that the necessary Maine Public Utilities Commission approvals will be obtained in a timely manner, or at all. Moreover, we cannot guarantee that the Maine Public Utilities Commission approvals will not include terms or conditions specifically relating to the merger that, in the reasonable judgment of Emera, could be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the surviving company and its subsidiaries taken as a whole if the merger were consummated. If so, Emera will not be obligated to complete the merger.

      THE PUBLIC UTILITY HOLDING COMPANY ACT.

    Section 4 of the Public Utility Holding Company Act generally prohibits any holding company that is not registered under Section 5 of the Public Utility Holding Company Act from conducting business in interstate commerce. As a result, Emera expects that if it completes its acquisition of Bangor Hydro, it will have to register with the SEC as a public utility holding company unless an exemption is determined to be available. Emera is currently exploring the possibility of claiming an exemption.

    The Public Utility Holding Company Act imposes restrictions on registered holding companies. Among these restrictions are requirements that the SEC approve certain securities issuances, sales and acquisitions of utility assets or securities of utility companies, and acquisitions of an interest in any other business. The Public Utility Holding Company Act also limits the ability of registered holding companies to engage in non-utility ventures and regulates transactions between various affiliates within holding company systems, including the provision of services by holding company affiliates to the system's utilities.

    In connection with the merger and the acquisition by Emera of all the outstanding shares of Bangor Hydro common stock, Emera may also be required to obtain the prior approval of the SEC under the Public Utility Holding Company Act, unless the nature of Bangor Hydro's participation in two of its affiliates can serve as the basis for a conclusion by Emera's counsel that Bangor Hydro itself should not be regarded as a holding company under the Public Utility Holding Company Act. Emera's counsel is in the process of considering this issue. Section 9(a)(2) of the Public Utility Holding Company Act requires an entity owning, directly or indirectly, 5% or more of the outstanding voting securities of a public utility company to obtain the approval of the SEC prior to acquiring a direct or indirect interest in 5% or more of the voting securities of any additional public utility company. In the merger, Emera will be indirectly acquiring Bangor Hydro and may be deemed to be acquiring Bangor Hydro's other public utility subsidiaries.

    If prior SEC approval is required, under the applicable standards of the Public Utility Holding Company Act, the SEC must determine whether:

    - the merger would tend towards detrimental interlocking relations or a detrimental concentration of control of public utilities;

    - the consideration to be paid in connection with the merger is reasonable;

    - the merger would unduly complicate the capital structure or be detrimental to the proper functioning of Emera's holding company system; or

    - the merger would violate applicable state law, or be detrimental to the carrying out of the integration provisions of the Public Utility Holding Company Act.

    Emera and Bangor Hydro believe that if SEC approval is required, the SEC will approve the merger. However, Emera and Bangor Hydro can give no assurance that the necessary SEC approvals will be obtained in a timely manner, or at all. Moreover, Emera and Bangor Hydro cannot guarantee that the SEC approvals will not include terms or conditions that, in the reasonable judgment of Emera, would be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Emera and its subsidiaries taken as a whole or the surviving company and its subsidiaries taken as a whole. If so, Emera will not be obligated to complete the merger.

      FEDERAL ENERGY REGULATORY COMMISSION.

    Under Section 203 of the Federal Power Act, the Federal Energy Regulatory Commission has jurisdiction when a public utility sells or otherwise disposes of facilities that are subject to its jurisdiction. A disposition is deemed made when there is a change of control of the public utility that owns the facilities. Bangor Hydro is subject to the jurisdiction of the Federal Energy Regulatory Commission as to certain matters, including rates for wholesale purchases, sales of energy and capacity, and transmission services. For this reason, the prior approval of the Federal Energy Regulatory Commission is required in order to complete the merger.

    In reviewing a merger, the Federal Energy Regulatory Commission generally evaluates the effect of a proposed merger on competition and on rates and whether the proposed merger will impair the effectiveness of regulation.

    Bangor Hydro and Emera plan to file a joint application with the Federal Energy Regulatory Commission, requesting that the Federal Energy Regulatory Commission approve the merger. Bangor Hydro and Emera believe that the Federal Energy Regulatory Commission will approve the merger. However, Emera and Bangor Hydro can give no assurance that the necessary Federal Energy Regulatory Commission approvals will be obtained in a timely manner, or at all. Moreover, Emera and Bangor Hydro cannot guarantee that the Federal Energy Regulatory Commission approvals will not include terms or conditions specifically relating to the merger that, in the reasonable judgment of Emera, could be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Emera and its subsidiaries taken as a whole or the surviving company and its subsidiaries taken as a whole. If so, Emera will not be obligated to complete the merger.

      HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976.

    The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, which provide that certain acquisition transactions may not be completed until specified information has been furnished to the Antitrust Division of the

Department of Justice and the Federal Trade Commission and until certain waiting periods have been terminated or have expired. Bangor Hydro and Emera will file notification and report forms with the Federal Trade Commission and the Antitrust Division of the Department of Justice. If the merger is not completed within 12 months after the expiration or earlier termination of the initial HSR Act waiting period, Bangor Hydro and Emera would be required to submit new information to the Antitrust Division and the Federal Trade Commission, and a new waiting period would have to expire or be earlier terminated before the merger could be completed. The expiration or earlier termination of the HSR Act waiting period would not preclude the Antitrust Division or the Federal Trade Commission from challenging the merger on antitrust grounds, either before or after the merger is completed. There can be no assurance that such a challenge, if made, would not be successful. However, neither Bangor Hydro nor Emera believes that the merger will violate federal antitrust laws.

      COMMITTEE ON FOREIGN INVESTMENT IN THE UNITED STATES.

    In the merger, Emera, a Nova Scotia holding company, will be acquiring all of the outstanding common stock of Bangor Hydro. Section 721 of the Defense Production Act of 1950 authorizes the Committee on Foreign Investment in the United States to suspend or prohibit any merger, acquisition or takeover, by or with a foreign person, of a person engaged in interstate commerce in the United States when, in the Committee's view, the foreign interest exercising control over that person might take action that threatens to impair the national security. In reviewing an acquisition, the Committee generally evaluates whether:

    - the acquisition is by or with a foreign person;

    - the acquisition could result in control by a foreign person of a person engaged in interstate commerce in the United States;

    - there is evidence that the foreign interest exercising control over that person might take action that threatens to impair the national security; and

    - the national security is afforded adequate and appropriate protection by provisions of law other than Section 721 and the International Emergency Economic Powers Act.

    Bangor Hydro and Emera plan to submit a joint voluntary notice to the Committee, requesting that the Committee determine not to pursue a formal investigation of the merger. Bangor Hydro and Emera believe that the Committee will determine that the merger does not threaten to impair the national security.

      OBLIGATIONS TO OBTAIN REGULATORY APPROVALS.

    Under the merger agreement, both Emera and Bangor Hydro have agreed to use all commercially reasonable efforts to obtain all regulatory and governmental approvals necessary or advisable to complete the merger.

    INJUNCTIONS

    The obligations of each of Emera and Bangor Hydro to complete the merger is subject to the condition that there is no law, regulation or injunction in effect that would prohibit the completion of the merger.

    EFFECTS OF THE MERGER

    As a result of the merger, Bangor Hydro common stock will no longer be publicly traded, and Emera will become the sole stockholder of Bangor Hydro. Trading in Bangor Hydro common stock on the New York Stock Exchange will cease immediately as of the effective time of the merger. After the effective time of the merger, Bangor Hydro will delist the shares of Bangor Hydro common stock from the New York Stock Exchange and deregister the shares of Bangor Hydro common stock under the Securities and Exchange Act of 1934. Each share of Bangor Hydro preferred stock that is issued and outstanding prior to the effective time of the merger will remain outstanding as one share of preferred stock of the surviving company.

    INTERESTS OF CERTAIN PERSONS IN THE MERGER

    When you consider the recommendation of the Bangor Hydro board of directors to approve the merger, you should be aware that some members of the Bangor Hydro board of directors and officers of Bangor Hydro have interests that may conflict with your own interests as a shareholder. The Bangor Hydro board of directors was aware of these interests and considered them along with other matters in recommending that you vote to approve the merger agreement. For example, at least four of Bangor Hydro's directors will be appointed as directors of the surviving company, and as promptly as reasonably practicable after the consummation of the merger, one of Bangor Hydro's directors will be appointed as a director of Emera. Moreover, the merger agreement provides that the officers of Bangor Hydro immediately before the effective time of the merger will be the initial officers of, and will hold the same positions with, the surviving company from the effective time of the merger until their respective successors are duly elected or appointed and qualified. This provision does not preclude such officers from exercising their rights under existing employment-related agreements, including the change of control provisions discussed below. It is anticipated that Robert S. Briggs, the President, Chief Executive Officer and Chairman of the Board of Bangor Hydro will, on or about the effective time of the merger, terminate his employment with Bangor Hydro and be appointed to fill the above-mentioned director position with Emera. No binding commitments with respect to employment or continuing roles have been entered into between Emera and any of the officers and directors of Bangor Hydro as of the date of this proxy statement. It is possible that such commitments could be formalized, or that the employment or responsibilities of any individual officer of Bangor Hydro could change, before the effective time of the merger.

      CHANGE OF CONTROL AGREEMENTS.

    Bangor Hydro's executive officers, Robert S. Briggs, Paul A. LeBlanc, Carroll R. Lee and Frederick S. Samp, each have agreements with Bangor Hydro containing change of control provisions. The intent of these agreements is to ensure that strategic business transactions, including transactions that may qualify as a change of control under these agreements, are evaluated by Bangor Hydro's management with a view to the best interests of Bangor Hydro shareholders.

    The approval of the merger by Bangor Hydro shareholders would qualify as a change of control under these agreements. These agreements provide that each executive officer is entitled to a severance payment if his employment with Bangor Hydro is terminated within one year of a change of control, either:

    (i) voluntarily by the executive officer (including by early retirement); or

    (ii) involuntarily, other than for death, disability, willful misconduct, or retirement (other than early retirement).

    If his employment is terminated under these circumstances, the executive officer shall be entitled to receive an amount which is equal to twice the average of his annual compensation (base salary plus bonuses) during the three calendar years preceding the date of termination.

    In addition, for two years after the date of termination, the executive officer shall be entitled to receive the same or substantially equivalent health, disability and life insurance coverage as was applicable to the executive officer and his eligible dependents prior to the date of termination.

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
Following such two year period, the executive officer and his eligible dependents shall be entitled to receive the retiree group health insurance coverage that is otherwise available to retirees of Bangor Hydro, at a cost to the executive officer that is no greater than the cost to a retiree of Bangor Hydro; provided, however, that if the executive officer was not eligible for early retirement at the date of his termination, such retiree coverage will not commence until the later of the executive officer's attainment of age 55 or two years after his date of termination.

    If the amounts payable by Bangor Hydro under these agreements or pursuant to the supplemental benefit agreements described below will be subject to the excise tax applicable to "parachute payments" under the U.S. federal tax laws, the executive officer will be entitled to receive an additional payment so that, after payment of such excise tax, he receives a sum equal to the original, intended pre-excise tax payment.

    Mr. Briggs would be entitled to a change of control payment under his agreement upon his expected termination of employment following the closing of the merger. At the time of mailing of this proxy statement, Bangor Hydro is not aware of any other planned departures or retirements of other executive officers such that change of control payments would become payable to them, but any such decisions are within the sole discretion of such executive officers.

      SUPPLEMENTAL BENEFIT AGREEMENTS.

    Messrs. Briggs, LeBlanc, Lee and Samp have entered into supplemental benefit agreements containing change of control provisions. The approval of the merger by Bangor Hydro shareholders would qualify as a change of control under these agreements. These agreements provide that if a change of control occurs prior to the executive officer's termination of employment with Bangor Hydro, he shall have a fully vested and nonforfeitable right to receive the retirement benefits under Bangor Hydro's supplemental executive retirement plan, commencing on or after his attainment of age 55. If the executive officer is less than 55 years of age at the date of his termination following a change of control, he shall be treated as having attained age 55 immediately prior to his termination for the purpose of calculating his benefits.

    Prior to any change of control, Bangor Hydro is required to establish an irrevocable trust for the benefit of the executives party to the supplemental benefit agreements. Bangor Hydro will deposit into the trust cash or other assets having a fair market value equal to the present value of the future annual benefits payable to the executives under the agreements. Additional deposits are required to be made to the trust annually if necessary to maintain the fair market value of the trust assets equal to the present value of the executives' future benefits. The obligations to maintain and fund the trust will survive the merger.

      RETENTION AND SUCCESS PAYMENTS.

    The Bangor Hydro board of directors has authorized the President of Bangor Hydro, in his discretion, to cause Bangor Hydro to enter into stay bonus arrangements with any employee who is not a party to a change of control agreement. Such arrangements would provide cash consideration for the employee's agreement to remain in his or her position of employment through a date following the merger. No such consideration may exceed $50,000 for each employee so compensated without further approval of the Bangor Hydro board of directors. Prior to the closing of the merger, the board of directors may authorize retention payments to employees who are parties to a change of control agreement.

    The Bangor Hydro board of directors may also approve cash awards to officers or employees of Bangor Hydro as incentives to achieve a successful closing of the merger. Such awards would be payable following the consummation of the merger. No such awards have been proposed or approved as of the date of this proxy statement.

      INDEMNIFICATION AND INSURANCE.

    Under the merger agreement, to the extent these individuals are not otherwise indemnified, Emera and the surviving company have agreed to indemnify, from and after the effective time of the merger, each person who was on the date of the merger agreement, or who had been prior to the date of the merger agreement, or who became prior to the effective time of the merger, an officer, director or employee of Bangor Hydro or any of its subsidiaries. This indemnification will cover all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, liabilities or amounts paid in settlement arising out of actions or omissions occurring at or prior to the effective time of the merger that are in whole or in part (i) based on the fact that such person is or was a director, officer or employee of Bangor Hydro or one of its subsidiaries, or (ii) based on the transactions contemplated by the merger agreement. These rights to indemnification will continue for at least six years after the effective time of the merger.

    In addition, for six years after the effective time of the merger, Emera will (i) maintain directors' and officers' liability insurance policies for the benefit of those persons who were covered by the liability insurance policies of Bangor Hydro as of June 29, 2000, on terms that will be no less favorable than the terms of the insurance coverage in effect as of June 29, 2000, or
(ii) provide tail coverage for those persons which provides coverage for a period of six years for acts prior to the effective time of the merger on terms no less favorable than the terms of the insurance coverage in effect as of June 29, 2000.

    MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    We have set out below a summary of the material U.S. federal income tax consequences of the merger applicable to Bangor Hydro shareholders. It does not purport to consider all aspects of U.S. federal income taxation that may be relevant to you. This discussion is based upon the provisions of the Internal Revenue Code, existing and proposed regulations thereunder, and administrative and judicial interpretations of the Internal Revenue Code in effect at the date of this document. Please remember that legislative, judicial and administrative rules and interpretations are subject to change at any time, possibly with retroactive effect, and the following statements and conclusions are therefore subject to change.

    This discussion does not address the tax consequences of the merger to shareholders subject to special tax treatment (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, shareholders who hold their shares of Bangor Hydro common stock as part of a hedge, constructive sale, straddle or conversion transaction, and shareholders who have acquired their shares of Bangor Hydro common stock upon the exercise of employee options or otherwise as compensation or who exercise their dissenters' rights of appraisal), nor does it consider the effect of any foreign, state or local laws or any U.S. federal laws other than those pertaining to federal income tax.

    Your receipt of cash upon the exchange of your shares of Bangor Hydro common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. Generally, you will recognize gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of Bangor Hydro common stock surrendered. If you hold your shares of Bangor Hydro common stock as a capital asset, the gain or loss recognized will constitute a capital gain or loss. Such gain or loss will be a long-term capital gain or loss if your holding period for the shares of Bangor Hydro common stock surrendered exceeds one year. Long-term capital gains recognized by individuals and certain other non-corporate Bangor Hydro shareholders are taxable at a preferential rate for U.S. federal income tax purposes. There are limitations on the extent to which you may deduct capital losses from ordinary income.

    Payments of cash to shareholders will generally be subject to information reporting requirements. "Backup" withholding at a rate of 31% will apply to your payments, unless you furnish your taxpayer identification number (which, for a shareholder who is an individual, is the shareholder's social security number) in the manner prescribed in the applicable U.S. Treasury regulations, certify that such number is correct, certify as to no loss of exemption from backup withholding and meet certain other conditions or are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided that you furnish the required information to the Internal Revenue Service. Such backup withholding can be avoided if you properly complete, in a timely manner, the letter of transmittal that will be mailed to you (in connection with the merger), and you include in that letter your correct taxpayer identification number. See "The Merger Agreement--Exchange of Stock for Cash" at page 33.

    YOUR INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO YOU. THE PARTICULAR FACTS OR CIRCUMSTANCES THAT MAY AFFECT THE CONSEQUENCES TO YOU ARE NOT DISCUSSED HERE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISORS TO DETERMINE THE TAX EFFECT OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, U.S. FEDERAL, STATE, LOCAL OR OTHER TAX LAWS.

    RIGHTS OF DISSENTING SHAREHOLDERS

    If you hold shares of Bangor Hydro common stock and do not wish to accept the merger consideration, then Sections 908 and 909 of the Maine Business Corporation Act provide you with an alternative. Under these sections, you have a right to dissent from the merger and can choose to be paid the fair value of your shares of Bangor Hydro common stock once the merger is completed provided you follow the procedures outlined in the Maine Business Corporation Act. The complete text of these sections is attached as Appendix C to this document.

    If you wish to exercise your dissenter's rights of appraisal or to preserve the right to do so, you should carefully review Appendix C and seek the advice of counsel. If you do not comply with the deadlines and procedures specified in the Maine Business Corporation Act, you may lose your dissenters' rights of appraisal. To exercise these rights, you must satisfy each of the following conditions:

    - You must file with Bangor Hydro, at or prior to the special meeting of Bangor Hydro shareholders, a written objection to the merger.

    - You must not vote in favor of the merger agreement.

    - You must file a written demand for payment of the fair value of your shares of Bangor Hydro common stock within 15 days after the date the merger agreement is approved by the shareholders of Bangor Hydro.

    - You should file your written objection and your demand for payment by mailing them by certified or registered mail to Andrew Landry, Clerk, Bangor Hydro-Electric Company, 33 State Street, Bangor, Maine 04401, or delivering them in person to Bangor Hydro's principal place of business at the same address, to the attention of Andrew Landry, Clerk. The objection and demand for payment must specify your name and current address.

    You may object with respect to fewer than all of your shares.

    You must deliver the written objection to the merger even if you submit a proxy or vote against the merger agreement. MERELY VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A WRITTEN OBJECTION TO THE MERGER UNDER THE MAINE BUSINESS CORPORATION ACT. If you fail to meet these conditions, and the merger is effected, your shares of Bangor Hydro common stock will be converted into the merger consideration, which is U.S. $26.50 in cash, without interest (subject to adjustment in certain circumstances).

    Once filed, the demand for payment may not be withdrawn without the consent of Bangor Hydro. If you make a demand for payment, you may not thereafter vote or exercise any other Bangor Hydro shareholder rights.

    Your right to be paid the fair value of your shares of Bangor Hydro common stock will terminate in the event that (i) the merger agreement is not approved or is abandoned, (ii) your demand is withdrawn upon the consent of Bangor Hydro,
(iii) no judicial action for the determination of fair value is filed within the time prescribed by Maine law, as described below, (iv) you fail to comply with the statutory procedure, or (v) a court of competent jurisdiction determines that you are not entitled to demand payment.

    At the time you file your demand for payment, or within 20 days thereafter, you must submit the certificates representing the shares for which you are demanding payment for notation of the fact of your demand. You must mail or deliver these certificates to Andrew Landry, Clerk, Bangor Hydro-Electric Company, 33 State Street, Bangor, Maine 04401. Bangor Hydro will return share certificates to you promptly after notation has been made. If you fail to submit certificates for notation within this time limit, you will lose all rights as a dissenting shareholder (unless a court of competent jurisdiction for good and sufficient cause shown directs otherwise).

    Within the later of 25 days after the merger agreement is approved by the shareholders of Bangor Hydro or 10 days after the effective time of the merger, Bangor Hydro must give written notice to each dissenting shareholder who has complied with the procedures above that the merger has been effected, and must make a written offer at a specified price to purchase the shares as to which each shareholder is dissenting. The offer will be made at the same price per share to all dissenting shareholders.

    If you and Bangor Hydro agree on the price within 20 days after the last date for delivery of this offer, Bangor Hydro must, within 90 days after the effective time of the merger, make payment of the agreed amount upon your surrender of your shares. At the time you are paid, you will cease to have any interest in your shares. If you and Bangor Hydro fail to agree on the fair value of your shares during that 20-day period, Bangor Hydro may, within a 60-day period thereafter, bring an action in the Maine Superior Court to determine the fair value of the shares. Alternatively, you may, up to 60 days after the effective time of the merger, demand in writing that Bangor Hydro bring such an action, in which case Bangor Hydro must do so within 30 days after receipt of the demand. If Bangor Hydro fails to institute an action within this 30-day period, you may bring a suit in the name of Bangor Hydro. All actions to determine fair value, whether brought by Bangor Hydro or a shareholder, must be filed within 6 months from the effective time of the merger.

    All dissenting shareholders, wherever residing, who have not agreed with Bangor Hydro on a price for their shares will be joined as parties in any action to determine fair value and must be served with a copy of the complaint filed in the court action. The value determined by the court will be binding on all eligible dissenting shareholders. Upon request of Bangor Hydro, the court will consider and pass upon whether specified dissenting shareholders have satisfactorily complied with all of the requirements of Maine law. If the court finds that the dissenting shareholders have not so complied, they will not be entitled to be paid the fair value as determined, but will be bound by the terms of the merger agreement. The burden of proof is on the shareholder to prove his or her eligibility.

    The judgment fixing the fair value of the shares will include interest, at a rate the court finds to be fair and equitable, from the date of the shareholder vote approving the merger agreement to the date of payment, unless the court determines that your refusal to accept Bangor Hydro's offer of payment for the shares was arbitrary, vexatious or not in good faith. The judgment will be payable only upon surrender to Bangor Hydro of the certificates representing your dissenting shares. Upon Bangor Hydro's payment of the judgment, you will cease to have any interest in the shares. Costs and expenses of the proceeding, as determined by the court, will be assessed against Bangor Hydro unless the court finds that your refusal to accept Bangor Hydro's offer of payment for your shares was arbitrary, vexatious or not in good faith. Costs and expenses will not include the fees and expenses of counsel or of expert witnesses (unless the court orders otherwise for good cause), but will include reasonable compensation and expenses to any appraisers appointed by the court. If the "fair value" of the shares, as determined by the court, "materially exceeds" the amount that Bangor Hydro offered to pay for the shares, or if no offer was made, the court may award you all or part of your attorneys' fees or expenses and reasonable compensation and expenses to any expert you employed.

    If you have exercised your right to dissent, any purchaser of your dissenting shares will not acquire any rights in Bangor Hydro other than the rights that you had as a dissenting shareholder. Any new certificate issued evidencing the transferred shares will bear a notation reflecting your demand for payment.

    A shareholder who is a minor or otherwise legally incapacitated will be bound by the procedural limitations of Section 909 of the Maine Business Corporation Act. He or she may personally, or through a guardian or any person acting for him or her as a legally authorized representative, take all actions necessary to assert his or her right to dissent. Actions taken in respect of shares held of record by a nominee for the benefit of another may be made only by the nominee and not by the beneficial owner.

    The foregoing discussion is qualified in its entirety by reference to Sections 908 and 909 of the Maine Business Corporation Act, copies of which are attached hereto as Appendix C.

                              THE MERGER AGREEMENT

    THE FOLLOWING SUMMARY OF THE MERGER AGREEMENT IS QUALIFIED BY REFERENCE TO THE ACTUAL MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE AND ATTACHED TO THIS DOCUMENT AS APPENDIX A.

    GENERAL

    The merger agreement provides that a to-be-formed wholly-owned indirect subsidiary of Emera will merge with and into Bangor Hydro. Bangor Hydro will be the surviving company, and will continue to conduct its businesses as a wholly-owned subsidiary of Emera.

    The closing of the merger will occur on the fifth business day after the date upon which all conditions to the merger have been satisfied or waived, or at such other time as Bangor Hydro and Emera agree. On the closing date, Bangor Hydro and Emera will file articles of merger with the Secretary of the State of Maine. The merger will become effective upon the filing of these articles of merger, or at a later time specified in the articles of merger. We expect that the closing date will occur by the first quarter of 2001.

    CORPORATE GOVERNANCE MATTERS

      DIRECTORS.

    The board of directors of the surviving company as of the effective time of the merger (at least four of whom will be directors of Bangor Hydro immediately prior to the effective time of the merger) will be designated in writing by Emera before the effective time of the merger. These directors will hold office until their successors are duly elected or appointed and qualified. In addition, as promptly as reasonably practicable after the effective time of the merger, the board of directors of Emera will increase by one the number of directors on the Emera board of directors and will appoint as a director, one director of Bangor Hydro designated by Emera who is not a full time employee of the surviving company.

      OFFICERS.

    The officers of Bangor Hydro immediately prior to the effective time of the merger will be the initial officers, holding the same positions, of the surviving company. All officers will hold their positions until their respective successors are duly elected or appointed and qualified. See "The
Merger--Interests of Certain Persons in the Merger," at page 26.

    CONVERSION OF BANGOR HYDRO SHARES

      MERGER CONSIDERATION.

    At the effective time of the merger, each outstanding share of Bangor Hydro common stock (other than shares that are held by Bangor Hydro shareholders who have not voted in favor of the merger and have properly asserted dissenters rights, or shares that are owned by Bangor Hydro as treasury stock, or by Emera, if any) will be converted into the right to receive U.S. $26.50 in cash, without interest (subject to adjustment as described below). Each outstanding share of Bangor Hydro preferred stock will remain outstanding as one share of preferred stock of the surviving company, and holders of Bangor Hydro warrants outstanding at the effective time of the merger will thereafter be entitled to receive, upon exercise of each warrant, the merger consideration less the exercise price.

    If the closing of the merger does not occur on or prior to June 29, 2001, and all conditions to closing have been satisfied or are capable of being satisfied except the receipt by Emera of any necessary authorizations from the SEC under the Public Utility Holding Company Act, and/or any other necessary governmental approvals to be obtained by Emera, then the per share merger

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consideration will be increased by an amount equal to U.S. $0.003 for each day after that date up to and including the day before the closing of the merger.

      DISSENTING SHARES.

    Bangor Hydro shareholders who pursue their rights to dissent under Maine law will lose their right to receive the merger consideration. These shareholders will have only those rights that are guaranteed by applicable Maine law. If, however, after the effective time of the merger, a holder of Bangor Hydro common stock withdraws or loses his or her right to payment of the fair market value for shares (in either case pursuant to Maine law), his or her shares of Bangor Hydro common stock will be converted into the right to receive the merger consideration. Bangor Hydro will promptly notify Emera if it receives any written demands for payment of the fair market value of outstanding Bangor Hydro common stock or withdrawals of such demands. The surviving company will make any payments in respect of dissenting shares.

    EXCHANGE OF STOCK FOR CASH

      PAYING AGENT.

    Prior to the effective time of the merger, Emera will designate a bank or trust company in the United States as the paying agent for the merger. Emera will deposit with the paying agent the amount of cash required to convert the outstanding shares of Bangor Hydro common stock into the merger consideration.

      EXCHANGE AND PAYMENT PROCEDURES.

    Promptly after the effective time of the merger, the paying agent will mail to each record holder of a certificate or certificates representing shares of Bangor Hydro common stock that have been converted into the right to receive the merger consideration:

    - a letter of transmittal for use in submitting stock certificates to the paying agent; and

    - instructions explaining what the shareholder must do to effect the surrender of the Bangor Hydro stock certificates in exchange for the merger consideration.

    After you submit your stock certificates, a letter of transmittal and other documents that may be required, you will have the right to receive the merger consideration represented by the surrendered shares.

    The merger consideration may be delivered to someone who is not listed in Bangor Hydro's transfer records if they present a Bangor Hydro stock certificate to the paying agent along with all documents required to prove that the certificate has been transferred to them and any applicable stock transfer taxes have been paid.

    Until surrendered, each certificate (other than those representing shares held by Bangor Hydro shareholders who have not voted in favor of the merger and have properly asserted dissenters' rights, or shares owned by Bangor Hydro as treasury stock, or by Emera, if any) will be deemed at any time after the effective time of the merger to represent only the right to receive the merger consideration upon surrender. No interest will be paid on any cash payable to those surrendering certificates.

    From and after the effective time of the merger, Bangor Hydro's share transfer books will be closed and there will be no further registration of transfers of the shares of Bangor Hydro's common stock that were outstanding immediately prior to the effective time of the merger. Certificates presented, for any reason, to Emera after the effective time of the merger will be canceled and exchanged for the per share merger consideration.

      LOST, STOLEN OR DESTROYED CERTIFICATES.

    If you are the registered holder of a certificate representing shares of Bangor Hydro common stock and the certificate has been lost, stolen or destroyed, you can receive the merger consideration payable in exchange for those shares by delivering to the paying agent an affidavit stating that the certificate has been lost, stolen or destroyed. Before releasing the merger consideration, Emera may require you to post a bond in a customary amount as indemnity against any claim that may be made against Emera, Bangor Hydro or the surviving company with respect to the missing certificate.

      WITHHOLDING RIGHTS.

    Emera and the surviving company are entitled to deduct and withhold from payments of the merger consideration to you such amounts as are required to be deducted and withheld by federal, state, local and foreign tax laws. For purposes of the merger agreement and the payment of the merger consideration, any amounts withheld for these reasons will be treated as having been paid to you.

    DO NOT FORWARD CERTIFICATES TO THE PAYING AGENT, EMERA OR BANGOR HYDRO UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL. DO NOT RETURN CERTIFICATES WITH THE ENCLOSED PROXY.

    REPRESENTATIONS AND WARRANTIES

    In the merger agreement, Bangor Hydro and Emera make representations and warranties about themselves and their businesses.

    Each party makes representations and warranties about the following:

    - proper organization, good standing and qualification to do business;

    - capital structure;

    - authority to enter into, and enforceability of, the merger agreement;

    - compliance with organizational documents, agreements and applicable laws;

    - shareholder votes required to approve the merger;

    - accuracy of information supplied for use in this proxy statement;

    - ownership of stock in the other party;

    - validity of its subsidiaries' stock and its ownership rights;

    - filing of all required reports and financial statements and the accuracy of information used in their preparation;

    - regulation as a utility; and

    - required third party consents and governmental approvals.

    Bangor Hydro makes additional representations and warranties concerning the following:

    - absence of certain adverse changes or events;

    - litigation;

    - tax matters;

    - employee matters and the Employee Retirement Income Security Act of 1974;

    - environmental law compliance and liability;

    - opinion of financial advisor;

    - the non-applicability of takeover laws;

    - real property;

    - certain material contracts with third parties; and

    - nuclear facilities.

    Emera additionally represents and warrants as to the availability of financing to pay the consideration required by the merger agreement.

    The representations and warranties made by the parties to the merger agreement will not survive the merger.

    COVENANTS

      MUTUAL COVENANTS.

    The parties have agreed to comply with the following covenants during the period from the date of the merger agreement until the effective time of the merger or until the merger agreement is terminated, except as otherwise permitted in the merger agreement or by the written consent of the other party:

    - they will, unless prohibited by law, promptly provide the other party with copies of all filings with governmental authorities in connection with the merger agreement;

    - they and their subsidiaries will use all commercially reasonable efforts to obtain all necessary consents to complete the merger, promptly notify the other party of any failure or prospective failure to obtain these consents, and, if requested by the other party, will provide copies of all the consents that have been obtained;

    - they and their subsidiaries will not willfully take any action that is reasonably likely to result in a material breach of the merger agreement or in any of their representations and warranties being untrue on and as of the closing date; and

    - they will not take any action that would cause the merger to be subject to the requirements imposed by any applicable takeover law, and they will take all necessary steps within their control to exempt (or ensure the continued exemption of) the merger from any applicable takeover law.

      COVENANTS OF BANGOR HYDRO.

    Bangor Hydro has agreed that it and its subsidiaries will, during the period from the date of the merger agreement until the effective time of the merger or until the merger agreement is terminated (subject to certain exceptions stated in the merger agreement):

    - carry on their businesses in the ordinary course;

    - preserve intact their business organizations, goodwill and relationships with customers, suppliers and others having significant business dealings with them;

    - keep available the services of their present officers and employees as a group (subject to prudent management of workforce needs and ongoing programs currently in force);

    - maintain their material properties and assets in as good repair and condition as at present, and maintain supplies and inventories in quantities consistent with past practice;

    - comply in all material respects with all laws, orders and regulations of all applicable governmental authorities;

    - abide by certain restrictions on their ability to do certain things, including the following:

      - declare or pay any dividends on or make other distributions in respect of, any capital stock other than:

           (A) dividends by a subsidiary to Bangor Hydro;

           (B) regular dividends on Bangor Hydro's preferred stock;

           (C) regular quarterly dividends on Bangor Hydro common stock that do not exceed current regular dividends (provided, that Bangor Hydro may increase the rate of such dividends to not more than $0.25 per quarter beginning on the first regular quarterly dividend payment date in 2001); or

           (D) if the effective time of the merger does not occur between a record date and payment date of a regular quarterly dividend, Bangor Hydro may declare and pay a special dividend on Bangor Hydro common stock, at the then current quarterly rate, for the period between such payment date and a special record date prior to the date the merger becomes effective;

      - split, combine or reclassify stock or issue other securities in substitution for their shares of capital stock;

      - redeem, repurchase or otherwise acquire any shares of their capital stock (other than those in connection with dividend reinvestment plans, cash payments to holders of Bangor Hydro warrants, or intercompany acquisitions of capital stock);

      - effect substantial equity and asset acquisitions and dispositions;

      - incur capital expenditures in excess of a certain amount;

      - discharge claims, liabilities or obligations;

      - incur or guarantee indebtedness;

      - enter into or amend employee benefit plans and other employment, severance or other special pay arrangements;

      - change their accounting method;

      - modify, amend, terminate or renew material contracts or waive, release or assign any material rights under them;

      - make or rescind elections relating to taxes, settle tax claims, or change their methods of reporting income or deductions for tax purposes;

      - amend articles of organization, by-laws or regulations, or similar organic documents, and take or fail to take actions which would reasonably be expected to materially impede or interfere with the merger;

      - issue, deliver, sell, pledge, dispose of or otherwise encumber any shares or other securities convertible into rights, warrants or options to acquire such shares or other securities other than in the case of subsidiaries, for issuances of capital stock to Bangor Hydro or another subsidiary; and

      - negotiate collective bargaining agreements;

    - maintain insurance in such amounts and against such risks and losses equal at least to what is currently maintained by them;

    - engage in activities that would cause a change in their status under the 1935 Act;

    - use reasonable efforts to maintain in effect all existing governmental permits pursuant to which they operate, except for those permits which, if lost, would not have a material adverse effect on them;

    - confer regularly and frequently with representatives of Emera to discuss, subject to applicable law, material operational and business matters;

    - ensure that the entering into the merger agreement and the consummation of the merger do not and will not result in the grant of any rights to any person under any material agreement; and

    - consult with Emera prior to implementing any material changes in rate charges, standards of service or accounting, or executing any agreement with respect thereto that is otherwise permitted under the merger agreement, and deliver to Emera a copy in advance of each such filing or agreement so that Emera may comment thereon.

      COVENANTS OF EMERA.

    Emera has agreed that prior to the effective time of the merger, except as may be required by applicable law subject to other provisions stated in the merger agreement, it shall cause a wholly-owned subsidiary of Emera to be formed by Emera solely for the purpose of completing the merger with Bangor Hydro to:

    - perform its obligations under the merger agreement; and

    - not engage in any business or activities, not enter into any agreements or arrangements, or be subject to or bound by any obligation or undertaking, that would reasonably be expected to prevent Emera or such wholly-owned subsidiary of Emera from performing their respective obligations under the merger agreement.

    Emera has also agreed to remain the indirect owner of 100% of such wholly-owned subsidiary of Emera until the effective time of the merger.

      NO SOLICITATION OF ALTERNATIVE PROPOSALS.

    Bangor Hydro also agreed to certain restrictions concerning "Alternative Proposals." An Alternative Proposal is defined in the merger agreement as a merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving Bangor Hydro, or any proposal or offer to acquire in any manner, directly or indirectly:

    - 10% or more of Bangor Hydro's outstanding common stock; or

    - all or substantially all of the assets of Bangor Hydro and its subsidiaries taken as a whole.

    Specifically, Bangor Hydro agreed that:

    - neither it nor its subsidiaries will knowingly encourage, initiate or solicit any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Alternative Proposal or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement an Alternative Proposal (and Bangor Hydro will also prevent its officers, directors, employees, agents and representatives, as well as those of its subsidiaries, from doing any of those things);

    - it will immediately cease and cause to be terminated any then existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties existing at the date of the merger agreement and conducted with a view of formulating an Alternative Proposal; and

    - it will immediately notify Emera if it receives any such inquiries, offers or proposals and it will keep Emera informed of their status.

    Nonetheless, at any time before the Bangor Hydro shareholders vote to approve the merger agreement, Bangor Hydro may take the following steps:

    - Bangor Hydro may engage in discussions or negotiations with a third party that seeks to initiate such discussions or negotiations, and may furnish such third party with information concerning Bangor Hydro and its business, properties and assets, but only if it complies with the following requirements:

     (i) the Bangor Hydro board of directors:

          - concludes in good faith that the third party has made an Alternative Proposal that is reasonably likely to be more favorable to Bangor Hydro's shareholders than the merger, and has demonstrated that adequate sources of financing to consummate the Alternative Proposal will be available; and

          - concludes in good faith, based upon the advice of outside counsel and other relevant matters, that engaging in these discussions or negotiations with the third party is necessary for the Bangor Hydro board of directors to act in a manner consistent with its fiduciary duties to shareholders under applicable law; and

     (ii) before Bangor Hydro provides information to, or enters into discussions or negotiations with, the third party, Bangor Hydro:

          - promptly notifies Emera that it intends to furnish information to, or intends to enter into discussions or negotiations with, that third party;

          - identifies the person or group making the Alternative Proposal and its material terms; and

          - receives from the third party an executed confidentiality agreement in reasonably customary form except that the confidentiality agreement with the third party shall not prohibit the third party from making an unsolicited Alternative Proposal;

    - Bangor Hydro may state its position to its shareholders in respect of a tender or exchange offer in order to comply with Rule 14e-2 under the Securities Exchange Act; and/or

    - Bangor Hydro may accept an Alternative Proposal from a third party, provided that it first terminates the merger agreement in accordance with its terms, including the payment of the termination fee described below.

    ADDITIONAL AGREEMENTS

    In addition to the covenants above, the parties have also agreed on the following matters.

      ACCESS TO INFORMATION.

    Until the effective time of the merger, upon reasonable notice and during normal business hours, Bangor Hydro and its subsidiaries will afford Emera reasonable access to all of its properties, books, contracts, commitments and records. Bangor Hydro will afford this access:

    - to the extent it is legally allowed to do so;

    - to the extent this access does not constitute a waiver of the attorney-client privilege;

    - to the extent it does not unreasonably interfere with Bangor Hydro's business and operations; and

    - provided such right of access shall not include random environmental testing with respect to the properties of Bangor Hydro or its subsidiaries.

    In addition, until the effective time of the merger, Bangor Hydro and its subsidiaries will promptly provide to Emera:

    - access to each material report, schedule and other document that Bangor Hydro or its subsidiaries filed or received under federal or state securities laws or filed with or sent to any regulatory agency or commission; and

    - access to Bangor Hydro, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by Emera in connection with any filings, applications or approvals required under the merger agreement.

    Bangor Hydro will hold in strict confidence, and will cause its subsidiaries and representatives to hold in strict confidence, all evaluation material (as defined in the confidentiality and standstill agreement, dated March 28, 2000 between Bangor Hydro and Emera) concerning Emera furnished to it in connection with the merger.

      REGULATORY AND OTHER APPROVALS.

      HSR FILINGS.

    Bangor Hydro and Emera will file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required under the HSR Act with respect to the merger and other transactions contemplated thereby, and will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to requests for additional information.

    Bangor Hydro and Emera will cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and will use all commercially reasonable efforts to obtain the required governmental consents no later than June 29, 2001 (as such date may be extended pursuant to Section 9.01(b) of the merger agreement).

      PUBLIC UTILITY HOLDING COMPANY ACT MATTERS.

    Emera will register under Section 5 of the Public Utility Holding Company Act, if such registration is necessary under applicable law for Emera to obtain authorization from the SEC to consummate the merger, and/or to own Bangor Hydro as a subsidiary after the merger. Emera will use commercially reasonable efforts to complete all actions prior to June 29, 2001 with respect to its present and proposed corporate, financial and business structure as may be necessary to obtain the authorizations referred to above prior to June 29, 2001, as such date may be extended pursuant to Section 9.01(b) of the merger agreement. Emera agrees that each of its non-U.S. public utility company subsidiaries (and any non-utility subsidiaries or businesses, if any, that Emera places under or within any of the non-U.S. public utility company subsidiaries) will claim the status of a "foreign utility company" under Section 33 of the Public Utility Holding Company Act.

      PROXY STATEMENT.

    Bangor Hydro (with the cooperation of Emera) will prepare, file with the SEC and distribute to its shareholders the proxy statement in accordance with applicable federal and state law and with its Articles of Incorporation, as amended, and by-laws.

      SHAREHOLDER APPROVAL.

    Bangor Hydro agreed to take all steps necessary to hold the special meeting to obtain the necessary majority vote to approve the merger. Subject to its fiduciary duties, the Bangor Hydro board of directors will recommend to the shareholders the approval of the merger agreement, and cooperate and consult with Emera with respect to each of the foregoing matters.

      INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE.

    See "The Merger--Interests of Certain Persons in the Merger--Indemnification and Insurance," at page 28.

      PUBLIC ANNOUNCEMENTS.

    Subject to their legal obligations to disclose information, Bangor Hydro and Emera will cooperate with each other in the development and distribution of all news releases and other public information disclosures about the merger agreement and the merger. In addition, they will not issue any public announcement or statement concerning the merger without the consent of the other party (which cannot be unreasonably withheld).

      EMPLOYEE AGREEMENTS.

    Except as provided below, Emera and the surviving company and its subsidiaries will honor all contracts, agreements, collective bargaining agreements and commitments of Bangor Hydro that were entered into before June 29, 2000, that have been disclosed in the merger agreement and apply to current or former employees and directors of Bangor Hydro.

    Emera or the surviving company may also enforce such employment agreements in accordance with their terms, including any rights of amendment, modification, suspension, revocation or termination. Any workforce reductions affecting Bangor Hydro employees carried out within the 12-month period following the effective time of the merger by Emera or surviving company, will be done in accordance with the merger agreement, the recommendations of the transition steering team, and all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof.

      EMPLOYEE BENEFIT PLANS.

    Emera must, directly or indirectly, provide the following employee benefits to those employees of Bangor Hydro who continue to be employees of the surviving company, Emera or their respective subsidiaries:

    - for the 12 months immediately after the closing date, compensation, benefits and coverage that are no less favorable in the aggregate than those benefits provided immediately before the closing date;

    - a severance benefit package to any Bangor Hydro employee whose employment is terminated (other than for cause) by Emera, the surviving company or their respective subsidiaries within 12 months following the closing date, at least equal to the benefits provided by the Employee Transition Plan approved by order of the Maine Public Utilities Commission dated
      March 30, 1999;

    - in addition to the foregoing severance package, for members of Bangor Hydro's "Strategic Management Team" (not to exceed 25 persons) whose benefits are not otherwise specified by contract and whose employment is terminated by Emera, the surviving company or their respective subsidiaries within 12 months following the closing date and prior to the attainment by such persons of age 55, the entitlement to a pension benefit at age 55 calculated as if such persons were eligible for "early retirement" under the Bangor Hydro defined benefit plan pursuant to which they are vested, and eligibility for medical and health care benefits;

    - full credit for years of service with Bangor Hydro or its subsidiaries for the purposes of eligibility, vesting and determination of seniority-based level of benefits under any employee benefit plans of Emera or the surviving company in effect as of the closing date to the same extent recognized by Bangor Hydro or its subsidiaries immediately prior to the closing date, provided that such credit does not result in duplication of benefits;

    - credit for service in accordance with the terms of any employee benefit plans established by Emera or the surviving company after the closing date, provided, that employees of Bangor Hydro who continue to be employees of the surviving company, Emera or their respective subsidiaries are treated no less favorable than similarly situated employees of Emera or its affiliates who are covered under the same or similar plans, provided that such credit does not result in duplication of benefits;

    - subject to applicable laws, credit for service prior to the closing date for benefit accrual purposes that was counted for such purposes under the Bangor Hydro defined benefit pension plan immediately prior to the closing date, provided that such credit does not result in duplication of benefits;

    - waiver of all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan established to replace any Bangor Hydro welfare benefit plans after the closing date, other than limitations or waiting periods that are already in effect and that have not been satisfied by the closing date; and

    - credit for any co-payments and deductibles paid within the same plan year as the closing date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that are participated in after the closing date.

      EXPENSES.

    Except as described under "Termination, Amendment, and Waiver" below, Bangor Hydro and Emera will pay their own costs and expenses incurred in connection with the merger.

      FURTHER ASSURANCES.

    Each party and its subsidiaries will execute additional documents and instruments, and take all other actions the other party may reasonably request in order to complete the merger in accordance with the merger agreement. The parties also agreed that if the only barrier to completing the merger is the inability to obtain governmental approvals and these approvals can be obtained by adopting an alternative structure for the combination of Emera and Bangor Hydro (that otherwise substantially preserves for Emera and Bangor Hydro the economic benefits of the merger and does not require any additional filings with, or authorizations, consents or approvals from, any governmental authorities other than supplements or amendments to filings already made), then the parties will use their commercially reasonable efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the merger that preserves the economic benefits of the merger.

      COMMUNITY INVOLVEMENT.

    After the effective time of the merger, Emera will permit the surviving company to make charitable contributions to the communities served by it and otherwise maintain a substantial level of involvement in community activities in the State of Maine similar to, or greater than, the level of contributions, community development and related activities currently carried on by Bangor Hydro.

      CORPORATE OFFICES.

    For a period of not less than 10 years after the effective time of the merger, the corporate headquarters of the surviving company will be located in the State of Maine.

      TRANSITION STEERING TEAM.

    Emera and Bangor Hydro agreed that, as soon as reasonably practicable, they would create a special transition steering team with representation from both parties. The team will direct the exchange of information between Emera and Bangor Hydro, develop recommendations concerning the future structure and operations of Bangor Hydro after the effective time of the merger, and develop regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and any other matters deemed appropriate. The members of the transition steering team will be appointed by the chief executive officers of Emera and Bangor Hydro.

    CONDITIONS

      MUTUAL CONDITIONS.

    Before either Bangor Hydro or Emera will be obliged to complete the merger, the following conditions must have been satisfied or waived:

    - Bangor Hydro shareholders must have approved the merger agreement;

    - Any waiting period (and any extension thereof) applicable to the merger under the HSR Act must have expired or been terminated;

    - No federal or state court has issued a temporary restraining order or injunction that prevents consummation of the merger; and

    - Bangor Hydro and Emera must have obtained the necessary governmental approvals by the effective time of the merger and all applicable waiting periods must have expired.

      CONDITIONS TO OBLIGATIONS OF EMERA.

    Before Emera will be obliged to complete the merger, the following conditions must have been satisfied, or waived by Emera:

    - Bangor Hydro must have performed in all material respects the agreements and covenants required by the merger agreement;

    - The representations and warranties of Bangor Hydro in the merger agreement must be true and correct on and as of the closing date (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct as of such date or time). The representations and warranties may contain inaccuracies if they would not, individually and in the aggregate, reasonably be expected to have a material adverse effect on Bangor Hydro and its subsidiaries taken as a whole;

    - Bangor Hydro must have provided Emera with a certificate, dated the closing date and signed by Bangor Hydro's chief financial officer stating that the two preceding conditions have been satisfied;

    - Bangor Hydro has not suffered a material adverse effect, and there is no fact or circumstance, other than those disclosed in Bangor Hydro's filings with the SEC filed before June 29, 2000, that could reasonably be expected to have a material adverse effect on Bangor Hydro and its subsidiaries taken as a whole;

    - The final order or orders of the Maine Public Utilities Commission with respect to the merger must not impose terms or conditions specifically in relation to the merger that, in the reasonable judgment of Emera, could be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the surviving company and its subsidiaries taken as a whole, if the merger were completed;

    - The final order or orders of the SEC with respect to the merger and the subsequent registration of Emera as a holding company under the Public Utility Holding Company Act must not impose terms or conditions that, in the reasonable judgment of Emera, would be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Emera and its subsidiaries taken as a whole or the surviving company and its subsidiaries taken as a whole;

    - The final order or orders of the Federal Energy Regulatory Commission with respect to the merger must not impose terms or conditions specifically in relation to the merger that, in the reasonable judgment of Emera, could be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Emera and its subsidiaries taken as a whole or the surviving company and its subsidiaries taken as a whole; and

    - Bangor Hydro must have obtained the necessary third party consents.

      CONDITIONS TO OBLIGATIONS OF BANGOR HYDRO.

    Before Bangor Hydro is obliged to complete the merger, the following conditions must have been satisfied, or waived by Bangor Hydro:

    - Emera must have performed in all material respects the agreements and covenants required by the merger agreement;

    - The representations and warranties of Emera in the merger agreement must be true and correct on and as of the closing date (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct as of such date or time). The representations and warranties may contain inaccuracies if they would not, individually and in the aggregate, reasonably be expected to have a material adverse effect on Emera and its subsidiaries taken as a whole; and

    - Emera must have provided Bangor Hydro with a certificate, dated the closing date and signed by the chief executive officer or chief financial officer of Emera stating that the two preceding conditions have been satisfied.

    TERMINATION, AMENDMENT, WAIVER AND SUBMISSION TO JURISDICTION

      TERMINATION.

    The merger agreement may be terminated and the merger may be abandoned at any time before the effective time of the merger, regardless of approval by the shareholders of Bangor Hydro:

    - by mutual written consent of the boards of directors of Bangor Hydro and Emera;

    - by either Bangor Hydro or Emera, if the merger has not become effective by June 29, 2001 (or December 29, 2001, if the only barrier to the consummation of the merger is the inability to obtain the requisite regulatory approvals), so long as the party seeking termination has not caused the delay by failing to fulfill its obligations under the merger agreement;

    - by either Bangor Hydro or Emera, by written notice to the other party, if the approval of the Bangor Hydro shareholders has not been obtained at a special meeting of Bangor Hydro shareholders or any adjournment thereof;

    - by either Bangor Hydro or Emera, if any law, order, rule or regulation is adopted or issued which effectively prohibits the merger (this determination must be supported by the written opinion of outside counsel), or if any court of competent jurisdiction issues a final and nonappealable order, judgment or decree that permanently restrains, enjoins or prohibits the merger. Bangor Hydro or Emera may not seek termination, however, if they have not defended the lawsuit or proceeding which prohibits the merger;

    - by Bangor Hydro, upon 10 days' prior written notice to Emera, in order to accept an Alternative Proposal, if the Bangor Hydro board of directors determines, based upon the advice of outside counsel, that it is necessary pursuant to its fiduciary duties to reconsider Bangor Hydro's binding commitment to consummate an agreement of the nature of the merger agreement as a result of the Alternative Proposal; provided, that before so terminating, Bangor Hydro and its financial and legal advisors must negotiate with Emera to adjust the terms and conditions of the merger agreement so as to enable Bangor Hydro to proceed with the merger;

    - by either Bangor Hydro or Emera, by written notice to the other, if there has been any material breach by the other party of any representation, warranty, covenant or agreement, and such breach has not been cured within 20 days of receiving written notice from the other party specifying the nature of the breach and requesting that the breach be remied; and

    - by Emera, by written notice to Bangor Hydro, if the Bangor Hydro board of directors:

      - withdraws or modifies its approval or recommendation of the merger agreement or the transactions contemplated therein in any manner adverse to Emera;

      - approves or recommends an Alternative Proposal; or

      - resolves to take any of the foregoing actions.

      EFFECT OF TERMINATION.

    Bangor Hydro and Emera have agreed that, if either of them terminates the merger agreement for any of the reasons outlined above, the merger agreement will become null and void, without any liability on the part of Emera or Bangor Hydro or their officers or directors under the merger agreement. Even in this case, however, the provisions in the merger agreement concerning expenses, termination fees, the confidentiality agreement between Bangor Hydro and Emera, submission to jurisdiction, waiver of jury trial and enforcement of the merger agreement will remain in effect.

      TERMINATION FEES.

    Bangor Hydro will pay Emera a termination fee of $9.0 million plus up to $1.5 million for reimbursement of documented out-of-pocket expenses:

    - if Bangor Hydro terminates the merger agreement because it becomes the target of an Alternative Proposal, and Bangor Hydro's board of directors determines in good faith, based upon the advice of outside counsel, that it is necessary, in order to act consistently with its fiduciary duties to shareholders under applicable law, to terminate the merger agreement in order to pursue the Alternative Proposal; or

    - if at a time when an Alternative Proposal is pending, the merger agreement is terminated:

         (i) by Emera because the approval of Bangor Hydro's shareholders was not obtained;

         (ii) by Emera because the Bangor Hydro board of directors withdrew or modified its approval or recommendation of the merger agreement in a manner adverse to Emera, approved or recommended an Alternative Proposal, or resolved to take any of the foregoing actions; or

        (iii) by Bangor Hydro because the merger did not become effective by June 29, 2001 (or December 29, 2001, if the only barrier to the consummation of the merger is the inability to obtain the requisite regulatory approvals)

    AND Bangor Hydro enters into a definitive agreement with the party making the Alternative Proposal within 1 year of termination of the merger agreement.

      AMENDMENT.

    The merger agreement may be amended by the boards of directors of Bangor Hydro and Emera at any time before or after Bangor Hydro's shareholders have voted to approve it and prior to the effective time of the merger. Amendments made after such shareholder approval can only be made to the extent permitted by applicable law. Amendments to the merger agreement must be in writing signed by each of the parties.

      WAIVER.

    At any time before the effective time of the merger, Emera or Bangor Hydro may, to the extent permitted by applicable law:

    - extend the time for the performance of any of the obligations under the merger agreement;

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto; and

    - waive compliance with any of the agreements or conditions in the merger agreement.

    The agreement of a party to any such extension or waiver is valid only if it is in writing and is signed on behalf of that party.

      SUBMISSION TO JURISDICTION.

    In connection with any dispute arising out of the merger agreement or any of the transactions contemplated therein, each of Bangor Hydro and Emera submit for itself and in respect of its property to the nonexclusive jurisdiction of any court of the United States located in the State of New York and New York state court.

                       SHARE OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

    The following information pertains to the equity securities of Bangor Hydro that, to the knowledge of Bangor Hydro, are beneficially owned, directly or indirectly, individually and as a group, by all directors and executive officers of Bangor Hydro, as of September 11, 2000, on which date there were outstanding 7,363,424 shares of Bangor Hydro common stock and 47,340 shares of Bangor Hydro preferred stock.

    Under the current rules of the SEC, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the vote of shares, and investment power is the power to dispose of or direct the disposition of shares.

DIRECTORS AND EXECUTIVE OFFICERS                       TITLE OF CLASS OF SHARES   NO. OF SHARES*
--------------------------------                       ------------------------   --------------
Robert S. Briggs.....................................  Common Stock                    6,644
Robert S. Briggs.....................................  Preferred Stock                    28
William C. Bullock, Jr...............................  Common Stock                   10,000
Jane J. Bush.........................................  Common Stock                      303
David M. Carlisle....................................  Common Stock                    2,440
Joseph H. Cyr........................................  Common Stock                    1,734
Marion M. Kane.......................................  Common Stock                      260
Paul A. LeBlanc......................................  Common Stock                      455
Norman A. Ledwin.....................................  Common Stock                      180
Carroll R. Lee.......................................  Common Stock                    1,958
James E. Rier, Jr....................................  Common Stock                      300
Frederick S. Samp....................................  Common Stock                      814
Directors and Executive Officers as a group..........  Common Stock                   25,088
                                                       Preferred Stock                    28

------------------------

* The number of shares of Bangor Hydro common stock and preferred stock owned by the directors and executive officers of Bangor Hydro did not exceed, individually or in the aggregate, 1% of the total shares then outstanding.

    The following table shows, as of September 11, 2000, all persons who are known to be the beneficial owners of more than 5% of any class of Bangor Hydro's equity securities, and no independent inquiry has been made to determine whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is a member of a shareholder group.

          NAME AND ADDRESS OF                                                        PERCENTAGE OF
            BENEFICIAL OWNER              TITLE OF CLASS OF SHARES   NO. OF SHARES      SHARES
----------------------------------------  ------------------------   -------------   -------------
FMR Corp.
82 Devonshire Street                            Common Stock            736,600       10.0%(1)
Boston, MA 02109

GAMCO Investors, Inc.,
Gabelli Funds, LLC and
related entities(2)                             Common Stock            430,700(3)    5.85%(3)
One Corporate Center
Rye, NY 10580

------------------------

(1) According to schedule 13G filed with the SEC on February 11, 2000.

(2) Ten entities and two individuals were included in schedule 13D/A filed with the SEC on August 14, 2000. In addition to the two entities listed above, Gabelli Asset Management Inc., Gabelli Associates Limited, Gabelli Associates Fund, Gabelli Performance Partnership L.P., Gabelli Fund, LDC, Gabelli Advisers, Inc., Gabelli Foundation, Inc., Gabelli Group Capital Partners, Inc., Marc J. Gabelli and Mario J. Gabelli were included. No single entity or individual is the beneficial owner of more than 5% of Bangor Hydro common stock. In the aggregate, these entities and individuals exceed the 5% threshold.

(3) According to the 13D/A filing with the SEC.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements and the related financial statement schedules as of December 31, 1999 and 1998 and for each year in the three-year period ended December 31, 1999 incorporated by reference in this proxy statement from the Bangor Hydro Annual Report on Form 10-K for the year ended
December 31, 1999 have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their reports, which are incorporated by reference herein.

    Representatives of PricewaterhouseCoopers LLP will be present at the special meeting and will be available to respond to appropriate questions from shareholders in attendance.

             SHAREHOLDER PROPOSALS FOR THE YEAR 2001 ANNUAL MEETING

    If the annual meeting of Bangor Hydro's shareholders for the Year 2001 is to be held prior to the consummation of the merger, any proposal that you intend to present at the Year 2001 Annual Meeting must be received by Andrew Landry, Clerk, Bangor Hydro-Electric Company, 33 State Street, Bangor, Maine 04401 by no later than December 15, 2000 in order to be included in the proxy statement and form of proxy relating to that meeting. Under the rules of the SEC, in order to be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1%, of Bangor Hydro's shares for at least one year by the date you submit the proposal, and you must continue to hold such shares through the date of the meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Bangor Hydro is subject to the informational requirements of the Securities Exchange Act, and files annual, quarterly and current reports, proxy statements, and other information with the SEC. Anything Bangor Hydro files may be read and copied at the following locations at the SEC:

Public Reference Room          New York Regional Office       Chicago Regional Office
Room 1024, Judiciary Plaza     Suite 1300                     Citicorp Center
450 Fifth Street, N.W.         7 World Trade Center           Suite 1400
Washington, DC 20549           New York, New York 10048       500 West Madison Street
                                                              Chicago, Illinois 60661-2511

    Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Bangor Hydro's SEC filings should also be available to the public from commercial document retrieval services and at the Internet world-wide web site that the SEC maintains at http://www.sec.gov. In addition, materials and information concerning Bangor Hydro can be inspected at the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005, where Bangor Hydro common stock is listed.

    The SEC allows Bangor Hydro to "incorporate by reference" information into this document, which means that Bangor Hydro can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in, or incorporated by reference in, this document. This document incorporates by reference the documents set forth below that were previously filed with the SEC by Bangor Hydro (SEC File No. 0-505). These documents contain important information about Bangor Hydro.

    - Bangor Hydro's Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A filed on April 28, 2000;

    - Bangor Hydro's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

    - Bangor Hydro's Current Report on Form 8-K dated July 13, 2000.

    Bangor Hydro may file other documents pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the time this document is sent to shareholders and the date the special meeting is held. These other documents will be deemed to be incorporated by reference in this document and to be a part of it from the date they are filed with the SEC.

    YOU MAY OBTAIN ANY OF THE DOCUMENTS WE INCORPORATE BY REFERENCE THROUGH US, THE SEC, OR THE SEC'S INTERNET WORLD-WIDE WEB SITE AS PREVIOUSLY DESCRIBED. DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE, EXCLUDING ALL EXHIBITS UNLESS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AN
EXHIBIT IN THIS DOCUMENT. YOU MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM BANGOR HYDRO AT THE FOLLOWING ADDRESS:

                         BANGOR HYDRO-ELECTRIC COMPANY
                                33 STATE STREET
                              BANGOR, MAINE 04401
                                ATTENTION: CLERK
                           TELEPHONE: (207) 945-5621

    If you would like to request documents from Bangor Hydro, please do so promptly in order to receive them before the special meeting.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE MERGER AGREEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED SEPTEMBER 15, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE. NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE COMPLETION OF THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         BANGOR HYDRO-ELECTRIC COMPANY

                                      AND

                         NS POWER HOLDINGS INCORPORATED

                           dated as of June 29, 2000

                               TABLE OF CONTENTS

                                                                               Page
                                                                             --------

                                      ARTICLE I
                                     THE MERGER

Section 1.01   THE MERGER..................................................       A-1
Section 1.02   EFFECTS OF THE MERGER.......................................       A-1
Section 1.03   EFFECTIVE TIME OF THE MERGER................................       A-1
Section 1.04   DIRECTORS...................................................       A-1
Section 1.05   OFFICERS....................................................       A-2

                                     ARTICLE II
                                 TREATMENT OF SHARES

Section 2.01   EFFECT OF THE MERGER ON CAPITAL STOCK.......................       A-2
Section 2.02   SURRENDER OF SHARES.........................................       A-3
Section 2.03   WITHHOLDING RIGHTS..........................................       A-4

                                     ARTICLE III
                                     THE CLOSING

Section 3.01   CLOSING.....................................................       A-4

                                     ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01   ORGANIZATION AND QUALIFICATION..............................       A-5
Section 4.02   SUBSIDIARIES AND JOINT VENTURES.............................       A-5
Section 4.03   CAPITALIZATION..............................................       A-5
Section 4.04   AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
               COMPLIANCE..................................................       A-6
Section 4.05   REPORTS AND FINANCIAL STATEMENTS............................       A-7
Section 4.06   ABSENCE OF CERTAIN CHANGES OR EVENTS........................       A-8
Section 4.07   LITIGATION..................................................       A-8
Section 4.08   INFORMATION SUPPLIED........................................       A-8
Section 4.09   TAX MATTERS.................................................       A-9
Section 4.10   EMPLOYEE MATTERS; ERISA.....................................      A-10
Section 4.11   ENVIRONMENTAL PROTECTION....................................      A-13
Section 4.12   REGULATION AS A UTILITY.....................................      A-15
Section 4.13   VOTE REQUIRED...............................................      A-15
Section 4.14   OPINION OF FINANCIAL ADVISOR................................      A-15
Section 4.15   OWNERSHIP OF PARENT COMMON STOCK............................      A-15
Section 4.16   TAKEOVER PROVISIONS.........................................      A-15
Section 4.17   NUCLEAR FACILITIES..........................................      A-16
Section 4.18   TITLE TO REAL PROPERTIES....................................      A-16
Section 4.19   MATERIAL CONTRACTS..........................................      A-16

                                                                               Page
                                                                             --------

                                      ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.01   ORGANIZATION AND QUALIFICATION..............................      A-18
Section 5.02   SUBSIDIARIES................................................      A-18
Section 5.03   CAPITALIZATION..............................................      A-18
Section 5.04   AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
               COMPLIANCE..................................................      A-18
Section 5.05   REPORTS AND FINANCIAL STATEMENTS............................      A-19
Section 5.06   INFORMATION SUPPLIED........................................      A-20
Section 5.07   REGULATION AS A UTILITY.....................................      A-20
Section 5.08   OWNERSHIP OF COMPANY COMMON STOCK...........................      A-20
Section 5.09   FINANCING...................................................      A-20
Section 5.10   VOTE REQUIRED...............................................      A-20

                                     ARTICLE VI
                       CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01   COVENANTS OF THE PARTIES....................................      A-21
Section 6.02   COVENANT OF THE COMPANY; ALTERNATIVE PROPOSALS..............      A-24
Section 6.03   CONTROL OF OTHER PARTY'S BUSINESS...........................      A-25

                                     ARTICLE VII
                                ADDITIONAL AGREEMENTS

Section 7.01   ACCESS TO INFORMATION.......................................      A-25
Section 7.02   REGULATORY AND OTHER APPROVALS..............................      A-26
Section 7.03   SHAREHOLDER APPROVAL; PROXY STATEMENT.......................      A-27
Section 7.04   DIRECTORS' AND OFFICERS' INDEMNIFICATION....................      A-27
Section 7.05   DISCLOSURE SCHEDULES........................................      A-28
Section 7.06   PUBLIC ANNOUNCEMENTS........................................      A-28
Section 7.07   CERTAIN EMPLOYEE AGREEMENTS AND ARRANGEMENTS................      A-28
Section 7.08   EMPLOYEE BENEFIT PLANS......................................      A-29
Section 7.09   EXPENSES....................................................      A-30
Section 7.10   FURTHER ASSURANCES..........................................      A-30
Section 7.11   CORPORATE OFFICES...........................................      A-30
Section 7.12   COMMUNITY INVOLVEMENT.......................................      A-30
Section 7.13   TRANSITION STEERING TEAM....................................      A-30

                                    ARTICLE VIII
                                     CONDITIONS

Section 8.01   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
               MERGER......................................................      A-31
Section 8.02   CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER.....      A-31
Section 8.03   CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
               MERGER......................................................      A-32

                                                                               Page
                                                                             --------

                                     ARTICLE IX
                          TERMINATION, AMENDMENT AND WAIVER

Section 9.01   TERMINATION.................................................      A-32
Section 9.02   EFFECT OF TERMINATION.......................................      A-34
Section 9.03   TERMINATION FEE; EXPENSES...................................      A-34
Section 9.04   AMENDMENT...................................................      A-34
Section 9.05   WAIVER......................................................      A-35

                                      ARTICLE X
                                 GENERAL PROVISIONS

Section 10.01  NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES......      A-35
Section 10.02  BROKERS.....................................................      A-35
Section 10.03  NOTICES.....................................................      A-35
Section 10.04  MISCELLANEOUS...............................................      A-36
Section 10.05  INTERPRETATION..............................................      A-36
Section 10.06  COUNTERPARTS; EFFECT........................................      A-37
Section 10.07  PARTIES IN INTEREST.........................................      A-37
Section 10.08  WAIVER OF JURY TRIAL........................................      A-37
Section 10.09  ENFORCEMENT; SUBMISSION TO JURISDICTION; WAIVER.............      A-37

                           GLOSSARY OF DEFINED TERMS

    The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"1935 Act"                                         --             Section 4.05
"Agreement"                                        --             Preamble
"Alternative Proposal"                             --             Section 6.02
"Canceled Shares"                                  --             Section 2.02(b)
"Certificates"                                     --             Section 2.02(b)
"CFIUS"                                            --             Section 7.02(b)
"Closing"                                          --             Section 3.01
"Closing Agreement"                                --             Section 4.09(i)
"Closing Date"                                     --             Section 3.01
"Code"                                             --             Section 2.03
"Company"                                          --             Preamble
"Company Common Stock"                             --             Section 2.01(b)
"Company Disclosure Schedule"                      --             Section 7.05(ii)
"Company Employee Benefit Plan"                    --             Section 4.10(a)
"Company Financial Statements"                     --             Section 4.05
"Company Material Adverse Effect"                  --             Section 4.01
"Company Material Contract"                        --             Section 4.19
"Company Preferred Stock"                          --             Section 4.03
"Company Required Consents"                        --             Section 4.04(b)
"Company Required Statutory Approvals"             --             Section 4.04(c)
"Company SEC Reports"                              --             Section 4.05
"Company Shareholders' Approval"                   --             Section 4.13
"Company Special Meeting"                          --             Section 7.03(a)
"Confidentiality Agreement"                        --             Section 7.01
"Continuing Company Employees"                     --             Section 7.08(a)
"Disclosure Schedules"                             --             Section 7.05
"Dissenting Shares"                                --             Section 2.01(e)
"DOE"                                              --             Section 4.05
"Effective Time"                                   --             Section 1.03
"Environmental Claim"                              --             Section 4.11(g)(I)
"Environmental Law"                                --             Section 4.11(g)(ii)
"Environmental Permits"                            --             Section 4.11(b)
"ERISA"                                            --             Section 4.10(a)
"ERISA Affiliate"                                  --             Section 4.10(c)
"Exchange Act"                                     --             Section 4.05
"Exchange Fund"                                    --             Section 2.02(a)
"Exhibits"                                         --             Section 10.05
"FCC"                                              --             Section 4.05
"FERC"                                             --             Section 4.05
"Final Order"                                      --             Section 8.01(d)
"Governmental Authority"                           --             Section 4.04(c)
"Hazardous Materials"                              --             Section 4.11(g)(iii)
"HSR Act"                                          --             Section 7.02(a)
"Indemnified Liabilities"                          --             Section 7.04(a)
"Indemnified Party"                                --             Section 7.04(a)
"Initial Termination Date"                         --             Section 9.01(b)

"IRS"                                              --             Section 4.10(a)
"joint venture"                                    --             Section 4.02
"Liens"                                            --             Section 4.04(b)
"Maine Yankee"                                     --             Section 4.17
"MBCA"                                             --             Section 1.02
"Merger"                                           --             Section 1.01
"Merger Consideration"                             --             Section 2.01(c)
"Merger Sub"                                       --             Preamble
"Merger Sub Common Stock"                          --             Section 5.03(b)
"MPUC"                                             --             Section 4.05
"NRC"                                              --             Section 4.17
"Parent"                                           --             Preamble
"Parent Common Stock"                              --             Section 5.03(a)
"Parent Disclosure Schedule"                       --             Section 7.05(i)
"Parent Financial Statements"                      --             Section 5.05
"Parent Material Adverse Effect"                   --             Section 5.01
"Parent Preferred Stock"                           --             Section 5.03(a)
"Parent Reports"                                   --             Section 5.05
"Parent Required Consents"                         --             Section 5.04(b)
"Parent Required Statutory Approvals"              --             Section 5.04(c)
"Paying Agent"                                     --             Section 2.02(a)
"PCBs"                                             --             Section 4.11(g)(iii)(A)
"Per Share Amount"                                 --             Section 2.01(c)
"Post Closing Plans"                               --             Section 7.08(b)
"Power Act"                                        --             Section 4.05
"Proxy Statement"                                  --             Section 4.08
"Releases "                                        --             Section 4.11(g)(iv)
"Representatives"                                  --             Section 7.01
"SEC"                                              --             Section 4.05
"subsidiary"                                       --             Section 4.01
"Surviving Corporation"                            --             Section 1.01
"Takeover Laws"                                    --             Section 4.16
"Tax Return"                                       --             Section 4.09
"Tax Ruling"                                       --             Section 4.09(i)
"Taxes"                                            --             Section 4.09
"Transition Steering Team"                         --             Section 7.13
"U.S. GAAP"                                        --             Section 4.05
"Violation"                                        --             Section 4.04(b)
"WARN Act"                                         --             Section 4.10(m)
"Warrants"                                         --             Section 4.03

    AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2000 (this "Agreement"), by and among Bangor Hydro-Electric Company, a Maine corporation (the "Company") and NS Power Holdings Incorporated, a Nova Scotia company ("Parent").

    WHEREAS, the Company and Parent have determined to engage in a business combination transaction on the terms stated herein; and

    WHEREAS, the Boards of Directors of the Company and Parent have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated hereby under which the businesses of the Company and Parent would be combined by means of the merger of a wholly-owned indirect subsidiary of Parent to be formed by Parent ("Merger Sub") with and into the Company, with the Company being the surviving entity, as a result of which Parent will own directly all of the outstanding shares of common stock of the Company.

    NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

    Section 1.01 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company (the "Merger") in accordance with the laws of the State of Maine. The Company shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Maine. The effects and the consequences of the Merger shall be as set forth in Section 1.02. Throughout this Agreement, the term "Merger Sub" shall refer to Merger Sub prior to the Merger and the term "Surviving Corporation" shall refer to Company in its capacity as the surviving corporation in the Merger.

    Section 1.02 EFFECTS OF THE MERGER. At the Effective Time, (i) the Articles of Incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation, and (ii) the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in
Section 905 of the Maine Business Corporation Act (the "MBCA").

    Section 1.03 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 3.01), articles of merger complying with Section 903 of the MBCA, with respect to the Merger, shall be filed with the Secretary of the State of Maine. The Merger shall become effective upon the filing of the articles of merger with the Secretary of the State of Maine, or at such later date and time as may be set forth in the articles of merger (the "Effective Time").

    Section 1.04 DIRECTORS. There shall be at least nine members on the Board of Directors of the Surviving Corporation as of the Effective Time. The initial directors of the Surviving Corporation (at least four of whom shall be directors of the Company immediately prior to the Effective Time) shall be designated in writing by Parent before the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the MBCA. In addition, as promptly as reasonably practicable after the Effective Time, in accordance with the by-laws of Parent, the Board of Directors of Parent shall increase by one the number of directors on the Board of Directors of Parent and shall thereupon appoint as a director, one director of the Company designated by Parent who is not a full-time employee of the Surviving Corporation.

    Section 1.05 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of, and shall hold the same positions with, the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of organization and by-laws of the Surviving Corporation, or as otherwise provided by the MBCA.

                                   ARTICLE II

                              TREATMENT OF SHARES

    Section 2.01 EFFECT OF THE MERGER ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

    (a) Shares of Merger Sub Common Stock. Each share of common stock of Merger Sub (the "Merger Sub Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

    (b) Cancellation of Certain Company Common Stock. Each share of common stock, par value $5.00 per share, of the Company (the "Company Common Stock") that is owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent (if any) shall be canceled and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

    (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.01(e)) and shares to be canceled in accordance with Section 2.01(b)) shall be canceled and converted in accordance with the provisions of this Section 2.01 into the right to receive cash in U.S. dollars in the amount (the "Per Share Amount") of $26.50, as such amount may hereafter be adjusted in accordance with Section 2.01(d) hereof (the "Merger Consideration"), payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.02, of the certificate formerly evidencing such share.

    (d)  Adjustment in Amount of Merger Consideration.  In the event that
(i) the Closing Date (as defined in Section 3.01) shall not have occurred on or prior to the date which is twelve (12) months from the date hereof, and
(ii) all conditions to closing of the Merger have been satisfied or are capable of being satisfied except for (A) any Parent Required Statutory Approvals and/or
(B) the receipt of authorizations described in Section 7.02(c), then the Per Share Amount shall be increased, for each day after such date up to and including the day which is one day prior to the Closing Date, by an amount equal to U.S.$.003.

    (e) Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by applicable law; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the MBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive cash pursuant to Section 2.01(c). The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

    (f) Shares of Company Preferred Stock. Each share of Company Preferred Stock (as defined in Section 4.03) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding as one fully paid and nonassessable share of preferred stock, par value $100 per share, of the Surviving Corporation.

    (g) Cancellation and Settlement with Respect to Warrants. From and after the Effective Time, each Warrant (as defined in Section 4.03), whether vested or unvested, shall entitle the holder thereof, in cancellation and settlement therefor, to a payment in cash by the Company (less any applicable withholding taxes), promptly following the Effective Time, equal to the product of (i) the total number of shares of Company Common Stock then subject to such Warrant, whether vested or unvested, and (ii) the excess, if any, of the Per Share Amount over the exercise price per share of the Company Common Stock subject to such Warrant.

    Section 2.02 SURRENDER OF SHARES. (a) Deposit with Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company in the United States to act as agent (the "Paying Agent") for the benefit of the holders of Company Common Stock to receive the funds to which holders of Company Common Stock shall become entitled pursuant to Section 2.01(c) (the "Exchange Fund"). From time to time at, immediately prior to or after the Effective Time, Parent or Merger Sub shall make or cause to be made available to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of Certificates (as defined in Section 2.02(b)) in accordance with Section 2.02(b), it being understood that any and all interest or other income earned on funds made available to the Paying Agent pursuant to this Section 2.02(a) shall belong to and shall be paid (at the time provided for in Section 2.02(e)) as directed by Parent or Merger Sub. Any such funds deposited with the Paying Agent by Parent or Merger Sub shall be invested by the Paying Agent as directed by Parent or Merger Sub.

    (b) Exchange Procedure. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Company Common Stock (the "Canceled Shares") that were canceled and became instead the right to receive the Merger Consideration pursuant to Section 2.01(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate or Certificates to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by Parent and are reasonably acceptable to the Company), together with a duly executed letter of transmittal and such other documents as the Paying Agent shall require, the holder of such Certificate or Certificates shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly evidenced by such Certificate or Certificates which such holder has the right to receive pursuant to
Section 2.01(c). In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of the Company, the Merger Consideration in respect of such Canceled Shares may be given to the transferee thereof if the Certificate or Certificates representing such Canceled Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. At any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration subject to and upon the surrender of such Certificate as contemplated by this Section 2.02. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to
Section 2.01(c).

    (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of Section 2.01(c) shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

    (d) Lost, Stolen or Destroyed Certificates. In the event any owner of any Certificate shall claim that such Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner of such Certificate and delivery of that affidavit to the Paying Agent and, if required by Parent or Merger Sub, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against Parent, the Company or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable upon due surrender of, and deliverable pursuant to this Section 2.02 in respect of, the shares of Company Common Stock to which such Certificate relates.

    (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any shareholders of the Company who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Consideration payable upon due surrender of the Certificates held by them. Neither Parent, Merger Sub nor the Surviving Corporation shall be liable to any former holder of shares of Company Common Stock for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 2.03 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                                  ARTICLE III

                                  THE CLOSING

    Section 3.01 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Winthrop, Stimson, Putnam & Roberts, New York, New York, at 10:00 a.m., New York City time, on the fifth business day immediately following the date on which the last of the conditions set forth in
Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time, date and place as the Company and Parent shall mutually agree (the "Closing Date").

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent as follows:

    Section 4.01  ORGANIZATION AND QUALIFICATION.  Except as set forth in
Section 4.01 of the Company Disclosure Schedule (as defined in
Section 7.05(ii)), the Company and each of its subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person. True and complete copies of the Articles of Incorporation, as amended, and by-laws of the Company as in effect on the date hereof, have been made available to Parent.

    Section 4.02 SUBSIDIARIES AND JOINT VENTURES. Section 4.02 of the Company Disclosure Schedule sets forth a description as of the date hereof, of all subsidiaries and joint ventures of the Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in
Section 4.02 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of such shares, and the Company's outstanding equity interests in the joint ventures listed on Section 4.02 of the Company Disclosure Schedule are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating the Company or any of any of its subsidiaries to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than ten (10) percent of any class of the outstanding voting securities or equity of any such entity.

    Section 4.03 CAPITALIZATION. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 600,000 shares of preferred stock, par value $100 per share ("Company Preferred Stock"). As of the date hereof, there were issued and outstanding 7,363,424 shares of Company Common Stock and 47,340 shares of Company Preferred Stock. The shares of Company Preferred Stock are not listed for trading on any securities exchange and the holders thereof have no rights to require the Company to obtain such listing. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for outstanding warrants to purchase Company Common Stock on a one-for-one basis at a current exercise price of $7.00 per share of Company Common Stock (subject to future adjustment), of which 1,503,215 are outstanding as of the date hereof (the "Warrants"), there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment. As of the Effective Time, each Warrant will provide the Company with the exclusive right, exercisable at its sole discretion, to pay cash upon any exercise thereof in lieu of issuing Company Common Stock in the amount calculated pursuant to such Warrant. Section 4.03 of the Company Disclosure Schedule sets forth the dates the Warrants are exercisable and the expiration dates of the Warrants. A true and accurate copy of the form of Warrant has been delivered to Parent.

    Section 4.04  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
COMPLIANCE. (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.04(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company subject to obtaining the Company Shareholders' Approval with respect to the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

    (b) Non-Contravention. Except as set forth in Section 4.04(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in a right of termination, cancellation, or acceleration of any obligation under, or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance ("Liens") upon any of the properties or assets of the Company, any of its subsidiaries or, to the knowledge of the Company, any of its joint ventures (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company (such term when used in Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of (i) the Articles of Incorporation or by-laws of the Company or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.04(c)) applicable to the Company or any of its subsidiaries, or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.04(b) of the Company Disclosure Schedule (the "Company Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries or joint ventures is a party or by which the Company or any of its subsidiaries or joint ventures or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

    (c) Statutory Approvals. Except as described in Section 4.04(c) of the Company Disclosure Schedule, (i) no authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") and (ii) no declaration, filing or registration with, or notice to any Governmental Authority (other than any declaration, filing or registration with, or notice to any local Governmental Authority), is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a Company Material Adverse Effect (the "Company Required Statutory Approvals").

    (d) Compliance. Except as set forth in Section 4.04(d) or Section 4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.05) filed prior to the date hereof, neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any of its joint ventures is in violation of or has been given notice of any purported violation of, any law, statute, order, rule, regulation or judgment (including, without limitation, any applicable Environmental Law, as defined in
Section 4.11(g)(ii)) of any Governmental Authority (including, without limitation, those Governmental Authorities identified in Section 4.05) except for violations that, in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Except as set forth in Section 4.04(d) or
Section 4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports filed prior to the date hereof, the Company, its subsidiaries and, to the knowledge of the Company, its joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would, in the aggregate, not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time (including, without limitation, the expiration of a temporary waiver) or action by a third party, could result in a default under, (i) its Articles of Incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults under the foregoing clause (ii) that, in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

    (e) Except as set forth in Section 4.04(e) of the Company Disclosure Schedule, there is no "non-competition" or other similar consensual contract or agreement that restricts the ability of the Company, any of its subsidiaries or, to the knowledge of the Company, any of its joint ventures to conduct any business in any geographic area or that would reasonably be expected to restrict the Surviving Corporation or any of its affiliates to conduct business in any geographic area.

    Section 4.05 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by the Company or any of its subsidiaries since December 31, 1998 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), the Federal Power Act, as amended (the "Power Act"), the Communications Act of 1934, and applicable state laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Department of Energy (the "DOE"), the Federal Communications Commission (the "FCC") or any appropriate state public utilities commission (including, without limitation, to the extent required, the Maine Public Utilities Commission (the "MPUC")), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including, but not limited to, all rates, tariffs, franchises, services agreements and related documents, and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its subsidiaries with the SEC since December 31, 1998 (as such documents have since the time of their filing been amended, the "Company SEC Reports"), which are all the documents (other than preliminary materials) that the Company and its subsidiaries were required to file with the SEC under the Exchange Act, the Securities Act of 1933, as amended, and the 1935 Act since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the 1935 Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (collectively, the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its subsidiaries, taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as set forth in Section 4.05 of the Company Disclosure Schedule, each subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

    Section 4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in
Section 4.06 of the Company Disclosure Schedule, since December 31, 1999, the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which has or could reasonably be expected to have, a Company Material Adverse Effect.

    Section 4.07 LITIGATION. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.07, Section 4.09 or
Section 4.11 of the Company Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or threatened, nor are there any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its subsidiaries (collectively, "Claims"), and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except (A) in the case of new Claims or developments in existing Claims arising after the date hereof, and
(B) any of the foregoing under clause (ii), that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

    Section 4.08 INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the proxy statement relating to the Company Special Meeting (as defined in Section 7.03(a)), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and (ii) any other documents to be filed with the SEC (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby shall, on the date of their respective filings or, in the case of the Proxy Statement, on the date mailed to the shareholders of the Company and on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement and any other documents to be filed with the SEC (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby shall comply as to form in all material respects with the requirements of the Exchange Act, the 1935 Act, and applicable state laws and regulations.

    Section 4.09 TAX MATTERS. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, environmental (including taxes under Section 59 of the Code), disability, employment, social security, unemployment, payroll, license, estimated, alternative or add-on minimum, stamp, registration, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, including any transferee liability with respect of any of the foregoing. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes.

    Except as disclosed in Section 4.09 of the Company Disclosure Schedule:

    (a) Filing of Timely Tax Returns. The Company and each of its subsidiaries have duly filed (or there has been filed on its behalf) within the time prescribed by law all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects complete and correct.

    (b) Payment of Taxes. The Company and each of its subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken as reflected on the Company's Financial Statements.

    (c) Tax Reserves. The Company and each of its subsidiaries have recorded on their books and records adequate reserves for all Taxes and for any liability for deferred Taxes in accordance with U.S. GAAP.

    (d) Extensions of Time for Filing Tax Returns. Neither the Company nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

    (e) Waivers of Statute of Limitations. Neither the Company nor any of its subsidiaries has in effect any extension, outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    (f) Expiration of Statute of Limitations. The Tax Returns of the Company and each of its subsidiaries either have been examined and settled with the appropriate Tax authority or closed by virtue of the expiration of the applicable statute of limitations for all years through and including 1996.

    (g) Audit, Administrative and Court Proceedings. No material audits or other administrative proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries and no issues have been raised in writing or orally by any Tax authority in connection with any Tax or Tax Return.

    (h) Tax Liens. There are no Tax liens upon any asset of the Company or any of its subsidiaries except liens for Taxes not yet due.

    (i) Tax Rulings. Neither the Company nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

    (j) Availability of Tax Returns. The Company has provided or made available to Parent complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its subsidiaries covering all years ending on or after December 31, 1996, (ii) all audit reports and notices of assessment received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries covering all years ending on or after December 31, 1996 and (iii) any Closing Agreements entered into by the Company or any of its subsidiaries with any taxing authority since December 31, 1996.

    (k) Tax Sharing Agreements. Neither the Company nor any of its subsidiaries is a party to any agreement relating to allocating or sharing of Taxes.

    (l) Liability for Others. Neither the Company nor any of its subsidiaries has any liability for any Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor,
(iii) by contract or (iv) otherwise.

    Section 4.10 EMPLOYEE MATTERS; ERISA. (a) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, share option or other agreement or arrangement relating to employment or fringe benefits with or for the benefit of any current or former employees or other personnel of the Company or any of its subsidiaries or their dependents or beneficiaries effective as of the date hereof pursuant to which the Company or any of its subsidiaries has or could reasonably be expected to have any liability (collectively, the "Company Employee Benefit Plans") is listed in Section 4.10(a) of the Company Disclosure Schedule, is in material compliance with applicable law, and has been administered and operated in all material respects in accordance with its terms and applicable law. All reports to governmental agencies and all disclosures to participants and beneficiaries have been timely filed and distributed in accordance with applicable law. Each Company Employee Benefit Plan which is intended to be qualified within the meaning of Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") as to such qualification and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of, or have any materially adverse effect on, the qualification of such plans.

    (b) Complete and correct copies of the following documents have been made available to Parent as of the date of this Agreement: (i) all Company Employee Benefit Plans and any related trust agreements or insurance contracts, (ii) the most current summary descriptions of each Company Employee Benefit Plan subject to ERISA, (iii) the three most recent Form 5500s and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the IRS with respect to the qualified status of each Company Employee Benefit Plan that is intended to qualify under Sections 401(a) and 501(a) of the Code,
(v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust or other funding arrangement, (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted and (vii) a summary of any Company Employee Benefit Plan for which there are no written documents.

    (c) Each Company Employee Benefit Plan subject to the requirements of
Section 601 of ERISA and Section 4980B of the Code has been operated in material compliance therewith. Neither the Company nor any subsidiary has contributed to a nonconforming group health plan (as defined in Code Section 5000(c)) and no person under common control with the Company within the meaning of Section 414 of the Code ("ERISA Affiliate") has incurred a tax liability under Code Section 5000(a) that is or could reasonably be expected to become a liability of the Company or any subsidiary.

    (d) Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, each Company Employee Benefit Plan covers only employees who are employed by the Company or a subsidiary (or former employees or dependents or beneficiaries of any such employees or former employees) with respect to service with the Company or a subsidiary.

    (e) Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, neither the Company, any subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA is, or within the six-year period preceding the date of this Agreement, was at any time obligated to contribute to or otherwise was a party to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

    (f) No event has occurred, and there exists no condition or set of circumstances under which the Company or any subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could be subject to any liability under Section 302 of ERISA, Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA, Section 412 of the Code or Section 4975 of the Code or, to the knowledge of the Company, Section 406 of ERISA, except for instances of non-compliance in connection with any Company Employee Benefit Plan which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Pension Plan for Bargaining Unit and Non-Bargaining Unit Employees is fully funded on a plan termination basis.

    (g) Neither the Company nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise that has not been satisfied in full and no event or condition exists or has existed which could reasonably be expected to result in any such material liability. As of the date of this Agreement, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA. Each of the Company and any ERISA Affiliate has paid all amounts due to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA.

    (h) Except as set forth in Section 4.10(h) of the Company Disclosure Schedule, no employer securities, employer real property or other employer property is or can be included in the assets of any Company Employee Benefit Plan.

    (i) Full payment has been timely made of all contributions, insurance premiums, benefits and other payments which the Company or any affiliate thereof was required under the terms of any Company Employee Benefit Plan and/or applicable law to have paid on or prior to the Effective Time (excluding any amounts not yet due) and no Company Employee Benefit Plan which is subject to

Part III of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.

    (j) Except as set forth in Section 4.10(j) of the Company Disclosure Schedule, no amounts paid or payable under any Company Employee Benefit Plan or other agreement, contract, or arrangement has failed or will fail to be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code. No amount or any asset of any Company Employee Benefit Plan or Company VEBA (as defined in Section 501(c)(9) of the Code) is subject to tax as unrelated business taxable income.

    (k) Except as set forth in Section 4.10(k) of the Company Disclosure Schedule, there are no actions, suits or claims pending or, to the knowledge of the Company, threatened (other than routine claims for benefits in the ordinary course) with respect to any Company Employee Benefit Plan.

    (l) Except as set forth in Section 4.10(l) of the Company Disclosure Schedule, participants' rights in all terminated Company Employee Benefit Plans qualified under the Code have been fully satisfied.

    (m) The Company and its subsidiaries are parties to the collective bargaining agreements described in Section 4.10(m) of the Company Disclosure Schedule. True and complete copies of such collective bargaining agreements have been provided to Parent. Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, since January 1, 1998, neither the Company nor any of its subsidiaries has been a party to any collective bargaining agreement or other labor contract. Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, since January 1, 1998, no labor organization or group of employees of the Company or any of its subsidiaries has made a demand, and there is not now pending any demand, for recognition or certification, and there has not been, and there is not now, any representation or certification proceeding or petition seeking a representation proceeding pending with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, no such proceeding or petition is threatened. Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, since January 1, 1998, there has not been and there is not now any organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries which could reasonably be expected to have a Company Material Adverse Effect. Except as set forth in
Section 4.10(m) of the Company Disclosure Schedule, since January 1, 1998, each of the Company and its subsidiaries has complied and is in compliance with, and there are no outstanding orders or charges against the Company or any of its subsidiaries regarding, all applicable laws and collective bargaining agreements respecting labor, employment and employment practices, including, without limitation, terms and conditions of employment, wages and hours, occupational safety and health, equal employment opportunity, non-discrimination, immigration, benefits, collective bargaining, and the payment of withholding and similar taxes, except for non-compliances which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, since January 1, 1998, there has not been and there is not now any arbitration proceedings arising out of or under any collective bargaining agreement pending against the Company or any of its subsidiaries, and there are no administrative charges, grievances or court complaints, actions, investigations or litigation against the Company or any of its subsidiaries concerning alleged employment discrimination, labor relations, unfair labor practices or other employment related matters pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, U.S. Equal Employment Opportunity Commission or any other Governmental Authority. Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries are in violation of the Federal Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or 26 M.R.S.A. Section 625-B. The Company and its subsidiaries have paid all levies, assessments and penalties pursuant to any applicable workers' compensation legislation in jurisdictions in which the Company and its subsidiaries conduct business.

    (n) Each Company VEBA (as defined in Section 501(c)(9) of the Code) is exempt from federal income tax. No event has occurred and, to the knowledge of the Company, no circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any Company VEBA or related trust.

    (o) The most recent actuarial report for each Company's (or for any subsidiary's) defined benefit pension plan fairly presents the financial condition and the results of operations of each such plan in accordance with GAAP. Since the last valuation of each such plan, no event has occurred or circumstance exists that would increase the amount of benefits under such plan or that would cause the excess of plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease (other than decreases caused by fluctuations in the market values of plan assets).

    (p) Except to the extent required under ERISA Section 601 et seq. and
Section 4980B of the Code and except as set forth in Section 4.10(p) of the Company Disclosure Schedule, the Company and its ERISA Affiliates are not obligated to provide health or welfare benefits to any retired or former employee or any active employee following such employee's retirement or other termination of service, other than the benefits reflected in the FAS 106 report dated January 4, 2000. Except as set forth in Section 4.10(p) of the Company Disclosure Schedule, the liability of the Company or any ERISA Affiliate for such post retirement benefits will not increase due to the merger contemplated herein.

    (q) The Company and its ERISA Affiliates have provided complete disclosure of all material financial costs of all obligations owed under any Company Employee Benefit Plan. Except as set forth in Section 4.10(q) of the Company Disclosure Schedule, there are no costs or liabilities of any kind or nature, either relating to pension or welfare benefit plans, not otherwise disclosed in full on the audited financial statements of the Company and its affiliates as of December 31, 1999, which exceed $500,000 for all such plans in the aggregate. This provision shall include, but not be limited to, liabilities under self-funded medical, disability or workers' compensation plans not covered by insurance, so-called "incurred but not reported" or "IBNR" liabilities, unfunded deferred compensation plans and similar employee benefit liabilities.

    (r) The Company is not aware that any employee or director of the Company or any of its subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer or director and any other person or entity ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee, officer or director of the Company or any of its subsidiaries, or (ii) the ability of the Company or any of its subsidiaries to conduct its business. The Company has not been informed that any director, officer, or other key employee of the Company or any subsidiary intends to terminate his employment with such company.

    Section 4.11 ENVIRONMENTAL PROTECTION. Except as set forth in Section 4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

    (a) Compliance. The Company and each of its subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 4.11(g)(ii)) except where the failure to be in such compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any written communication from any Governmental Authority that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws.

    (b) Environmental Permits. The Company and each of its subsidiaries have obtained or have applied for renewals of all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their respective facilities or the conduct of their respective operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or to be in such compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    (c) Environmental Claims; Judgments. There is no Environmental Claim (as defined in Section 4.11(g)(i)) pending (i) against the Company or any of its subsidiaries, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries owns, leases or manages, in whole or in part that, if adversely determined, would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries (i) has entered into or agreed to any consent decree or order, or
(ii) is subject to any judgment, decree or judicial order, in each case, relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials under any Environmental Law.

    (d) CERCLA. Neither the Company nor any of its subsidiaries has received any written request for information, or been notified (or otherwise has knowledge) that the Company or any of its subsidiaries is a potentially responsible party, under the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any similar state law.

    (e) Releases. Except for Releases of Hazardous Materials the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.11(g)(iv)) of any Hazardous Material (as defined in
Section 4.11(g)(iii)) that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its subsidiaries.

    (f) Predecessors. The Company has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of the Company or any of its subsidiaries) whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

    (g)  As used in this Agreement:

        (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of their respective subsidiaries or joint ventures; or
    (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

        (ii) "Environmental Laws" means all federal, state, local laws, rules, ordinances and regulations, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

       (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its subsidiaries or joint ventures operates or has stored, treated or disposed of Hazardous Materials.

        (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

    Section 4.12 REGULATION AS A UTILITY. Except as set forth in Section 4.12 of the Company Disclosure Schedule, neither the Company nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of the Company is subject to regulation as (i) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) or 2(a)(11), respectively, of the 1935 Act, (ii) a "public utility" under the Power Act,
(iii) a "natural-gas company" under the Natural Gas Act, or (iv) a public utility or public service company (or similar designation) by the federal government of the United States, any state in the United States or any political subdivision thereof, or by any foreign country.

    Section 4.13 VOTE REQUIRED. A majority of the votes represented by the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a class, in favor of the Merger and the other transactions contemplated hereby (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

    Section 4.14 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. A true and complete copy of the written opinion will be delivered to Parent promptly after receipt thereof by the Company.

    Section 4.15  OWNERSHIP OF PARENT COMMON STOCK.  Except as set forth in
Section 4.15 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries "beneficially owns" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of the capital stock of Parent.

    Section 4.16 TAKEOVER PROVISIONS. The Company has taken all necessary actions within its control so that this Agreement and the transactions contemplated hereby are exempt from (i) the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of Maine, including, without limitation, Section 611-A and Section 910 of the MBCA, and (ii) the anti-takeover provisions contained in the articles of organization of the Company. The Company is not a party to a shareholders' rights plan or other similar anti-takeover agreement or arrangement.

    Section 4.17 NUCLEAR FACILITIES. The Company is a seven (7) percent common stockholder of Maine Yankee Atomic Power Company ("Maine Yankee"), which owns a nuclear generating plant in Wiscasset, Maine that has permanently ceased operations and is in the process of being decommissioned. Maine Yankee holds its own license from the Nuclear Regulatory Commission (the "NRC"). The Company does not have responsibility for the operation of Maine Yankee, it being understood that the Company maintains two (2) representatives on the Maine Yankee Board of Directors. Except as set forth in Section 4.17 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof, to the knowledge of the Company, neither the Company, any of its subsidiaries nor Maine Yankee, is in violation of any applicable health, safety, regulatory, environmental or other legal requirements, including NRC laws and regulations, applicable to Maine Yankee, except for such failure to comply that would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, Maine Yankee maintains emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and insurance coverages consistent with industry practice. The Company has paid its portion of the decommissioning cost of Maine Yankee and the storage of spent fuel billed to date consistent with the most recently approved plan for Maine Yankee and FERC authorized rates. Except as set forth in
Section 4.17 of the Company Disclosure Schedule, to the knowledge of the Company, Maine Yankee is not as of the date of this Agreement on the List of Nuclear Power Plants Warranting Increased Regulatory Attention maintained by the NRC.

    Section 4.18 TITLE TO REAL PROPERTIES. To the knowledge of the Company, the Company and each of its subsidiaries has good title to, or in the case of leased property and assets have valid leasehold interests in, all real property reflected on the Company Financial Statements or acquired after December 31, 1999, except for (i) properties sold since December 31, 1999 in the ordinary course of business consistent with past practice, and (ii) such imperfections in title and easements, if any, which (A) are not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use of the property subject thereto or affected thereby, or
(B) otherwise do not materially impair the Company's business operations. None of such property is subject to any Lien, except:

    (a) Liens disclosed in the Company Financial Statements;

    (b) Liens for Taxes not yet due or being contested in good faith and for which adequate accruals or reserves have been established on the Company Financial Statements; or

    (c) Liens which do not materially detract from the value or materially interfere with any present use of such property or assets.

    Section 4.19 MATERIAL CONTRACTS. (a) Except for purchase orders the Company has provided Parent with a complete and accurate list of any of the following to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound (each, a "Company Material Contract"), together with copies thereof:

        (i) all written management, compensation, employment or other contracts entered into with any executive officer or director of the Company;

        (ii) all contracts or arrangements under which the Company or any of its subsidiaries has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability, in each case, in an amount greater than $200,000;

       (iii) all bonds or agreements of guarantee or indemnification in which the Company or any of its subsidiaries acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in an amount or potential amount greater than $100,000, other than any such bonds or agreements entered into in connection with an asset or stock acquisition or disposition made by the Company or any of its subsidiaries and other than any such guarantees of the obligations of the Company or any of its subsidiaries;

        (iv) all non-competition agreements to which the Company or any of its affiliates (other than any director of the Company) is a party;

        (v) all partnership and joint venture agreements;

        (vi) each other material contract or agreement listed as an exhibit to the Company's most recent Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

       (vii) all agreements relating to material business acquisitions or dispositions during the last three years, including any separate tax or indemnification agreements.

    To the knowledge of the Company, no party to any Company Material Contract (other than the Company and any of its subsidiaries) is in default in any material respect under the terms of such Company Material Contract, and each Company Material Contract is in full force and effect, except for any such defaults or failures to be in full force and effect which, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. To the Company's knowledge, the Company Material Contracts are enforceable by the Company in accordance with their terms.

    (b) Neither (i) any of the Company Material Contracts copies of which were delivered to Parent or its advisors in the period June 26, 2000 through the date hereof, nor (ii) any other Material Contracts amended, modified or affected in any material respect by such first-mentioned Material Contracts,

    (A) contains any restriction or prohibition, direct or indirect, on the ability of the Company to pay dividends on the Company Common Stock,

    (B) contains any waiver or forbearance of any covenant or restriction in respect of indebtedness under which the Company is currently operating,

    (C) obligates the Company to make any expenditure of funds outside of the ordinary course of business,

    (D) constitutes an incurrence of indebtedness not reflected on the Company Financial Statements,

    (E) constitutes a nuclear-related obligation (other than with respect to Maine Yankee),

    (F) results in the imposition of any taxes outside of the ordinary course of business,

    (G) contains any indemnities by the Company in favor of any third parties (other than indemnities in favor of lenders and trustees customary in financing transactions), or

    (H) is a partnership or joint venture agreement.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company as follows:

    Section 5.01  ORGANIZATION AND QUALIFICATION.  Except as set forth in
Section 5.01 of the Parent Disclosure Schedule (as defined in Section 7.05(i)), Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Parent and its subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (any such material adverse effect being hereafter referred to as a "Parent Material Adverse Effect"). True and complete copies of the articles of organization and by-laws of each of Parent and Merger Sub as in effect on the date hereof, have been made available to the Company.

    Section 5.02 SUBSIDIARIES. Section 5.02 of the Parent Disclosure Schedule sets forth a description as of the date hereof of all material subsidiaries and joint ventures of Parent, including the name of each such entity, the state or jurisdiction of its incorporation or organization, Parent's interest therein, and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 5.02 of the Parent Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that could not reasonably be expected to have a Parent Material Adverse Effect.

    Section 5.03 CAPITALIZATION. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, the authorized capital stock of Parent consists of an unlimited number of shares of common stock, no par value, of Parent ("Parent Common Stock"), and an unlimited number of shares of preferred stock, of Parent ("Parent Preferred Stock"). As of the close of business on June 21, 2000, there were issued and outstanding 87,172,909.8462 shares of Parent Common Stock and no shares of Parent Preferred Stock. All of the issued and outstanding shares of the capital stock of Parent are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent, or obligating Parent to grant, extend or enter into any such agreement or commitment.

    Section 5.04  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
COMPLIANCE. (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the applicable Parent Required Statutory Approvals (as defined in Section 5.04(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

    (b) Non-Contravention. Except as set forth in Section 5.04(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the articles of organization or by-laws of Parent or any of its subsidiaries, (ii) subject to obtaining Parent Required Statutory Approvals (as defined in Section 5.04(c)) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any of its subsidiaries, or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.04(b) of the Parent Disclosure Schedule (the "Parent Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries, or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

    (c) Statutory Approvals. Except as described in Section 5.04(c) of the Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect (the "Parent Required Statutory Approvals").

    Section 5.05 REPORTS AND FINANCIAL STATEMENTS. The filings required by law or regulation to be made by Parent or any of its subsidiaries since
December 31, 1998 have been filed with the appropriate Governmental Authority, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements required by law or regulation appertaining thereto, including, but not limited to, all rates, tariffs, franchises, services agreements and related documents, and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. Parent has made available to the Company a true and complete copy of each form, report, schedule, registration statement, registration exemption, if applicable, and other document (together with all amendments thereof and supplements thereto) filed by Parent or any of its subsidiaries with the Nova Scotia Securities Commission and The Toronto Stock Exchange since December 31, 1998 (as such documents have since the time of their filing been amended, the "Parent Reports"), which are all the documents (other than preliminary materials) that Parent and its subsidiaries were required to file by law or regulation since such date. As of their respective dates, the Parent Reports (i) complied as to form in all material respects with all applicable legal requirements, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in the Parent Reports (collectively, the "Parent Financial Statements") complied as to form in all material respects with all applicable rules and regulations, were prepared in accordance with generally accepted accounting principles of Parent's country of origin applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Parent and its subsidiaries, taken as a whole)) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as set forth in Section 5.05 of the Parent Disclosure Schedule, each subsidiary of Parent is treated as a consolidated subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

    Section 5.06 INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (i) the Proxy Statement and (ii) any other documents to be filed with the SEC (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby shall, on the date of their respective filings or, in the case of the Proxy Statement, at the date mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein. Any documents to be filed with the SEC by or on behalf of Parent or Merger Sub (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby shall comply as to form in all material respects with the requirements of, as applicable, the 1935 Act, any applicable federal securities laws or state or provincial laws and regulations.

    Section 5.07 REGULATION AS A UTILITY. Except as set forth in Section 5.07 of the Parent Disclosure Schedule and without giving effect to the transactions contemplated by this Agreement, neither Parent nor any "subsidiary company" (as such term is defined in the 1935 Act) of Parent is subject to regulation as
(i) a "holding company," or a "public-utility company" or, to the actual knowledge of Parent, a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) or 2(a)(11), respectively, of the 1935 Act, (ii) a "public utility" under the Power Act,
(iii) a "natural-gas company" under the Natural Gas Act, or (iv) a public utility or public service company (or similar designation) by the federal government of the United States, any state in the United States or any political subdivision thereof, or by any foreign country or political subdivision thereof.

    Section 5.08  OWNERSHIP OF COMPANY COMMON STOCK.  Except as set forth in
Section 5.08 of the Parent Disclosure Schedule, Parent does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock.

    Section 5.09 FINANCING. Parent has sufficient funds available to it or has received binding written commitments subject only to customary terms and conditions from third parties to provide sufficient funds to pay the Merger Consideration on the Closing Date and to consummate the Merger and other transactions contemplated hereby.

    Section 5.10 VOTE REQUIRED. Parent has approved the Merger, and such approval is the only vote of the holders of any class or series of the capital stock of Parent required to approve this Agreement, the Merger and the other transactions contemplated hereby.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

    Section 6.01 COVENANTS OF THE PARTIES. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent and the Company each agree as follows, each as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

    (a) Ordinary Course of Business. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with good utility or other practice, as applicable, and in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, the Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to (i) preserve intact their present business organizations and goodwill and preserve the goodwill and relationships with customers, suppliers and others having significant business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group (provided that voluntary terminations of employment by officers or employees shall not be deemed a violation of this susection),
(iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice, and
(iv) comply in all material respects with all laws, orders and regulations of all Governmental Authorities applicable to them.

    (b) Dividends. The Company shall not, nor shall it permit any of its subsidiaries to: (i) declare or pay any dividends on, or make other distributions in respect of, any capital stock other than (A) dividends by a direct or indirect subsidiary to the Company, (B) regular dividends on the Company Preferred Stock, (C) regular quarterly dividends on Company Common Stock that do not exceed the current regular dividends on Company Common Stock; provided that, the Company may increase the rate of such dividends to not more than $0.25 per quarter beginning on the first regular quarterly dividend payment date in 2001, and (D) if the Effective Time does not occur between a record date and payment date of a regular quarterly dividend, a special dividend on Company Common Stock with respect to the quarter in which the Effective Time occurs with a record date on or prior to the date on which the Effective Time occurs, which does not exceed an amount equal to the product of (x) the number of days between the last payment date of a regularly quarterly dividend and the record date of such special dividend, multiplied by (y) the then-effective regular quarterly dividend, (ii) split, combine or reclassify any capital stock or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or the capital stock of any subsidiary, or (iii) redeem, repurchase or otherwise acquire any shares of capital stock or the capital stock of any subsidiary other than (A) acquisitions of shares of capital stock in connection with the administration of the Company's dividend reinvestment plan as in effect on the date hereof in the ordinary course consistent with past practice, (B) cash payments to holders of Warrants in lieu of issuing Company Common Stock upon exercise of such Warrants, or (C) intercompany acquisitions of capital stock.

    (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than in the case of subsidiaries, for issuances of capital stock to the Company or another subsidiary.

    (d) Charter Documents; Other Actions. The Company shall not, nor shall it permit any of its subsidiaries to, amend its respective articles of organization, by-laws or regulations, or similar organic documents, and the Company shall not, nor shall it permit any of its subsidiaries to take or fail to take any other action which would reasonably be expected to prevent or materially impede or interfere with the Merger (except to the extent permitted by Section 6.02 and Article IX).

    (e) Acquisitions. Except as disclosed in Section 6.01(e) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets other than
(i) in the ordinary course of business, and (ii) acquisitions having an aggregate acquisition consideration payable by the Company of not more than $1,000,000. With respect to the acquisitions identified in Section 6.01(e) of the Company Disclosure Schedule, the Company has provided Parent true and complete copies of any existing relevant agreement relating thereto.

    (f) Capital Expenditures. Except (i) as may be required by law or (ii) as reasonably deemed necessary by the Company following a catastrophic event, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in excess of 110% of the aggregate amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in Section 6.01(f) of the Company Disclosure Schedule.

    (g) No Dispositions. Except as set forth in Section 6.01(g) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, or otherwise dispose of, any of its respective assets, other than (i) encumbrances or dispositions in the ordinary course of business consistent with past practice, and (ii) dispositions of assets having an aggregate fair market value of not more than $500,000.

    (h) Indebtedness. Except as set forth in Section 6.01(h) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, incur or guarantee any indebtedness for borrowed money (including any such debt guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than (i) short-term indebtedness and "keep well" or similar assurances for the benefit of customers, in each case in the ordinary course of business consistent with past practice,
(ii) arrangements between the Company and its subsidiaries or among its subsidiaries, or (iii) after prior consultation with Parent, indebtedness to the extent necessary to repay maturing debt in accordance with its terms.

    (i) Compensation; Benefits. Except as set forth in Section 6.01(i) of the Company Disclosure Schedule, or as may be required by applicable law or collective bargaining agreements in effect on the date hereof, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan, or otherwise increase the compensation or benefits of any director, officer or other employee of the Company or any of its subsidiaries, except for normal increases in compensation and benefits in the ordinary course of business consistent with past practice that, with respect to employees who are not officers, in the aggregate, do not result in an increase in benefits or compensation expense to the Company or any of its subsidiaries in excess of five (5) percent per year, or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or other employee other than with respect to employees who are not officers of the Company in the ordinary course of business consistent with current industry practice not to exceed $300,000 in the aggregate. Prior to the Closing Date, the Company shall take all necessary actions in a manner satisfactory to Parent, so that at and after the Closing Date, none of the capital stock or securities of the Company, the Surviving Corporation or their subsidiaries will be required to be held in, or distributed pursuant to, any of the Company's employee benefit plans or employment or similar contracts, agreements or arrangements with any director or other employee.

    (j) Labor Matters. Notwithstanding any other provision in this Agreement to the contrary, the Company and its subsidiaries may negotiate successor collective bargaining agreements to the agreements identified in Section 4.10(m), and may negotiate other collective bargaining agreements or arrangements as required by law or for the purpose of implementing such agreements. The Company will keep Parent informed as to the status of, and will consult with Parent as to the strategy for, all negotiations with collective bargaining representatives. The Company and its subsidiaries shall act prudently and reasonably and consistent with their obligation under applicable law in such negotiations.

    (k) 1935 Act. Except as required or contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act.

    (l) Accounting. The Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or U.S. GAAP.

    (m) Cooperation; Notification. The Company shall, and shall cause its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of Parent to discuss, subject to applicable law, material operational and business matters, (ii) promptly notify Parent of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, and (iii) advise Parent of any change or event which has had or could reasonably be expected to result in a Company Material Adverse Effect. Each party will promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

    (n) Third-Party Consents. The Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and, if requested by Parent shall provide copies of all the Company Required Consents obtained by the Company to Parent. Parent shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify the Company of any failure or prospective failure to obtain any such consents and, if requested by the Company, shall provide copies of all Parent Required Consents obtained by Parent to the Company.

    (o) No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, willfully take any action that would or reasonably be expected to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

    (p) Discharge of Liabilities. The Company shall not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

    (q) Contracts. Except as set forth in Section 6.01(q) of the Company Disclosure Schedule, the Company shall not, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims.

    (r) Insurance. The Company shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as are at least equal to what is currently maintained by the Company and described in Section 6.01(r) of the Company Disclosure Schedule.

    (s) Permits. The Company shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its subsidiaries operate except for those permits the expiration or termination of which would not reasonably be expected to have a Company Material Adverse Effect.

    (t) Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law.

    (u) No Rights Triggered. The Company shall ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result, directly or indirectly, in the grant of any rights to any person under any material agreement (other than the agreements disclosed in Section 6.01(u) of the Company Disclosure Schedule) to which it or any of its subsidiaries is a party.

    (v)  Taxes.  The Company shall not, and shall cause its subsidiaries not to,
(i) make or rescind any express or deemed material election relating to Taxes,
(ii) settle or compromise any claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes, or (iii) change any of its methods of reporting income or deductions for Tax purposes, except as may be required by applicable law.

    (w) Organization and Conduct of Business of Merger Sub. As soon as reasonably practicable following the date hereof, Parent will take all necessary action to incorporate Merger Sub under the laws of a state of the United States as an indirect wholly-owned subsidiary of Parent. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Merger Sub to (i) perform its obligations under this Agreement in accordance with its terms, and (ii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which would reasonably be expected to prevent Parent or Merger Sub from performing their respective obligations under this Agreement. Parent will remain the indirect owner of 100% of Merger Sub until the Effective Time.

    (x) Regulatory Matters. Subject to applicable law and except for non-material filings in the ordinary course of business consistent with past practice, the Company shall consult with Parent prior to implementing any material changes in its or any of its subsidiaries' rates or charges, standards of service or accounting or executing any agreement with respect thereto that is otherwise permitted under this Agreement, and the Company shall, and shall cause its subsidiaries to, deliver to Parent a copy of each such filing or agreement prior to the filing or execution thereof so that Parent may comment thereon.

    Section 6.02 COVENANT OF THE COMPANY; ALTERNATIVE PROPOSALS. From and after the date hereof, the Company agrees (a) that it and its subsidiaries will not, and it will use its best efforts to cause its and its subsidiaries' employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries or any of the foregoing) not to, directly or indirectly, knowingly encourage, initiate or solicit (including by way of furnishing information) any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement an Alternative Proposal, (b) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal, and (c) that it will immediately notify Parent orally and in writing of the receipt of any such inquiry, offer or proposals, and that it shall keep Parent informed of the status of any such inquiry, offer or proposal.

    Notwithstanding any other provision hereof, the Company may at any time prior to the time the shareholders of the Company shall have voted to approve this Agreement (i) engage in discussions or negotiations with a third party who, without solicitation in violation of the terms hereof, seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A)(x) the third party has first made an Alternative Proposal that, in the good faith judgment of the Company Board of Directors, is likely to be more favorable to the shareholders of the Company than the Merger, and has demonstrated that it will have adequate sources of financing to consummate such Alternative Proposal, and (y) the Company Board of Directors shall conclude in good faith, based upon the advice of outside counsel and such other matters as the Company Board of Directors deems relevant, that such actions are necessary for the Company Board of Directors to act in a manner consistent with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides prompt written notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, and of the identity of the person or group making the Alternative Proposal and the material terms thereof, and (y) receives from such person an executed confidentiality agreement in reasonably customary form except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Alternative Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 9.01(e). "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any proposal or offer to acquire in any manner, directly or indirectly (x) ten (10) percent or more of the outstanding Company Common Stock, or (y) all or a substantial portion of the assets of the Company and its subsidiaries taken as a whole. Nothing herein shall prohibit a disposition permitted by Section
6.01(g) hereof.

    Section 6.03 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

    Section 7.01 ACCESS TO INFORMATION. Upon reasonable notice and during normal business hours, the Company shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, agents and accountants of Parent (collectively, "Representatives") reasonable access, throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records to the extent that the Company or any of its subsidiaries is not under a legal obligation not to provide access or to the extent that such access would not constitute a waiver of the attorney-client privilege and does not unreasonably interfere with the business and operations of the Company; provided that such right of access shall not include random environmental testing with respect to any properties of the Company or its subsidiaries. During such period, the Company shall, and shall cause its subsidiaries to, furnish promptly to Parent (i) access to each material report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal, state or provincial securities laws or filed with or sent to the SEC, the FERC, the Department of Justice, the Federal Trade Commission or any other Governmental Authority, and
(ii) access to the Company, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by Parent in connection with any filings, applications or approvals required or contemplated by this Agreement. The Company shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Confidentiality and Standstill Agreement) concerning Parent furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality and Standstill Agreement, dated March 28, 2000, between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").

    Section 7.02 REGULATORY AND OTHER APPROVALS. (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the Merger and other transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

    (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices (including, without limitation, notice to the Committee on Foreign Investment in the United States ("CFIUS") with respect to the Exon-Florio review process), petitions, filings and other documents, and to use all commercially reasonable efforts to obtain no later than the Initial Termination Date, as such date may be extended pursuant to
Section 9.01(b), all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals and Parent Required Statutory Approvals. The parties agree that they will consult with each other with respect to obtaining the Company Required Statutory Approvals and Parent Required Statutory Approvals, such consultation to include review of drafts of all applications for such approvals.

    (c) 1935 Act Matters. In furtherance of the foregoing susection (b), Parent agrees to register under Section 5 of the 1935 Act if such registration is necessary under applicable law (i) for Parent to obtain authorization from the SEC to consummate the Merger (if required), and/or (ii) for Parent to obtain authorization from the SEC to own the Company as a direct or indirect subsidiary following the Merger. Parent agrees that it will use commercially reasonable efforts to complete all actions prior to the Initial Termination Date with respect to its present and proposed corporate, financial and business structure as may be necessary or appropriate in the opinion of United States counsel experienced in 1935 Act matters in order for the authorizations referred to above to be obtained prior to the Initial Termination Date, as such date may be extended pursuant to Section 9.01(b). Parent agrees that its application for approval of the Merger under the 1935 Act, and its application for registration under Section 5 of the 1935 Act, shall be made on the basis that each of its non-U.S. public-utility company subsidiaries (and such non-utility subsidiaries or businesses, if any, as Parent determines to place under or within any of such non-U.S. public utility company subsidiaries) shall claim the status of a "foreign utility company" under Section 33 of the 1935 Act. As used in this susection (c), the term "subsidiary" means a subsidiary as defined in the 1935 Act.

    Section 7.03 SHAREHOLDER APPROVAL; PROXY STATEMENT. (a) The Company's Shareholders. The Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the Merger and the transactions contemplated hereby and thereby, and (iii) cooperate and consult with Parent with respect to each of the foregoing matters.

    (b) Proxy Statement. As soon as reasonably practicable after the date hereof, the Company shall prepare, file with the SEC and distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its articles of organization and by-laws. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to Parent copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement (except reports from financial advisors other than with the consent of such financial advisors). Each party hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. The Company shall also include in the Proxy Statement the recommendation of its Board of Directors that its shareholders approve this Agreement and the Merger as contemplated by clause
(a)(ii) of this Section 7.03.

    Section 7.04  DIRECTORS' AND OFFICERS' INDEMNIFICATION.
(a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or a subsidiary of the Company (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Parties upon request reimbursement of documented expenses reasonably incurred. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict or any significant issue between the position of such Indemnified Party and any other Indemnified Party or Indemnified Parties. Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in Section 719 of the MBCA, and the articles of organization or by-laws, shall be made as provided in such Section 719.

    (b) Insurance. For a period of six (6) years after the Effective Time, Parent shall (i) cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage, or (ii) provide tail coverage for such persons which provides coverage for a period of six (6) years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage.

    (c)  Successors.  In the event Parent or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.04.

    (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company, and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective articles of organization and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time.

    (e) Benefit. The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

    Section 7.05 DISCLOSURE SCHEDULES. On the date hereof, (i) Parent has delivered to the Company a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by its Chief Financial Officer stating that the Parent Disclosure Schedule is being delivered pursuant to this
Section 7.05(i), and (ii) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by its Chief Financial Officer stating that the Company Disclosure Schedule is being delivered pursuant to this Section 7.05(ii). The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

    Section 7.06 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law or the rules of any applicable securities exchange or Governmental Authority, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

    Section 7.07  CERTAIN EMPLOYEE AGREEMENTS AND ARRANGEMENTS.  Subject to
Section 7.08 and to applicable law and collective bargaining agreements, Parent and the Surviving Corporation and its subsidiaries shall honor, all contracts, agreements, collective bargaining agreements and commitments of the Company prior to the date hereof which have been disclosed in the Company Disclosure Schedule and which apply to any current or former employee or current or former director of the Company; provided, however, that the foregoing shall not prevent Parent or the Surviving Corporation from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment. Any workforce reductions affecting employees of the Company carried out within the twelve-month period following the Effective Time by Parent or the Surviving Corporation or their respective subsidiaries shall be done in accordance with (i) the provisions of this Agreement, (ii) the recommendations of the Transition Steering Team to be established pursuant to
Section 7.13 hereof, and (iii) all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the WARN Act and regulations promulgated thereunder, and any comparable state or local law.

    Section 7.08 EMPLOYEE BENEFIT PLANS. (a) For a period of twelve (12) months immediately following the Closing Date, the basic compensation, benefits and coverage provided to those individuals who do not have the benefit of a collective bargaining agreement with the Company and who continue to be employees of the Surviving Corporation, Parent or their respective subsidiaries ("Continuing Company Employees") pursuant to employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or their respective subsidiaries shall be not less favorable in the aggregate (as determined by Parent and the Surviving Corporation using reasonable assumptions and benefit valuation methods) than those provided to such Continuing Company Employees immediately prior to the Closing Date. For purposes of the foregoing, Parent and the Surviving Corporation shall not be required to take into account the fact that any Company Employee Benefit Plan allows for investment of funds in Company Common Stock. In addition to the foregoing, Parent shall, or shall cause the Surviving Corporation, Parent or their respective subsidiaries to, pay any employee whose employment is terminated by Parent, the Surviving Corporation or their respective subsidiaries within twelve (12) months of the Closing Date (other than for cause) a severance benefit package having the terms described in
Section 7.08 of the Company Disclosure Schedule.

    (b) Parent shall, or shall cause the Surviving Corporation to, give the Continuing Company Employees full credit for purposes of eligibility, vesting and determination of seniority-based levels of benefits under any employee benefit plans or arrangements maintained by Parent or the Surviving Corporation, as applicable, in effect as of the Closing Date for such Continuing Company Employees' service with the Company or any subsidiary of the Company (or any prior employer) to the same extent recognized by the Company or such subsidiary immediately prior to the Closing Date. With respect to any employee benefit plan or arrangement established by Parent or the Surviving Corporation after the Closing Date (the "Post Closing Plans"), service shall be credited in accordance with the terms of such Post Closing Plans, provided that the Continuing Company Employees shall be treated no less favorably in this respect than other similarly situated Employees of Parent or its affiliates who are covered under these same or similar plans. Notwithstanding the foregoing, if Parent or the Surviving Corporation or another affiliate of Parent (i) continues to maintain the Company's defined benefit pension plan (the "Company Pension Plan") on and after the Closing Date, or (ii) covers some or all of the Continuing Company Employees under an alternative defined benefit plan (an "Alternative Pension Plan"), then subject to applicable laws Parent shall cause the Company Pension Plan or such Alternative Pension Plan to count for benefit accrual purposes all prior service of the Continuing Company Employees that was counted for such purposes under the Company Pension Plan immediately prior to the Closing Date. Nothing in this Section 7.08(b), however, shall require that the Continuing Company Employees be given duplicative pension benefits with respect to service performed prior to the Closing Date.

    (c) Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Company Employees under any welfare benefit plan established to replace any Company welfare benefit plans in which such Continuing Company Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Continuing Company Employees and that have not be satisfied as of the Closing Date under any welfare plan maintained for the Continuing Company

Employees immediately prior to the Closing Date and (ii) provide each Continuing Company Employee with credit for any co-payments and deductibles paid within the same plan year as the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Continuing Company Employees are eligible to participate in after the Closing Date.

    Section 7.09 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

    Section 7.10 FURTHER ASSURANCES. (a) Each party will, and will cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to satisfy the conditions set forth in Article VIII and to consummate the Merger in accordance with the terms hereof.

    (b) The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination among themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in Section 8.01(d) or Sections 8.02(f) or (g). Accordingly, if the only conditions to the parties' obligations to consummate the Merger which are not satisfied or waived are receipt of any one or more of the Company Required Statutory Approvals or Parent Required Statutory Approvals, and the adoption of an alternative structure (that otherwise substantially preserves for Parent and the Company the economic benefits of the Merger and does not require any additional filings with, or authorizations, consents or approvals from, any Governmental Authority other than supplements or amendments to filings already made, to reflect such alternative structure) would result in such conditions being satisfied or waived, then the parties shall use their respective commercially reasonable efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided that, prior to the Closing, any such restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger, as applied to such alternative business combination, shall have been satisfied or waived. This susection shall not be construed as extending the Initial Termination Date (as it may otherwise be extended in accordance with Section 9.01(b)).

    Section 7.11 CORPORATE OFFICES. For a period of not less than 10 years subsequent to the Effective Time, the corporate headquarters of the Surviving Corporation shall be located in the State of Maine.

    Section 7.12 COMMUNITY INVOLVEMENT. After the Effective Time, Parent will permit the Surviving Corporation to make charitable contributions to the communities served by the Surviving Corporation and otherwise maintain a substantial level of involvement in community activities in the State of Maine that is similar to, or greater than, the level of contributions, community development and related activities currently carried on by the Company.

    Section 7.13 TRANSITION STEERING TEAM. As soon as reasonably practicable after the date hereof, Parent and the Company shall create a special transition steering team (the "Transition Steering Team"), with representation from Parent and the Company, that will develop recommendations concerning the future structure and operations of the Company after the Effective Time, subject to applicable law. The members of the Transition Steering Team shall be appointed by the Chief Executive Officers of Parent and the Company. The functions of the Transition Steering Team shall include (i) the direction of the exchange of information and documents between the parties, including as contemplated by
Section 7.01, and (ii) the development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate.

                                  ARTICLE VIII

                                   CONDITIONS

    Section 8.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

    (a) Shareholder Approval. The Company Shareholders' Approval shall have been obtained.

    (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, shall have expired or been terminated.

    (c) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

    (d) Statutory Approvals. The Company Required Statutory Approvals and Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time, and such approvals shall have become Final Orders (as defined below). A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

    Section 8.02 CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER. The obligation of Parent to effect the Merger shall be further subject to the satisfaction (or waiver by Parent), on or prior to the Closing Date, of each of the following conditions:

    (a) Performance of Obligations of the Company. The Company shall have performed in all material respects each of its agreements and covenants required by this Agreement to be so performed by the Company at or prior to the Closing.

    (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

    (c) Closing Certificates. Parent shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

    (d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in Section 4.06 of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof which could reasonably be expected to have a Company Material Adverse Effect.

    (e) MPUC Authorization. The Final Order or Orders of the MPUC in respect of the transactions contemplated by this Agreement shall not impose terms or conditions specifically in relation to the Merger which, in the reasonable judgment of Parent, could be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Surviving Corporation and its subsidiaries taken as a whole if the Merger were consummated.

    (f) 1935 Act Order. The Final Order or Orders of the SEC with respect to the Merger and the transactions contemplated by this Agreement and the subsequent registration of Parent as a holding company under the 1935 Act shall not impose terms or conditions which, in the reasonable judgment of Parent, would be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or the Surviving Corporation and its subsidiaries taken as a whole.

    (g) FERC Order. The Final Order or Orders of the FERC in respect of the transactions contemplated by this Agreement shall not impose terms or conditions specifically in relation to the Merger which, in the reasonable judgment of Parent, could be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or the Surviving Corporation and its subsidiaries taken as a whole.

    (h) Company Required Consents. The Company Required Consents shall have been obtained.

    Section 8.03 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of each of the following conditions:

    (a) Performance of Obligations of Parent. Parent shall have performed in all material respects each of its agreements and covenants required by this Agreement to be so performed by Parent at or prior to the Closing.

    (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

    (c) Closing Certificates. The Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

    Section 9.01 TERMINATION. This Agreement may be terminated, and the Merger and other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

    (a) by mutual written consent of the Boards of Directors of the Company and Parent;

    (b) by Parent or the Company, by written notice to the other parties hereto, if the Effective Time shall not have occurred on or before the date which is twelve (12) months from the date hereof (the "Initial Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing with respect to Company Required Statutory Approvals and/or Parent Required Statutory Approvals set forth in Section 8.01(d) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the 18th-month anniversary of the date hereof;

    (c) by Parent or the Company, by written notice to the other parties hereto, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof;

    (d) by Parent or the Company, if any federal or state law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or if any court of competent jurisdiction in the United States or any state in the United States shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable; (provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party that has not defended such lawsuit or other legal proceeding (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed));

    (e) by the Company upon ten (10) days' prior notice to Parent if the Board of Directors of the Company determines in good faith that termination of this Agreement is necessary for the Board of Directors of the Company to act in a manner consistent with its fiduciary duties to shareholders under applicable law by reason of an Alternative Proposal meeting the requirements of Section 6.02 having been made; provided that:

   (A) the Board of Directors of the Company shall determine based on advice of outside counsel with respect to the Board of Directors' fiduciary duties that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by Parent in negotiation entered into pursuant to clause
       (B) below, it is necessary pursuant to such fiduciary duties that the directors reconsider such commitment as a result of such Alternative Proposal, and

    (B) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger or other transactions contemplated hereby on such adjusted terms.

    (f) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (ii) there shall have been a material breach of any agreement or covenant of Parent hereunder, and such breach shall not have been remedied within twenty (20) days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied; or

    (g) by Parent, by written notice to the Company, if (i) there exist material breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) there shall have been a material breach of any agreement or covenant of the Company hereunder, and such failure to perform or comply shall not have been remedied within twenty (20) days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors of the Company (A) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated herein, (B) shall approve or recommend an Alternative Proposal, or (C) shall resolve to take any of the actions specified in clause
(A) or (B).

    Section 9.02 EFFECT OF TERMINATION. In the event of a valid termination of this Agreement by either the Company or Parent pursuant to Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that Section 7.09, Section 9.03, the agreement contained in the last sentence of Section 7.01, Section 10.08 and Section 10.09 shall survive the termination.

    Section 9.03 TERMINATION FEE; EXPENSES. (a) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.01(e) or (ii) any person or group shall have made an Alternative Proposal that has not been withdrawn and this Agreement is terminated by (A) Parent pursuant to Section 9.01(c) or Section 9.01(g)(iii) or (B) by the Company pursuant to
Section 9.01(b) and, in the case of this clause (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within one
(1) year after such termination, then the Company shall pay to Parent, by wire transfer of same day funds within five (5) business days after (x) such termination (in the case of clause (i)) or (y) such execution (in the case of clause (ii)), a termination fee of $9.0 million, plus an amount equal to all documented out-of-pocket expenses and fees incurred by Parent arising out of, or in connection with or related to, the Merger and other transactions contemplated hereby, not in excess of $1.5 million in the aggregate.

    (b) Nature of Fees. The parties agree that the agreements contained in this Section 9.03 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. The parties further agree that if any party is or becomes obligated to pay a termination fee pursuant to Section 9.03(a), the right to receive such termination fee shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation. If this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall be entitled to recover any additional amounts thereunder. Notwithstanding anything to the contrary contained in this Section 9.03, if one party fails to promptly pay to the other any fee or expense due under this
Section 9.03, in addition to any amounts paid or payable pursuant to such Section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank Boston in Boston, Massachusetts from the date such fee was required to be paid.

    Section 9.04 AMENDMENT. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Time, but after such approval only to the extent permitted by applicable law. This

Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 9.05 WAIVER. At any time prior to the Effective Time, Parent or the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE X

                               GENERAL PROVISIONS

    Section 10.01 NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.01, in Articles I and II and in Sections 7.04, 7.07, 7.08, 7.09, 7.11, 7.12, 7.13, 10.07, 10.08 and 10.09. Parent may
rely fully on the representations and warranties of the Company in Article IV hereof and on the accuracy of any schedule and the genuineness of any document attached hereto or referred to herein or delivered by the Company in connection with this Agreement, notwithstanding any due diligence investigation of the Company by Parent prior to the date hereof.

    Section 10.02 BROKERS. The Company represents and warrants that, except for Salomon Smith Barney Inc. whose fees have been disclosed to Parent prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for BMO Nesbitt Burns, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

    Section 10.03 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally,
(ii) sent by reputable overnight courier service, (iii) telecopied (which is confirmed), or (iv) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to the Company, to:

           Bangor Hydro-Electric Company
           33 State Street
           Bangor, ME 04401
           Attention: President
           Telephone: 207-941-6607
           Telecopy: 207-973-2965
       with a copy to:

           Winthrop, Stimson, Putnam & Roberts
           One Battery Park Plaza
           New York, New York 10004-1490
           Attention: David P. Falck, Esq.
           Telephone:  (212) 858-1000
           Telecopy:  (212) 858-1500

    (b) If to Parent, to:

           NS Power Holdings Incorporated
           P.O. Box 910
           Halifax, Nova Scotia
           Canada
           Attention:  Secretary and General Counsel
           Telephone:  902-428-6520
           Telecopy:  902-428-6171

       with a copy to:

           Fulbright & Jaworski LLP
           801 Pennsylvania Avenue, N.W.
           Washington, D.C. 20004-2615
           Attention:  Marilyn Mooney

           Telephone:  202-662-4678
           Telecopy:  202-662-4643

    Section 10.04 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, (ii) shall not be assigned by operation of law or otherwise, and (iii) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles.

    Section 10.05 INTERPRETATION. (a) When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," and whenever the phrase "to the knowledge of the Company" is used in this Agreement, it shall be deemed to be followed by the words "after due inquiry."

    (b) Notwithstanding the use of the phrase "could reasonably be expected to" with regard to any material qualifications in any of the representations or warranties in Article IV or Article V of this Agreement, such phrase shall be deemed not to apply to matters addressed by such representations and warranties that constitute facts and circumstances existing at the date of execution of this Agreement.

    Section 10.06 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    Section 10.07 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for
Article II and for rights of Indemnified Parties as set forth in Section 7.04, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    Section 10.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

    Section 10.09 ENFORCEMENT; SUBMISSION TO JURISDICTION; WAIVER. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

    (b) With respect to any dispute arising out of this Agreement or any of the transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company hereby irrevocably submits for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the courts referred to in susection (a) of this Section. Any service of process to be made in any action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.03. Each of Parent, Merger Sub and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.09, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum,
(B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

    IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       BANGOR HYDRO-ELECTRIC COMPANY

                                                       By:  /s/ Robert S. Briggs
                                                            -----------------------------------------
                                                            Name: Robert S. Briggs
                                                            Title:  President

                                                       NS POWER HOLDINGS INCORPORATED

                                                       By:  /s/ David McD. Mann
                                                            -----------------------------------------
                                                            Name: David McD. Mann
                                                            Title:  President and Chief Executive
                                                                    Officer

                                                       By:  /s/ Richard Smith
                                                            -----------------------------------------
                                                            Name: Richard Smith
                                                            Title:  Corporate Secretary and General
                                                                    Counsel

                                                                      APPENDIX B

[LOGO]

June 29, 2000

The Board of Directors
Bangor Hydro-Electric Company
33 State Street
Bangor, Maine 04401

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Bangor Hydro-Electric Company ("Bangor") of the Merger Consideration (defined below) provided for in the Agreement and Plan of Merger, dated as of June 29, 2000 (the "Merger Agreement"), by and between Bangor and NS Power Holdings Inc. ("NS Power"). As more fully described in the Merger Agreement, (i) a wholly owned subsidiary of NS Power will be merged with and into Bangor (the "Merger") and (ii) each outstanding share of the common stock, par value $5.00 per share, of Bangor ("Bangor Common Stock") will be converted into the right to receive $26.50 in cash (the "Merger Consideration"), subject to upward adjustment as specified in the Merger Agreement if the closing date of the Merger has not occurred within 12 months of the date of the Merger Agreement and all conditions to closing, other than certain governmental and regulatory approvals, have been satisfied or are capable of being satisfied.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Bangor and certain senior officers and other representatives and advisors of NS Power concerning the business, operations and prospects of Bangor. We examined certain publicly available business and financial information relating to Bangor as well as certain financial forecasts for Bangor and other information and data for Bangor which were provided to or otherwise discussed with us by the management of Bangor. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Bangor Common Stock; the financial condition and historical and projected earnings and other operating data of Bangor; and the capitalization of Bangor. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Bangor. In connection with our engagement, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of Bangor. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to Bangor provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Bangor that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments

The Board of Directors
Bangor Hydro-Electric Company
June 29, 2000
Page 2

of the management of Bangor as to the future financial performance of Bangor. We have assumed, with your consent, that in the course of obtaining the necessary regulatory approvals for the Merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Bangor. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bangor nor have we made any physical inspection of the properties or assets of Bangor. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Bangor or the effect of any other transaction in which Bangor might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to Bangor in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon delivery of this opinion. We and our affiliates have in the past provided investment banking services to Bangor unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Bangor and NS Power for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Bangor, NS Power and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Bangor in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Bangor Common Stock.

Very truly yours,

/s/ Salomon Smith Barney Inc.

SALOMON SMITH BARNEY INC.

                                                                      APPENDIX C

                             MAINE REVISED STATUTES
                   TITLE 13-A. MAINE BUSINESS CORPORATION ACT
                     CHAPTER 9. MERGERS AND CONSOLIDATIONS

SECTION 908. RIGHT OF SHAREHOLDERS TO DISSENT

    1. Except as provided in subsections 3 and 4, any shareholders of a domestic corporation, by complying with section 909, shall have the right to dissent from any of the following corporate actions:

       A. Any plan of merger or consolidation in which the corporation is participating; or

       B. Any sale or other disposition, excluding a mortgage or other security interest, of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in liquidation but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale; or

       C. Any other action as to which a right to dissent is expressly given by this Act.

    2. A shareholder may dissent as to less than all of the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    3. There shall be no right of dissent in the case of shareholders of the surviving corporation in a merger:

       A. If such corporation is, on the date of filing of the articles of merger, the owner of all the outstanding shares of the other corporations, domestic or foreign, which are parties to the merger, or

       B. If a vote of the shareholders of such surviving corporation was not necessary to authorize such merger.

    4. There shall be no right of dissent in the case of holders of any class or series of shares in any of the participating corporations in a merger or consolidation, which shares were, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the plan of merger or consolidation was to be voted on, either:

       A. Registered or traded on a national securities exchange; or

       B.  Registered with the Securities and Exchange Commission pursuant to section 12(g) of the Act of Congress known as the Securities Exchange Act of 1934, as the same has been or may hereafter be amended, being Title 15 of the United States Code Annotated, section 781(g); unless the articles of incorporation of that corporation provide that there shall be a right of dissent.

    5. The exceptions from the right of dissent provided for in subsection 3, paragraph B, and in subsection 4 shall not be applicable to the holders of a class or series of shares of a participating corporation if, under the plan of merger or consolidation, such holders are required to accept for their shares anything, except:

       A. Shares of the surviving or new corporation resulting from the merger or consolidation, or such shares plus cash in lieu of fractional shares; or

       B. Shares, or shares plus cash in lieu of fractional shares, of any other corporation, which shares were, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the plan of merger or consolidation was acted upon, either:

           (1) Registered or traded on a national securities exchange; or

           (2) Held of record by not less than 2,000 shareholders; or

       C. A combination of shares, or shares plus cash in lieu of fractional shares, as set forth in paragraphs A and B.

SECTION 909. RIGHT OF DISSENTING SHAREHOLDERS TO PAYMENT FOR SHARES

    1. A shareholder having a right under any provision of this Act to dissent to proposed corporate action shall, by complying with the procedure in this section, be paid the fair value of his shares if the corporate action to which he dissented is effected. The fair value of shares shall be determined as of the day prior to the date on which the vote of the shareholders, or of the directors in case a vote of the shareholders was not necessary, was taken approving the proposed corporate action, excluding any appreciation or depreciation of shares in anticipation of such corporate action.

    2. The shareholder, whether or not entitled to vote, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. No such objection shall be required from any shareholder to whom the corporation failed to send notice of such meeting in accordance with this Act.

    3. If the proposed corporate action is approved by the required vote and the dissenting shareholder did not vote in favor thereof, the dissenting shareholder shall file a written demand for payment of the fair value of his shares. Such demand:

       A. Shall be filed with the corporation or, in the case of a merger or a consolidation, with the surviving or new corporation; and

       B. Shall be filed by personally delivering it, or by mailing it via certified or registered mail, to such corporation at its registered office within this State or to its principal place of business or to the address given to the Secretary of State pursuant to section 906, subsection 4, paragraph B; it shall be so delivered or mailed within 15 days after the date on which the vote of shareholders was taken, or the date on which notice of a plan of merger of a subsidiary into a parent corporation without vote of shareholders was mailed to shareholders of the subsidiary; and

       C.  Shall specify the shareholder's current address; and

       D. May not be withdrawn without the corporation's consent.

    4. Any shareholder failing either to object as required by subsection 2 or to make demand in the time and manner provided in subsection 3 shall be bound by the terms of the proposed corporate action. Any shareholder making such objection and demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

    5. The right of a shareholder otherwise entitled to be paid for the fair value of his shares shall cease, and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim,

       A. If his demand shall be withdrawn upon consent, or

       B. If the proposed corporate action shall be abandoned or rescinded, or the shareholders shall revoke the authority to effect such action, or

       C. If, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or

       D. If no action for the determination of fair value by a court shall have been filed within the time provided in this section, or

       E. If a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section.

    6. At the time of filing his demand for payment for his shares, or within 20 days thereafter, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation or its transfer agent for notation thereon that such demand has been made; such certificates shall promptly be returned after entry thereon of such notation. A shareholder's failure to do so shall, at the option of the corporation, terminate his rights under this section, unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

    7. Within the time prescribed by this subsection, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice to each dissenting shareholder who has made objection and demand as herein provided that the corporate action dissented to has been effected, and shall make a written offer to each such dissenting shareholder to pay for such shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class. The notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer, and a profit and loss statement of such corporation for the 12 months' period ended on the date of such balance sheet. The offer shall be made within the later of 10 days after the expiration of the period provided in subsection 3, paragraph B, for making demand, or 10 days after the corporate action is effected; corporate action shall be deemed effected on a sale of assets when the sale is consummated, and in a merger or consolidation when the articles of merger or consolidation are filed or upon which later effective date as is specified in the articles of merger or consolidation as permitted by this Act.

    8. If within 20 days after the date by which the corporation is required, by the terms of subsection 7, to make a written offer to each dissenting shareholder to pay for his shares, the fair value of such shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within 90 days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares.

    9. If within the additional 20-day period prescribed by subsection 8, one or more dissenting shareholders and the corporation have failed to agree as to the fair value of the shares:

       A. Then the corporation may, or shall, if it receives a demand as provided in subparagraph (1), bring an action in the Superior Court in the county in this State where the registered office of the corporation is located praying that the fair value of such shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this State, such action shall be brought in the county where the registered office of the participating domestic corporation was last located. Such action:

           (1) Shall be brought by the corporation, if it receives a written demand for suit from any dissenting shareholder, which demand is made within 60 days after the date on which the corporate action was effected; and if it receives such demand for suit, the corporation shall bring the action within 30 days after receipt of the written demand; or,

           (2) In the absence of a demand for suit, may at the corporation's election be brought by the corporation at any time from the expiration of the additional 20-day period prescribed by subsection 8 until the expiration of 60 days after the date on which the corporate action was effected.

       B. If the corporation fails to institute the action within the period specified in paragraph A, any dissenting shareholder may thereafter bring such an action in the name of the corporation.

       C. No such action may be brought, either by the corporation or by a dissenting shareholder, more than 6 months after the date on which the corporate action was effected.

       D. In any such action, whether initiated by the corporation or by a dissenting shareholder, all dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State as in other civil actions, and shall be served by registered or certified mail, or by personal service without the State, on each dissenting shareholder who is a nonresident. The jurisdiction of the court shall be plenary and exclusive.

       E. The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, has satisfied the requirements of this section and is entitled to receive payment for his shares; as to any dissenting shareholder with respect to whom the corporation makes such a request, the burden is on the shareholder to prove that he is entitled to receive payment. The court shall then proceed to fix the fair value of the shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof.

       F. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares, except for any shareholder whom the court shall have determined not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

       G. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or not in good faith, it may in its discretion refuse to allow interest to him.

       H. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares, if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any party and shall exclude the fees and expenses of experts employed by any party, unless the court otherwise orders for good cause. If the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding, and may, in its discretion, award to any shareholder all or part of his attorney's fees and expenses; and

       I. At all times during the pendency of any such proceeding, the court may make any and all orders which may be necessary to protect the corporation or the dissenting shareholders, or which are otherwise just and equitable. Such orders may include, without limitation, orders:

           (1) Requiring the corporation to pay into court, or post security for, the amount of the judgment or its estimated amount, either before final judgment or pending appeal;

           (2) Requiring the deposit with the court of certificates representing shares held by the dissenting shareholders;

           (3) Imposing a lien on the property of the corporation to secure the payment of the judgment, which lien may be given priority over liens and encumbrances contracted after the vote authorizing the corporate action from which the shareholders dissent;

           (4) Staying the action pending the determination of any similar action pending in another court having jurisdiction.

    10. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

    11. The objection required by subsection 2 and the demand required by subsection 3 may, in the case of a shareholder who is a minor or otherwise legally incapacitated, be made either by such shareholder, notwithstanding his legal incapacity, or by his guardian, or by any person acting for him as next friend. Such shareholder shall be bound by the time limitations set forth in this section, notwithstanding his legal incapacity.

    12. Appeals shall lie from judgments in actions brought under this section as in other civil actions in which equitable relief is sought.

    13. No action by a shareholder in the right of the corporation shall abate or be barred by the fact that the shareholder has filed a demand for payment of the fair value of his shares pursuant to this section.

                              [FORM OF PROXY CARD]


PROXY                                                                    PROXY


                          BANGOR HYDRO-ELECTRIC COMPANY


                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                                OCTOBER 24, 2000


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Robert S. Briggs and Frederick S. Samp, or either of them, each with full power of substitution, proxies of the undersigned, to act for and to vote, as and to the extent specified, all shares of Bangor Hydro-Electric Company held by the undersigned at the special meeting to be held on October 24, 2000, at 10:00 A.M., local time, at the Pilot's Grill restaurant, Hammond Street, Bangor, Maine, and any adjournment thereof upon the matters set forth hereon and upon such other business that may properly come before the meeting or any adjournment thereof.


THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS AND TO THE EXTENT SPECIFIED BY THE UNDERSIGNED. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

                           (continued on reverse side)


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                               THIS IS YOUR PROXY.
                             YOUR VOTE IS IMPORTANT.


Regardless of whether you plan to attend the Special Meeting of Shareholders, you can be sure your shares are represented at the Meeting by promptly returning your proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.
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                              FOLD AND DETACH HERE

                                   PLEASE VOTE

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

1. Proposal to approve the Agreement and Plan of Merger    Please mark your
   dated as of June 29, 2000, by and among Bangor          vote as indicated in
   Hydro-Electric Company and NS Power Holdings            this example /X/
   Incorporated (subsequently renamed Emera
   Incorporated).



       FOR               AGAINST                ABSTAIN

       / /                 / /                    / /

             MARK HERE IF YOU PLAN TO ATTEND THE SPECIAL MEETING / /

Please date, sign exactly as name appears below, and return promptly in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. When signing for a corporation or partnership, please sign in that name and indicate your title.

The undersigned hereby also acknowledge(s) receipt of notice of said meeting and the related proxy statement.

                                          Dated: _________________________, 2000

                                          Signed:_____________________________

                                          Signed:_____________________________